UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
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ESSENTIAL PROPERTIES REALTY TRUST, INC.
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April 4, 2023

Dear Fellow Stockholder:

You are cordially invited to attend the 2023 annual meeting of stockholders of Essential Properties Realty Trust, Inc. The meeting will be held on Monday, May 15, 2023, at 9:30 a.m., Eastern Time, in a virtual meeting format only. The Annual Meeting will be accessible solely by means of remote communication.

The attached proxy statement, with the accompanying notice of the meeting, describes the matters expected to be considered and voted upon at the meeting. We urge you to review these materials carefully and to take part in the affairs of our company by voting on the matters described in the proxy statement.

Your vote is important. To attend and participate in the meeting, you will need to register with the control number included on the notice or proxy card at www.proxydocs.com/EPRT prior to 5:00 p.m., Eastern Time, on Sunday, May 14, 2023. Although you may vote online during the virtual annual meeting, we encourage you to vote via the internet, by telephone or by mail prior to the meeting, as outlined on your proxy card, to ensure that your shares are represented and voted. We look forward to your participation.

Sincerely,

Peter M. Mavoides
President and Chief Executive Officer

ESSENTIAL PROPERTIES REALTY TRUST, INC.

902 Carnegie Center Boulevard, Suite 520

Princeton, New Jersey 08540

(609) 436-0619

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 15, 2023

NOTICE IS HEREBY GIVEN that the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Essential Properties Realty Trust, Inc., a Maryland corporation (the “Company”), will be held on Monday, May 15, 2023, at 9:30 a.m., Eastern Time, in a virtual meeting format only. To be admitted to the Annual Meeting and vote your shares, you must register at www.proxydocs.com/EPRT by Sunday, May 14, 2023, at 5:00 p.m., Eastern Time (the “Registration Deadline”), and provide the control number as described in the notice or proxy card, which can be accessed at www.proxydocs.com/EPRT. After completion of your registration by the Registration Deadline, further instructions, including a unique link to access the Annual Meeting and vote during the meeting, will be emailed to you.

At the Annual Meeting, holders of shares of our common stock, $0.01 par value per share, will be asked to consider and vote upon the following proposals, all of which are discussed in greater detail in the accompanying Proxy Statement:

(1)

To elect eight (8) individuals to the Company’s Board of Directors (the “Board”), each to serve until the 2024 Annual Meeting of Stockholders and until their respective successors are duly elected and qualify;

(2)	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as more particularly described in the Proxy Statement;

(3)	To approve the Essential Properties Realty Trust, Inc. 2023 Incentive Plan;

(4)	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023; and

(5)	To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

Only stockholders of record at the close of business on March 24, 2023, the record date for the Annual Meeting, will be entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment thereof.

To make it easier for you to authorize a proxy to vote, internet and telephone proxy authorization are available. The instructions on the proxy card or voting instruction form describe how to use these convenient services.

BY ORDER OF THE BOARD OF DIRECTORS
Princeton, New Jersey April 4, 2023	Mark E. Patten Executive Vice President, Chief Financial Officer, Treasurer and Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 15, 2023. The Notice of Annual Meeting and Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2022 (which constitutes our annual report to stockholders) are available at www.proxydocs.com/EPRT.

ESSENTIAL PROPERTIES REALTY TRUST, INC.

PROXY STATEMENT

i

ii

2022 BUSINESS HIGHLIGHTS

We grew our net income, net income per share, AFFO(1) and AFFO per share significantly. We grew our net income in 2022 by $38.5 million, or 40%, versus 2021, net income per share by $0.17 per share, or 21%, versus 2021, and we grew our nominal AFFO in 2022 by $50.8 million, or 32%, versus 2021, and AFFO per share by $0.19 per share, or 14%, versus 2021.

We completed a record level of investments. In the fourth quarter of 2022, we completed $328.4 million of gross investments, at a weighted average cash cap rate of 7.5%, our highest level of quarterly investments in the Company’s history. For the full year 2022, we completed $937.4 million of gross investments in 299 properties in 112 transactions at a weighted average cash cap rate of 7.2%, the second highest level of annual gross investments in the Company’s history.

We maintained a strong balance sheet with conservative leverage and significant liquidity. As of December 31, 2022, our net debt-to-annualized adjusted EBITDAre(1) was 4.6x, and 100% of our debt was unsecured. As of December 31, 2022, our liquidity totaled approximately $671.5 million, including approximately $71.5 million in cash (including restricted cash available for future investment) and the $600.0 million available on our unsecured revolving credit facility.

We successfully accessed the debt and equity capital markets. We raised a total of $436.1 million in gross proceeds through one follow-on common equity offering and our “at the market” common equity distribution program (“ATM Program”). In August 2022, we completed an underwritten follow-on primary offering, selling 8,740,000 shares of our common stock for gross proceeds of $201.0 million. During the year ended December 31, 2022, we sold 9,794,137 shares of common stock under our ATM Program, at a weighted average price per share of $24.00, generating $235.1 million in gross proceeds. In July 2022, we completed a $400.0 million term loan maturing in January 2028.

We continued to strengthen and diversify our portfolio. As of December 31, 2022, our total gross investment in real estate was approximately

$4.1 billion, representing 1,653 properties (including 153 properties that secure loans receivable) operated by 350 tenants, as compared to $3.4 billion, representing 1,451 properties (including 126 properties that secure loans receivable) operated by 311 tenants, as of December 31, 2021. Our top ten tenants collectively accounted for less than 18% of our annualized base rent, with our largest tenant accounting for just 3.4%, as compared to 19.7% and 3.3% as of December 31, 2021. As of December 31, 2022, our weighted average lease term was 13.9 years, our weighted average rent coverage ratio was 4.0x and our portfolio was 99.9% leased.

We increased our dividend. Our annualized dividend for the three months ended December 31, 2022 of $1.10 per share of common stock represents an increase of $0.06 per share, or approximately 5.8%, over our annualized dividend for the three months ended December 31, 2021.

We advanced our ESG strategy, including our ability to address sustainability measures. Our ESG accomplishments during 2022 include the following:

Governance: Our Nominating and Corporate Governance Committee amended its charter to memorialize its oversight of our ESG program, including meeting with management at least quarterly, we adopted or amended key governance policies including the addition of a Vendor Code of Conduct and a Human Rights Policy, and we issued our inaugural Corporate Responsibility Report (published in March 2023).

Environmental: We hired a Director of Sustainability and entered into a strategic sustainability partnership with Budderfly Inc. (“Budderfly”) to help implement our sustainability initiatives. Approximately 80% of the properties we acquired in 2022 were leased under our updated standard lease form (our “Green Lease”), providing us with the contractual right to implement energy efficient upgrades at those properties.

Social: We continued to include all of our employees in the annual evaluation for participation in our equity incentive plan, thereby ensuring that 100% of our employees are stockholders in our Company, thus aligned with all of our other stockholder’s interests.

(1)	Non-GAAP financial measure. See Annex A for a reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

CORPORATE RESPONSIBILITY

At Essential Properties Realty Trust, Inc., we believe that responsible and effective corporate governance, a positive corporate culture, good corporate citizenship, and the promotion of sustainability initiatives are critical to our ability to create long-term stockholder value. We are committed to conducting our business in accordance with the highest ethical standards. We take our responsibilities to all of our stakeholders, including our stockholders, creditors, employees, tenants, and business relationships, very seriously. We are dedicated to being trusted stewards of capital and also providing our employees with a rewarding and dynamic work environment.

Overall, our commitment to Environmental, Social and Governance (“ESG”) initiatives and our strategy for pursuing the goals we’ve established to demonstrate that commitment are based on the following key tenets:

•

Accountability and Transparency. Our Board and our management team are committed to strong corporate governance. As stewards of our stockholders’ capital, we are committed to accountability and transparency regarding our ESG efforts;

•	Reducing our Carbon Footprint. Implement sustainability upgrades at our corporate headquarters and our income properties to reduce our carbon footprint;

•

Expanding our Relationships with our Tenants through Sustainability. Implement sustainability upgrades at our properties to positively impact our tenants’ operations and prospects for success and reduce our carbon footprint; and

•

Our People are EPRT. Our diversity is our strength, creating an inclusive work environment is our culture, and our employees are all owners in our Company, thus our employees are aligned with our fellow stockholders.

Our ESG goals include the following:

•

Oversight. Maintain strong oversight and visibility over our ESG strategy and initiatives led by our independent and experienced Board, and specifically our Nominating and Corporate Governance Committee as well as our Audit Committee;

•

Reporting. Publish an annual Corporate Responsibility Report, aligned with the guidance from the Sustainability Accounting Standards Board and The Financial Stability Board Task Force on Climate-related Financial Disclosure indices;

•	Measurement. Establish the carbon footprint of our portfolio, specifically our Scope 3 emissions, as we have immaterial Scope 1 and 2 emissions;

•	Structure. Continue to enhance our robust cybersecurity program including using third-party experts to manage our IT infrastructure and conduct vulnerability testing;

•

Engagement. Engage with our tenants to increase our understanding of their sustainability initiatives, expand our tenant engagement and understand how we can continue to contribute to our tenants’ operational effectiveness;

•	Implementation. Implement energy efficiency upgrades throughout our income property portfolio;

•	Equity. Continue to invest in our employees through our benefit programs and incentive structures while maintaining our alignment with our stockholders;

•	Diversity. Continue to ensure that diversity is at the forefront of our hiring practices and maintained as a key input to our operations; and

•	Inclusion. Maintain our annual employee survey process to promote consistent engagement with our team and our understanding of our work environment and opportunities for improvement.

Corporate Governance Practices

Our approach to ESG begins with strong corporate governance. We believe that the structure of our Board, its policies and practices and its oversight role are the overarching indicators of our commitment to accountability regarding ESG. We are committed to managing our Company for the benefit of all of our stakeholders and achieving long-term stockholder value. Maintaining effective corporate governance is a critical component of our Company.

Importantly, we have a Board that is diverse and independent, notably including, but not limited to, these key attributes:

•	Independence: Nearly 90% (all but one director) of our Board is comprised of independent directors.

•	Tenure: We value board refreshment, and as of December 31, 2022 the average tenure of our Board members is less than 4 years.

•	Diversity: We demonstrably value gender and racial/ethnic diversity on our Board; nearly 40% of our Board is female and 13% (one director) represent an ethnic minority.

We value diversity, not simply gender or minority representation, but experience and professional qualifications. Our Board leads by example in our ESG efforts.

The following are additional elements of our corporate governance that are key considerations underlying our commitment to ESG:

•	We Have an Independent Non-Executive Board Chairman. We separate the roles of Chairman and Chief Executive Officer and have an independent non-executive Chairman of the Board.

•	Our Board Committees Are Fully Independent. Each member of our Audit, Compensation and Nominating and Corporate Governance Committees is an independent director.

•	Our Independent Directors Meet Without Management. Our independent directors hold regular executive sessions without management present.

•	We Do Not Have a Staggered Board. We hold annual elections for all our directors and we may not classify our Board without stockholder approval.

•

We Have an Active and Engaged Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee plays an active role in managing our corporate governance and our risk management function, including environmental and sustainability initiatives, and developing, adopting and monitoring our corporate policies, processes and procedures in compliance with applicable rules and regulations of the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”).

•	We Assess Board Performance. We conduct annual assessments of our Board and Board committees.

•

Whistleblower Protection. We have implemented and updated our “whistleblower” policy that allows directors, officers and employees to file reports on a confidential and anonymous basis regarding issues of impropriety, violations of law, violations of corporate or other policies, or unethical business practices.

•

Our Stockholders Have the Authority to Amend our Bylaws. In November of 2020, we adopted amended and restated bylaws that permit stockholders, by the affirmative vote of a majority of the votes entitled to be cast on the matter, to amend our bylaws, which power was previously vested exclusively in our Board.

Ethical Business Practices. Our Board has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics (which are available on our website) that applies to all of our officers, directors and employees. In addition, we have adopted other business and workplace policies that apply to all of our directors, officers, employees, vendors and service providers that seek to create a culture that values high ethical standards, including integrity, honesty, transparency and compliance with applicable laws, rules and regulations. In addition, the following policies, all of which are available on our website, also reflect our commitment to ethical business practices:

•	Whistleblower Policy;

•	Insider Trading Policy;

•	Human Rights Policy;

•	Executive Compensation Clawback Policy; and

•	Vendor Code of Conduct.

Transparency in our Reporting and Disclosures. We are committed to being a leader in providing detailed public disclosure about our business, promoting transparency and accountability. Our commitment to robust and transparent disclosures includes, but is not limited to, our filings with the SEC, our quarterly earnings releases and the associated supplemental information reporting packages, our corporate responsibility report and our investor presentations. In 2022, we were awarded with the Gold level Communications and Reporting Excellence award (the “CARE Award”) for small cap REITs from the National Association for Real Estate Investment Trusts (“NAREIT”). NAREIT’s CARE Award, which evaluates a company’s online presence, filings with the Securities and Exchange Commission and investor relations activities, recognizes publicly traded REITs that interact most effectively with their investors online, in writing and orally, as well as that provide their investors with the most comprehensive, clearly articulated and useful information in the most efficient manner.

Investor Engagement. We value investor input and are committed to maintaining an active dialogue with our investors through extensive outreach. During 2022, we held over 165 virtual or face-to-face meetings with investors in connection with or in addition to attending 11 industry/REIT conferences.

Stock Ownership Guidelines. We have adopted a stock ownership policy applicable to our executive officers and independent directors under which each individual is expected to maintain beneficial ownership of shares of our common stock (including securities convertible into or exercisable or exchangeable for common stock) with a value equal to a specified multiple of their annual base cash compensation.

No Hedging or Pledging. We have policies that prohibit our officers, directors and employees from hedging their investment in our stock, and prohibit our directors and executive officers from pledging or otherwise encumbering their investment in our securities as collateral for indebtedness.

Opted out of MUTA. We have opted out of certain provisions of the Maryland General Corporation Law that may make it more difficult for or prevent a change in control. We have opted out of the control share acquisition and the business combination statutes in the Maryland General Corporation Law, and we may not opt back into these without stockholder approval. In addition, we are prohibited from adopting certain takeover protections, including classifying the Board, without first obtaining stockholder approval.

No “Poison Pill.” We do not maintain a stockholder rights plan (commonly referred to as a “poison pill”). We will not adopt one in the future without (a) the approval of our stockholders or (b) seeking ratification from our stockholders within 12 months after adoption of the plan if the Board determines, in the exercise of its duties under applicable law, that it is in the Company’s best interest to adopt a rights plan without the delay of seeking prior stockholder approval.

Risk Management Oversight. One of the key responsibilities of our Board is informed oversight of our risk management process. Our Board administers this oversight function directly, with support from its four standing committees, the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Investment Committee, each of which is comprised solely of non-employee, independent directors and addresses risks specific to its respective areas of oversight.

Audit Committee. The principal functions of our Audit Committee include oversight relating to:

•	The integrity of our financial statements;

•	Our compliance with legal and regulatory requirements;

•	The evaluation of the qualifications and independence of our independent registered public accounting firm;

•	The performance of our internal audit function; and

•	The compliance of our reporting with regard to ESG matters.

The Audit Committee is also responsible for engaging, evaluating, compensating and overseeing an independent registered public accounting firm charged with auditing our financial statements, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal controls over financial reporting.

Compensation Committee. The principal functions of our Compensation Committee include:

•

Assisting the independent directors in discharging the Board’s responsibilities relating to compensation of the Company’s executive officers and directors and approving individual executive officer compensation intended to attract, retain and appropriately reward employees in order to motivate their performance in the achievement of the Company’s business objectives and align their interests with the long-term interests of the Company’s stockholders; and

•	Reviewing and recommending to the Board compensation plans, policies and programs.

Nominating and Corporate Governance Committee. The principal functions of our Nominating and Corporate Governance Committee include:

•	Identifying, evaluating and recommending individuals qualified to become members of the Board;

•	Selecting, or recommending that the Board select, the director nominees to stand for election at each annual meeting of stockholders or to fill vacancies on the Board;

•	Developing and recommending to the Board a set of corporate governance guidelines applicable to the Company;

•

Direct oversight of the Company’s ESG strategy and implementation of initiatives, including but not limited to, the Company’s commitment to environmental stewardship and sustainability, corporate social responsibility and effective corporate governance; and

•	Overseeing the annual performance evaluation of the Board and its committees and management.

In addition, the Nominating and Corporate Governance Committee monitors our overall risk management process at an enterprise level, and periodically evaluates various risks and the processes in place to monitor and mitigate such risks, including portfolio risks, operational risks, balance sheet risks and human capital risks. As a part of its oversight function, the Nominating and Corporate Governance Committee also reviews quarterly management reports addressing various matters including ESG and governance matters, and our progress in achieving related objectives.

Investment Committee. The principal functions of our Investment Committee include:

•

Evaluating and approving investments which exceed management’s standard financial authority based on the total dollar value of the transaction or fall outside of the standard type of investment provided for in the standard financial authorities.

Environmental Sustainability

We recognize that our commercial real estate assets can substantially impact the environment and the health and safety of building occupants. We believe that being aware of and addressing these issues are important aspects of maintaining a successful and sustainable business. Our commitment to environmental stewardship starts at our corporate headquarters in Princeton, New Jersey, and extends to our portfolio of income-producing properties, our investment and leasing practices, and to our tenants. We are committed to expanding and enhancing our efforts to incorporate sustainability initiatives in our corporate governance and applicable business processes, including underwriting our investments, asset management activities, and disclosure and reporting practices.

Our position on sustainability is that reducing our carbon footprint and, where possible, that of our tenants is a strategic imperative, not simply because we believe it’s the right thing to do, but because we believe it is consistent with our core business objective of maximizing stockholder value and it also provides opportunities for us to help our tenants produce operating efficiencies and customer attraction opportunities. We are committed to environmental stewardship and operating our business in a sustainable manner. Accordingly, our investment, leasing and asset management practices are informed by our commitment to operate in a sustainable manner that we believe will support long-term value.

We are focused on advancing and continuing to develop our sustainability agenda.

Our Properties. As a net-lease REIT, we do not control the day-to-day operations and activities at our properties that are leased to tenants. Generally, our tenants have exclusive control over, and the ability to institute energy conservation and environmental management programs at, our properties. While we are not able to mandate the sustainability practices of our tenants, our leases generally require our tenants to fully comply with all applicable environmental laws, rules and regulations, and our asset management department actively monitors our properties in an effort to ensure that tenants are meeting their obligations with respect to environmental matters. Prior to acquiring a property, we obtain a Phase I environmental site assessment to seek to identify any environmental issues and structure the related lease accordingly.

Our Green Lease. The properties in our portfolio are generally leased to our tenants under long-term triple net leases, which give our tenants exclusive control over and the ability to institute energy conservation and environmental management programs at our properties. In December 2021, we modified our standard lease form, which we use in our sale-leaseback transactions, to provide us with the contractual right to make sustainability improvements to our properties and to require our tenants to periodically provide us, at least annually, with information regarding their resource consumption, such as electricity and water usage. We believe that being aware of and, to the extent that we are able, addressing environmental issues are important aspects of maintaining a business that is successful and sustainable over the long-term. Accordingly, we believe that supporting our tenants’ efforts to implement sustainability initiatives enhances their operations and prospects for success and therefore our own. As of December 31, 2022, approximately 80% of our 299 new property investments in 2022 were leased subject to our Green Lease.

Sustainability Partnership. In September 2022, we entered into a partnership with Budderfly, a growing Energy-Efficiency-as-a-Service (“EEaaS”) provider in the United States. The Essential Sustainability Partnership intends to deploy significant energy infrastructure improvements aimed to improve the energy efficiency at our buildings and to deliver operating savings to our tenants through a guaranteed monthly utility usage reduction. Through the Essential Sustainability Partnership, we will invest capital in energy-efficient technologies and equipment upgrades that Budderfly will install and manage at no cost to our tenants. A 6% energy cost savings per month is passed through to the tenant. The sustainability upgrades will include, but are not limited to: the installation of LED lighting and lighting controls, higher efficiency HVAC units along with HVAC controls and monitoring, refrigeration controls and monitoring, solar solutions, and net metering and controls through Budderfly’s Facility Smart Grid System. As part of the Essential Sustainability Partnership, for each agreement our tenants enter into with Budderfly and for which we invest the capital for the energy efficiency upgrades, Budderfly will identify, apply for and obtain payments, grants, credits or similar financial incentives related to the upgrades which will contribute to the return we achieve on our investment.

Our Headquarters. In addition to assisting our tenants with their sustainability initiatives, we recognize that our Company has a direct carbon footprint at space occupied by us that we are committed to reducing. We emphasize sustainability at our corporate headquarters, lease space in a building that is certified under the EPA’s Energy Star certification program and implement sustainability measures that seek to reduce our environmental impact and carbon footprint, such as:

•	Using energy efficient lighting and automated lighting control systems;

•	Minimizing HVAC and heating run times;

•	Maintaining an active single-stream recycling program for paper, plastic and cans;

•	Purchasing Energy Star certified computers, monitors and printers;

•	Using Energy Star power management settings on our computers and monitors;

•	Disposing all ink cartridges utilizing the manufacturer’s recycling program; and

•	Providing water dispensing machines and eliminating the use of plastic and styrofoam cups and plastic water bottles.

Corporate Culture and Employees

We seek to provide a dynamic and rewarding work environment that promotes the retention and career development of our employees and is a differentiating factor in our ability to attract new talent. We strive to offer our employees attractive and equitable compensation, regular opportunities to participate in professional development activities, outlets for civic engagement, and reasonable flexibility to allow a healthy work-life balance. Our employees further our commitment to social responsibility through their efforts to become involved in outside organizations that promote education, environmental and social well-being.

We are committed to maximizing value for our stockholders and believe it’s essential for all of our employees to be aligned in that commitment. For that reason, all of our employees participate annually in our equity incentive program. All of our employees are, or will have the opportunity to become, stockholders in EPRT.

We have built a diverse and inclusive culture that encourages, supports and celebrates our employees’ diverse voices and experiences. We believe a diverse employee base enhances our execution as a company, encourages innovative thinking, and increases alignment with our tenants and the community around us. The following charts highlight our workforce diversity as of December 31, 2022:

Diversity, equity and inclusion are key to executing our business plan and generating differentiated results. Women comprise 43% of our employees and hold approximately 47% of our management positions, providing significant leadership at our company, and minorities comprise approximately 23% of our employees and 18% of our management team.

We value equal opportunity in the workplace and fair employment practices. We have a talented and diverse group of employees, and we are committed to maintaining an inclusive and rewarding work environment. Among the programs and benefits that we offer employees are:

•	Competitive market-based compensation;

•	We cover nearly 100% of the cost of health benefits for each employee as part of providing comprehensive medical, dental and vision insurance for all employees and their families;

•	A 401(k) plan with a matching contribution of 100% up to 6% of amounts deferred;

•	We utilize a “personal time off” (or PTO) program for our employees, which allows for, at a minimum, four weeks of paid time off per year per employee;

•	Access to a free onsite gym;

•	Continuing education reimbursement;

•	Paid internship program; and

•	Ten paid company holidays.

Our commitment to maintaining a positive work environment extends beyond offering attractive compensation and opportunities for professional development. We actively promote a dynamic and inclusive work environment by:

•

Employee Engagement. We hold weekly all-hands staff meetings at our corporate headquarters, where developments in, and objectives of, our business are broadly communicated. After each quarter, we hold a company-wide meeting, where we summarize overall corporate achievements and acknowledge significant employee contributions. At our weekly and quarterly meetings, all employees are encouraged to provide input into the development of our business and voice any suggestions or concerns that they may have.

•

Team Building. We believe that fostering a collegial work environment is an important element of driving long-term success. Accordingly, we strive to develop a supportive work environment through various events, such as Company-sponsored sports teams, an annual summer outing and a holiday celebration near year end, which are designed to foster an increasing level of collegiality among our employees and develop a shared sense of mission.

•

Civic Engagement. We are committed to improving the community around us, and we believe that giving back is an important part of being a responsible corporate citizen. We actively support many organizations in the greater Princeton, New Jersey area surrounding our corporate headquarters, and we encourage our employees to volunteer with organizations that are meaningful to them. We have been proud to support organizations such as:

•	The Capital Area YMCA;

•

The Victor Green Foundation (an organization that provides opportunity for underserved youth, by focusing on teaching and encouraging the value of continuing education, physical fitness and wellness and a positive character);

•	Better Beginnings Child Development Center (an organization that provides affordable childcare for working parents); and

•	Alex’s Lemonade Stand Foundation (an organization that seeks to cure childhood cancer and support families with children battling cancer).

GOVERNANCE

Proposal No. 1—Election of Directors

The number of directors that serve on the Board is currently set at eight and may be fixed from time to time by the Board in the manner provided in the Company’s bylaws, except that the total number of directors may never be fewer than one or, unless our Bylaws are amended, more than fifteen (15). In accordance with the Company’s bylaws and Maryland law, directors are elected to serve until the next annual meeting of stockholders and until their successors are duly elected and qualify or until their earlier removal, resignation or death. Mr. Bossidy, an independent member of our Board, serves as its non-executive Chairman. Our Board has the following four standing committees, each of which is comprised entirely of independent directors: Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Investment Committee.

Director Nominees

Name	Age	Positions Held with the Company	Director of the Company Since	Committee Memberships(1)	Other Public Company Boards
Paul T. Bossidy	62	Chairman of the Board	2018	C	0
Joyce DeLucca	58	Director	2018	C, I	0
Scott A. Estes	52	Director	2018	A	2
Peter M. Mavoides	56	President, Chief Executive Officer and Director	2018		0
Lawrence J. Minich	75	Director	2020	A, NCG, I	0
Heather L. Neary	47	Director	2020	NCG, C	0
Stephen D. Sautel	54	Director	2018	NCG	0
Janaki Sivanesan	51	Director	2020	A, NCG, I	1

(1)	A = Audit Committee; C = Compensation Committee; NCG = Nominating and Corporate Governance Committee; I = Investment Committee

Each of the eight director nominees listed above currently serves as a director of the Company, and their biographies can be found below under “—Biographical Information Regarding the Board.” Each director was elected to our Board by our stockholders at our 2022 Annual Meeting of Stockholders. Each of the eight director nominees was recommended by the Nominating and Corporate Governance Committee and nominated by the Board to stand for election at the Annual Meeting.

In selecting director nominees, the Board seeks to monitor the mix of experience, qualifications, attributes and skills of its members in order to ensure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure. For more information about the qualifications and skills of each of the director nominees, see “—Background and Experience of Directors.”

Vote Required

The affirmative vote of a plurality of all the votes cast at the Annual Meeting is required for the election of a nominee as a director. This means the eight nominees receiving the greatest number of votes will be elected. Stockholders of the Company are not permitted to cumulate their votes for the election of directors. Unless contrary instructions are given, shares represented by duly authorized proxies solicited by the Board will be voted FOR the election of each of the nominees named above. If any person named as a nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, proxies will be voted for a replacement nominee designated by the Board or, in the event no such designation is made, proxies will be voted for a lesser number of nominees. At this time, the Board knows of no reason why any of the nominees listed above may not be able to serve as a director if elected.

Board Recommendation

The Board unanimously recommends that you vote “FOR” the election of each of the nominees named above.

Board Refreshment and Key Board Characteristics

Our Board is committed to periodic board refreshment, which we believe promotes effective board structure and composition. We seek to add directors who contribute to diversity of background, expertise, perspective, age, gender and ethnicity.

Since January 2020, we have elected each of Lawrence J. Minich, Heather L. Neary and Janaki Sivanesan to our Board. These new directors add expertise, perspective, and age and gender diversity. With the addition of these new members, our Board has the following key characteristics:

Diverse: 38% of our Board is female.

Independent: Seven of our eight directors (i.e., all of our directors other than our Chief Executive Officer), or 88%, are independent.

Refreshed: Three directors were elected as recently as January 2020.

Young: 75% of our directors are in their 50s or younger.

Biographical Information Regarding the Board

Set forth below is biographical information for each director nominee, each of whom currently serves as a director of the Company.

Paul T. Bossidy. Mr. Bossidy has served as the chairman of our Board since 2018. Mr. Bossidy is President and Chief Executive Officer of Patripabre Capital LLC, in Ridgefield, Connecticut, and provides consulting services to companies in the financial services industry. From 2015 to 2019, Mr. Bossidy served on the board of directors of Berkshire Hills Bancorp, Inc., a bank holding company that is the parent of Berkshire Bank with branches throughout New England. Mr. Bossidy previously served as President and Chief Executive Officer of Clayton Holdings LLC (“Clayton”) from 2008 to 2014, when it was acquired by Radian Group, Inc. Prior to joining Clayton, Mr. Bossidy was a Senior Operations Executive at Cerberus Capital Management LP, a real estate investment fund, from 2006 to 2008. Prior to that, Mr. Bossidy served in various executive appointments for General Electric Company from 1993 to 2006, including General Manager of Corporate Business Development, President of the Refrigerator Product Line within GE Appliances Division, President and Chief Executive Officer of GE Lighting (North America), President and Chief Executive Officer of GE Vendor Financial Services, President and Chief Executive Officer of GE Commercial Equipment Financing and President and Chief Executive Officer of GE Capital Solutions Group. From 2001 to 2006, while Chief Executive Officer of GE Commercial Equipment Financing, Mr. Bossidy was also responsible for GE Franchise Finance, a lender for the franchise finance market, which operated a large triple-net lease real estate business. He is a Certified Public Accountant and a Certified Six Sigma Black Belt. Mr. Bossidy received a B.A. from Williams College, a Masters in Accounting from New York University and an M.B.A. with concentrations in Finance and Marketing from Columbia University Graduate School of Business.

Joyce DeLucca. Ms. DeLucca has served as a director since 2018. Ms. DeLucca is a Partner of BD Capital Management LLC, a private investment firm focusing on performing and distressed commercial real estate. Until December 2020, Ms. DeLucca was Managing Director at Hayfin Capital Management, LLC, a private investment firm focusing on direct lending, special opportunities, high yield credit and securitized credit.

Ms. DeLucca joined Hayfin in January 2018, when Hayfin acquired Kingsland Capital Management LLC. Kingsland was an investment manager specializing in collateralized loan obligations and leveraged credit that was founded by Ms. DeLucca in January 2005, and where she served as Managing Principal and Chief Investment Officer. Ms. DeLucca’s career spans 32 years in the debt capital markets, including management of high yield, leveraged loan, distressed and mezzanine assets. Prior to establishing Kingsland, Ms. DeLucca was a Managing Principal at Katonah Capital, an asset manager focusing on leveraged loans and high yield bonds, from 2000 to 2004. Previously, Ms. DeLucca was a Managing Director at Chase Manhattan Bank, where she co-founded Octagon Credit Investors, from 1995 until 1999. Ms. DeLucca was also a Portfolio Manager and Investment Advisor at Fisher Brothers from 1989 to 1995, where she focused on distressed and high yield investing. She began her career as a trader and analyst with Bernstein Macaulay’s high yield bond and mortgage-backed securities divisions, where she was employed from 1986 to 1989. Ms. DeLucca served on the Regulatory and Board Nominating Committees of the Loan Sales and Trading Association from 2006 to 2010. She received a B.S. in Finance from Ithaca College in 1986 and is a CFA charterholder.

Scott A. Estes. Mr. Estes has served as a director since 2018. Mr. Estes served as Executive Vice President-Chief Financial Officer of Welltower Inc. (“Welltower”), a NYSE-listed, S&P 500 constituent REIT focused on healthcare infrastructure, from January 2009 to October 2017. Mr. Estes served as Senior Vice President and Chief Financial Officer of Welltower from March 2006 to January 2009 and as Vice President of Finance of Welltower from April 2003 to March 2006. From January 2000 to April 2003, Mr. Estes served as a Senior Equity Research Analyst and Vice President with Deutsche Bank Securities, a financial services firm, with primary coverage of the Healthcare REIT and Healthcare Services industry sub-sectors. Previously, Mr. Estes served as a Vice President of Bank of America Securities from January 1998 through December 1999 and as an Associate Analyst and Vice President at Morgan Stanley from March 1994 through December 1997. Mr. Estes is a member of the board of trustees of JBG Smith Properties, a NYSE-listed REIT that owns, operates, invests in and develops a mixed-use portfolio of office, multifamily and retail assets concentrated in leading urban infill submarkets in and around Washington, DC, where he serves as the chairman of the Audit Committee. Since August 2022, Mr. Estes has served on the board of directors of American Healthcare REIT, Inc., a non-traded, public real estate investment trust that owns and manages a portfolio of healthcare real estate assets, where he serves as a member of the Audit Committee. Mr. Estes received his B.A. in Economics in 1993 from The College of William and Mary.

Peter M. Mavoides. Mr. Mavoides has been our President and Chief Executive Officer since 2018, and he held similar positions since March 2016 at Essential Properties Realty Trust LLC (“EPRT LLC”), which became our operating partnership in connection with our June 2018 initial public offering. From September 2011 through February 2015, Mr. Mavoides was the President and Chief Operating Officer of Spirit Realty Capital, Inc. (“Spirit”), an NYSE-listed REIT that invests primarily in single-tenant, net leased real estate. While at Spirit, Mr. Mavoides was instrumental in transforming that company from a private enterprise, with approximately $3.2 billion of total assets and 37 employees at the time of its September 2012 initial public offering, to a public company with approximately $8.0 billion of total assets and over 70 employees at the time of his departure in February 2015. During his tenure at Spirit, Mr. Mavoides chaired the company’s investment committee and led the team that created the infrastructure that acquired over 150 separate investments with an aggregate purchase price of nearly $2.0 billion and an average investment per property of $2.6 million over a period of approximately three years. Mr. Mavoides previously worked for Sovereign, as its President and Chief Executive Officer, from May 2003 to January 2011. Sovereign is a private equity firm that focuses on investment opportunities relating to long-term, net-leased real estate. While at Sovereign, Mr. Mavoides developed and implemented a business plan pursuant to which Sovereign grew from a startup to a leading investor focused on single-tenant, net leased properties, and he implemented an investment strategy pursuant to which over $1.0 billion was invested in net lease transactions. During his tenure at Spirit and Sovereign, Mr. Mavoides was instrumental in structuring the investment of approximately $4.0 billion in net lease assets. Prior to joining Sovereign, Mr. Mavoides was employed by Eastdil Realty, a subsidiary of Wells Fargo Bank, and worked in the banking group at Citigroup, where he focused on the structuring of sale-leaseback transactions. Mr. Mavoides received a B.S. from the United States Military Academy and an M.B.A. from the University of Michigan.

Lawrence J. Minich. Mr. Minich has served as a director since 2020. Mr. Minich retired in 2019 as an executive officer of Hotshine Holdings, Inc. (d/b/a Mister Car Wash), a private equity-backed company that went public on the NYSE in June 2021. Mister Car Wash is one of the largest car wash operators in the United States. Mr. Minich served as the company’s Chief Financial Officer from 1999-2013, at which time he relinquished that position as part of the company’s management succession plan, and from 2014-2019 he served as a Vice President of and Special Advisor to Mister Car Wash. During that later period, Mr. Minich continued to work with the company’s acquisition team in evaluating and negotiating acquisitions, including the sourcing and negotiation of sale-leaseback transactions. He also served on the company’s investment committee and as an advisor to senior management on strategic, operational and administrative matters. Prior to his affiliation with Mister Car Wash, Mr. Minich worked as a financial consultant from 1997-1999 and served as Senior Vice President & Treasurer of Blue Coral, Inc., a privately held manufacturing company in the automotive aftermarket, from 1981-1996, when the company was sold to Quaker State Oil. Earlier in his career, from 1970-1981, Mr. Minich worked in the audit department of Arthur Andersen & Co. Mr. Minich received his B.S. in Accounting from the University of Akron in 1970 and his CPA certificate in 1972.

Heather L. Neary. Ms. Neary has served as a director since 2020. Ms. Neary has served as Brand President/KBP Bells for KBP Brands, a large franchisor of Taco Bell, KFC and Arby’s operating properties, since March 2021. From November 2015 through January 2021, Ms. Neary was the President of Auntie Anne’s, a leading soft pretzel franchisor, with more than 1,800 locations in 48 states and over 25 countries. Ms. Neary joined Auntie Anne’s in 2005 and held positions of increasing responsibility, including Vice President, Global Marketing immediately prior to her promotion to President in 2015. During her tenure at Auntie Anne’s, Ms. Neary was responsible for various functions, including overseeing marketing, communications, operations, research and development, product innovation and the franchisee leadership team. Prior to joining Auntie Anne’s, Ms. Neary held roles in marketing and as a managing editor for a business magazine. In addition to her commercial activities, Ms. Neary serves on the Board of Directors for the National Restaurant Association and on the Board of Directors for Women’s Foodservice Forum. She also serves on the Board of Advisors for Penn State Harrisburg and the Advisory Board for Alex’s Lemonade Stand Foundation. Ms. Neary received a B.A. from Millersville University in 1999 and an M.B.A. from Penn State University in 2009.

Stephen D. Sautel. Mr. Sautel has served as a director since 2018. Mr. Sautel is a private investor, and he serves on the board of several companies engaged in diverse businesses. Since 2021, Mr. Sautel has served as a director of Horizon Acquisition Corporation II, a special-purpose acquisition company, and from 2017 to 2022, Mr. Sautel served as a director of CBAM Holdings, LLC, a manager of below investment grade corporate credit that was sold to affiliates of the Carlyle Group, Inc. From 2014 to 2018, Mr. Sautel served as a director of Guggenheim Partners Investment Management Holdings, LLC, a diversified institutional investment management firm. From October 2001 to June 2014, Mr. Sautel was an investment professional at Guggenheim Capital, LLC, where he held the titles of Senior Managing Director and Chief Operating Officer of the Investments Business. While at Guggenheim, Mr. Sautel co-founded the firm’s credit investing business and later was responsible for supervising the firm’s investment management operations. Prior to Guggenheim, Mr. Sautel worked at J.H. Whitney & Co., First Chicago Capital Markets, and Arthur Andersen & Co. Mr. Sautel received a B.B.A. from the University of Kentucky in 1991 and an M.B.A. from the University of Michigan in 1996. Mr. Sautel is a CFA charterholder.

Janaki Sivanesan. Ms. Sivanesan has served as a director since 2020. Ms. Sivanesan is a practicing attorney and private investor in early stage and middle market companies. She was also a founding principal of a private equity firm focused on middle market investments. Ms. Sivanesan has over 20 years of legal experience, including practicing as a partner at large international firms. As an independent sponsor-principal and as a legal advisor, Ms. Sivanesan has participated in a wide range of transactions, including mergers and acquisitions, complex corporate financings and restructurings. Ms. Sivanesan has structured and negotiated private equity and debt investments in a range of industries, including technology, healthcare, oil and gas, and real estate development. Ms. Sivanesan also has experience in cross-border transactions related to manufacturing and outsourcing, and is knowledgeable with respect to business operations in India. Ms. Sivanesan has been a member of the Board of Directors of Hurco Companies, Inc. (Nasdaq Global Select Market: HURC), an international industrial technology company, since 2008. Ms. Sivanesan received her Bachelors of Arts in Business Administration, finance, magna cum laude, from Kennesaw State University in 1991 and her Juris Doctor, cum laude, from Case Western Reserve University School of Law in 1995.

Background and Experience of Directors

When considering whether directors have the experience, qualifications, attributes and skills to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focused primarily on each person’s background and experience as reflected in the information disclosed in each of the directors’ individual biographies set forth above. The Board believes that the director nominees provide an appropriate mix of experience, qualifications, attributes and skills relevant to our business. In particular, the Board considered the following important characteristics, among others, with respect to each director:

•	Mr. Bossidy—his prior management and board experience, as well as his familiarity with our Company since its early stages of development and his knowledge and background in accounting and finance.

•	Ms. DeLucca—her experience as an investment professional, familiarity with the debt capital markets and credit analysis, and experience in establishing and managing businesses.

•	Mr. Estes—his financial and business experience, including his service as the chief financial officer of a large publicly traded REIT and a board member of publicly traded REITs.

•	Mr. Mavoides—his status as a founder of our Company and his experience with net-lease financing and investing in real estate.

•	Mr. Minich—his experience as a senior executive at a service-based operating company responsible for, among other things, sourcing and negotiating sale-leaseback transactions.

•	Ms. Neary—her experience in consumer-facing marketing and operations and as a senior executive at a company with significant retail tenancies.

•	Mr. Sautel—his experience as an investor and a board member of other investment companies, and his familiarity with a broad range of industries.

•

Ms. Sivanesan—her experience as an investor in early stage and middle market companies and as a practicing attorney, including her familiarity with complex transactions, mergers and acquisitions, and governance matters.

Board Leadership Structure

Our Board currently consists of eight members, each of whom is currently serving for a term expiring at the Annual Meeting and upon the election and qualification of his or her successor.

The Board has no fixed policy with respect to the separation of the offices of Chairman of the Board and Chief Executive Officer. The Board retains the discretion to determine, at any time, whether to combine or separate the positions as it deems to be in the best interests of the Company. However, the Board currently believes that separating the positions of Chief Executive Officer and Chairman is an integral part of effective corporate governance, because it improves the ability of the Board to exercise its oversight role by having a director who is not a member of management serve as the Chairman of the Board.

Board Executive Sessions

The non-employee members of the Board meet in executive session without management present at the conclusion of each regular Board meeting. Mr. Bossidy, the Chairman of our Board, acts as the Chair at all of these executive sessions.

Board of Directors Role in Risk Oversight

One of the key functions of our Board is informed oversight of our risk management process. Our Board administers this oversight function directly, with support from its four standing committees, the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Investment Committee, each of which oversees our management of risks specific to its respective areas of oversight. In particular, as more fully described below, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk-taking. See “Executive Compensation—Compensation Risk Assessment.” Our Nominating and Corporate Governance Committee provides oversight with respect to corporate governance and ethical conduct and monitors the effectiveness of our corporate governance guidelines. As part of its oversight of our governance and related policies and procedures, the Nominating and Corporate Governance Committee also monitors enterprise-level and ESG specific risk. Our Investment Committee reviews and approves certain of our proposed investments.

Meetings and Attendance

During the year ended December 31, 2022, the Board met nine times. No director attended fewer than 75% of the total number of Board meetings and committee meetings on which he or she served that were held during the year ended December 31, 2022 and that were held while such person was a director of the Company or member of such committee. The Board has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Investment Committee. The charters for each of these committees are available on our investor relations website at http://investors.essentialproperties.com. The Board may establish other committees as it deems necessary or appropriate from time to time. We do not have a formal policy regarding attendance by members of the Board at annual meetings of stockholders. Messrs. Estes, Mavoides and Minich attended our 2022 annual meeting of stockholders.

Board Committees

Audit Committee

Our Board has adopted an Audit Committee charter, which defines the Audit Committee’s principal functions, including oversight related to:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the evaluation of the qualifications and independence of our independent registered public accounting firm; and

•	the performance of our internal audit function.

The Audit Committee is also responsible for engaging, evaluating, compensating and overseeing an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans for and results of the audit engagement, approving services that may be provided by the independent registered public accounting firm, including audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The Audit Committee also prepares the audit committee report required by SEC regulations to be included in our annual report or proxy statement.

During the year ended December 31, 2022, the Audit Committee met five times. The current members of the Audit Committee are Messrs. Estes and Minich and Ms. Sivanesan. Our Board has determined that (i) each of Mr. Estes, Mr. Minich and Ms. Sivanesan qualifies as an “audit committee financial expert,” as such term has been defined by the SEC in Item 407(d)(5) of Regulation S-K, and (ii) each member of our Audit Committee is “financially literate” as that term is defined by NYSE listing standards and meets the definition for “independence” for the purposes of serving on our Audit Committee under NYSE listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Compensation Committee

Our Board has adopted a Compensation Committee charter, which defines the Compensation Committee’s principal functions to include:

•

assisting the independent directors in discharging the Board’s responsibilities relating to compensation of the Company’s executive officers and directors and approving individual executive officer compensation intended to attract, retain and appropriately reward employees in order to motivate their performance in the achievement of the Company’s business objectives and align their interests with the long-term interests of the Company’s stockholders;

•	reviewing and recommending to the Board compensation plans, policies and programs; and

•	preparing the compensation committee report on executive compensation included in the Company’s annual report or proxy statement.

The Compensation Committee has the authority, in its sole discretion, to retain or obtain the advice of a compensation consultant, legal counsel or other adviser as it deems appropriate. The committee may form and delegate authority to subcommittees consisting of one or more members when it deems appropriate.

During the year ended December 31, 2022, the Compensation Committee met four times. The current members of the Compensation Committee are Mr. Bossidy and Mses. DeLucca and Neary. Our Board has determined affirmatively that each member of our Compensation Committee meets the definition for “independence” for the purpose of serving on our Compensation Committee under applicable rules of the NYSE, and each member of our Compensation Committee meets the definition of a “non-employee director” for the purpose of serving on our Compensation Committee under Rule 16b-3 of the Exchange Act.

Nominating and Corporate Governance Committee

Our Board has adopted a Nominating and Corporate Governance Committee charter, which defines the Nominating and Corporate Governance Committee’s principal functions, to include:

•	identifying, evaluating and recommending individuals qualified to become members of the Board;

•	selecting, or recommending that the Board select, the director nominees to stand for election at each annual meeting of stockholders or to fill vacancies on the Board;

•	developing and recommending to the Board a set of corporate governance guidelines applicable to the Company;

•	supporting the Company’s commitment to environmental stewardship and sustainability, corporate social responsibility and effective corporate governance; and

•	overseeing the annual performance evaluation of the Board and its committees and management.

In addition, the Nominating and Corporate Governance Committee monitors our overall risk management process at an enterprise level, and during 2022 evaluated various risks and the processes in place to monitor and mitigate such risks, including portfolio risks, operational risks, balance sheet risks and human capital risks.

During the year ended December 31, 2022, the Nominating and Corporate Governance Committee met four times. Our Nominating and Corporate Governance Committee is composed of Messrs. Minich and Sautel, and Mses. Neary and Sivanesan, with Mr. Sautel serving as chair. Our Board has determined affirmatively that each member of our Nominating and Corporate Governance Committee meets the definition of independence under NYSE listing standards.

The Nominating and Corporate Governance Committee considers candidates for director suggested by its members, as well as by management and our stockholders, if such candidates meet the Nominating and Corporate Governance Committee’s criteria for Board membership, evaluating them in the same manner in which the committee evaluates other candidates. Such recommendations should be made in writing to the Nominating and Corporate Governance Committee or the Corporate Secretary of the Company and should include a description of the qualifications of the proposed candidate.

A stockholder who desires to suggest a prospective nominee for the Board should notify the Corporate Secretary of the Company, at 902 Carnegie Center Boulevard, Suite 520, Princeton, New Jersey 08540. The Nominating and Corporate Governance Committee has the authority and right to retain a search firm to identify or evaluate potential nominees if it so desires.

In evaluating candidates to serve on the Board, the Nominating and Corporate Governance Committee’s objective is to select individuals with experience, qualifications, attributes and skills that can assist the Company and the Board in achieving their objectives. The Nominating and Corporate Governance Committee considers (i) individual qualifications, including relevant career experience, strength of character, maturity of judgment, experience in, and familiarity with, the Company’s business and industry and (ii) all other factors it considers appropriate, which may include age, diversity of background, existing commitments to other businesses, potential conflicts of interest, legal considerations, corporate governance background (including experience as a board member or officer of another publicly held company), financial and accounting background, executive compensation background and the size, composition and combined expertise of the existing Board. Though neither the Board nor the Nominating and Corporate Governance Committee has a formal policy concerning diversity, the Board values diversity, believes diversity should be considered in the director identification and nominating process, and seeks director nominees that have a diverse range of views, backgrounds and leadership, as well as business experience. The Nominating and Corporate Governance Committee also considers the extent to which the candidate would fill a present need on the Board.

Once the Nominating and Corporate Governance Committee has identified a prospective nominee, the committee will make an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination will be based on the information provided to the Nominating and Corporate Governance Committee with the recommendation of the prospective candidate, as well as the Nominating and Corporate Governance Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others.

As set forth in the Company’s current bylaws, the deadline for providing notice of stockholder nominations, which must contain the information required by the Company’s bylaws, is not less than 120 calendar days nor more than 150 calendar days prior to the first anniversary of the date the Company’s Proxy Statement was released to stockholders in connection with the previous year’s annual meeting. In addition to satisfying the notice requirements under our bylaws, stockholders who intend to solicit proxies in support of director nominees other than management’s nominees must comply with the additional requirements of Rule 14a-19(b) under the Exchange Act, including providing a statement that such stockholder intends to solicit the holders of shares representing at least 67% of the voting power of the Company’s shares entitled to vote on the election of directors in support of director nominees other than management’s nominees at least 60 days before the anniversary of the prior year’s annual meeting. Please see “Other Matters – Stockholder Proposals for the 2024 Annual Meeting.”

Investment Committee

The Board has also implemented an Investment Committee, comprised of three of our independent directors, to review and approve certain of our proposed investments that fall outside of management’s standard approval authority based on the size of the total investment or the type of investment, among other things. During the year ended December 31, 2022, the Investment Committee met three times. Our Investment Committee is composed of Mses. DeLucca and Sivanesan and Mr. Minich.

Corporate Governance Guidelines and Code of Conduct

The Board has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics that applies to all of our officers, directors and employees. The current versions of these and other corporate governance documents are available free of charge on the Company’s website (http://www.essentialproperties.com) in the investor relations section under Governance Documents and in print to any stockholder who requests copies by contacting the Company at 902 Carnegie Center Boulevard, Suite 520, Princeton, New Jersey 08540, Attention: Corporate Secretary.

Anti-Hedging, Anti-Pledging and Anti-Short Sale Policies

The Board considers it inappropriate for any director, officer or employee of the Company to enter into transactions that allow such a holder to own securities issued by the Company (or securities exercisable, convertible into or exchangeable therefor) without the full risks and rewards of ownership, as this potentially separates the holder’s economic interests from those of other security holders. Therefore, the Company prohibits the purchase or sale of puts, calls, options or other derivative securities based on the Company’s securities by directors, officers or employees of the Company. Hedging or monetization transactions, such as forward sale contracts, in which the stockholder continues to own the underlying security without all the risks or rewards of ownership are also prohibited by such persons. Further, members of our Board and executive officers are prohibited from pledging or otherwise encumbering Company securities as collateral for indebtedness. Additionally, our directors, officers and employees are prohibited from engaging in short sales of our common stock.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Director Compensation

2022 Director Compensation Table

The following table shows the compensation earned by our non-employee directors for services during 2022. Directors employed by us are not entitled to receive compensation for their services as a director. Mr. Mavoides, our President and Chief Executive Officer and a member of our Board, received no separate compensation for serving on our Board during 2022. Please see the “2022 Summary Compensation Table” for a summary of the compensation received by Mr. Mavoides with respect to 2022.

Name	Fees Earned or Paid in Cash ($000s)	Stock Awards(1) ($000s)	Total ($000s)
Paul T. Bossidy	$188	$100	$288
Joyce DeLucca	$75	$100	$175
Scott A. Estes	$85	$100	$185
Lawrence J. Minich	$80	$100	$180
Heather L. Neary	$75	$100	$175
Stephen D. Sautel	$75	$100	$175
Janaki Sivanesan	$80	$100	$180

(1)

All stock award amounts in this column reflect the aggregate fair value on the grant date computed in accordance with FASB ASC Topic 718. That fair value was calculated based on the number of share units subject to the award multiplied by the average market price on the date of grant. As of December 31, 2022, each of Messrs. Bossidy, Estes and Sautel and Ms. DeLucca had 4,323 unvested restricted stock units (“RSUs”) outstanding and each of Mr. Minich and Mses. Neary and Sivanesan had 5,100 unvested RSUs outstanding.

With respect to 2022, each of our non-employee directors received, as compensation for services as a director, an annual award of $100,000 (increased from $60,000 in 2021) of RSUs and an annual cash retainer of $60,000 (increased from $40,000 in 2021). The equity awards granted to our non-employee directors were made pursuant to our 2018 Incentive Plan and are scheduled to vest on the earlier to occur of (i) the first anniversary of the date of grant and (ii) the first annual meeting of the Company’s stockholders that occurs after the date of grant, subject to the director’s continued service on our Board. Our Chairman received an additional annual cash retainer of $120,000 (increased from $100,000 in 2021). Directors who served on our Audit Committee, other than the chair of the committee, received an additional annual cash retainer of $12,500 (increased from $10,000 in 2021), and directors who served on each of our Compensation Committee and Nominating and Corporate Governance Committee, other than the chairs of such committees, received an additional annual cash retainer of $7,500 (increased from $5,000 in 2021). The director who served as chair of the Audit Committee received an additional annual cash retainer of $25,000 (increased from $20,000 in 2021), and the directors who served as chairs of the Compensation Committee and the Nominating and Corporate Governance Committee each received an additional annual cash retainer of $15,000 (increased from $10,000 in 2021). In addition, in 2022, the Board eliminated the Board fee for attendance at Board meetings in excess of seven per year. The Board determined the adjustment to the non-employee director compensation program after considering the increased complexity and responsibilities of the Board in light of the Company’s meaningful growth and to maintain competitive positioning among peers.

Directors receive pro-rated amounts of the annual cash retainer and annual RSU award for the portion of the first year in which they are appointed or elected to serve as a Board member or committee chair.

Director Independence

After reviewing all relevant relationships and considering the NYSE requirements for independence, the Board has determined that each of Messrs. Bossidy, Estes, Minich and Sautel, and Mses. DeLucca, Neary and Sivanesan is an “independent director” as such term is defined by the applicable rules and regulations of the NYSE.

Certain Relationships and Related Party Transactions

Our Board has adopted a written policy regarding certain transactions with related parties, which we refer to as our “related party transaction policy.” Our related party transaction policy requires all “related party transactions” to be promptly disclosed to the person designated by our Chief Executive Officer as the compliance officer. All related party transactions must be approved or ratified by either the Board or a duly authorized committee thereof. As a general rule, directors interested in a related party transaction will recuse themselves from any vote on a related party transaction in which they have an interest. The Board or an appropriate committee thereof will consider all relevant facts and circumstances when deliberating such transactions, including whether such transactions are in the best interests of the Company.

A “related party transaction” is a transaction directly or indirectly involving any “related party” that is required to be disclosed under Item 404(a) of Regulation S-K. In general, Item 404(a) requires disclosure of any transaction occurring during a fiscal year, or any currently proposed transaction, involving the Company where the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest. In general, a “related party” is any person who is or was a director, nominee for director, or executive officer of the Company at any time since the beginning of the relevant fiscal year; any person known by the Company to be the beneficial owner of more than 5% of the Company’s common stock when the transaction is expected to occur; and immediate family members of persons in the foregoing categories.

During 2022, the Company did not have any related party transactions.

EXECUTIVE COMPENSATION

Proposal No. 2—Advisory Vote to Approve the Compensation of our Named Executive Officers

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Rule 14a-21 under the Exchange Act, the Company requests that our stockholders cast an advisory vote to approve the compensation of the Company’s named executive officers (“NEOs”) identified under the “Compensation Discussion and Analysis” section in this Proxy Statement. This proposal, commonly known as the “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for its 2023 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.”

Details concerning how we implement our compensation philosophy and structure our plans to meet the objectives of our compensation program are provided in the section titled “Compensation Discussion and Analysis” set forth in this Proxy Statement. In particular, we discuss how we design performance-based compensation programs and set compensation targets and other objectives to maintain a close correlation between executive pay and Company performance.

This vote is advisory and will not be binding upon the Company, the Board or the Compensation Committee, nor will it create or imply any change in the duties of the Company, the members of the Board or the members of the Compensation Committee. The Board and the Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation decisions. The Board values constructive dialogue on executive compensation and other significant governance topics with the Company’s stockholders and encourages all stockholders to vote their shares on this important matter.

Vote Required

Approval, on an advisory basis, of the compensation of the Company’s NEOs, as disclosed in this Proxy Statement, requires the affirmative vote of a majority of the votes cast on the matter at the Annual Meeting.

Board Recommendation

The Board unanimously recommends that you vote “FOR” the resolution to approve, on an advisory basis, the compensation of the Company’s NEOs as disclosed in this Proxy Statement.

Executive Officers

Set forth below is biographical information with respect to our Executive Vice President, Chief Financial Officer, Treasurer and Secretary, Mr. Mark E. Patten. The biographical information of our President and Chief Executive Officer, Mr. Mavoides, who also serves as a director of the Company, is available above in the section titled “Governance—Biographical Information Regarding the Board.” Mr. Gregg A. Seibert served as our Executive Vice President and Chief Operating Officer through his retirement in June 2022. As noted below, the following compensation disclosures reflect amounts earned by Mr. Seibert in 2022 prior to his retirement.

Mark E. Patten, age 59. Mr. Patten has been our Executive Vice President, Chief Financial Officer and Treasurer since August 10, 2020. He was elected as our Secretary on March 30, 2022. Previously, Mr. Patten served as Senior Vice President and the Chief Financial Officer of CTO Realty Growth, Inc., previously known as Consolidated-Tomoka Land Co., a publicly traded, diversified real estate operating company, since April 16, 2012. Since November 26, 2019, Mr. Patten was also Senior Vice President, Chief Financial Officer and Treasurer of Alpine Income Property Trust, Inc., a publicly traded REIT that invests in single-tenant net lease retail properties throughout the United States. In connection with his election as our Chief Financial Officer, Mr. Patten resigned from his positions with CTO Realty Growth, Inc. and Alpine Income Property Trust, Inc., effective as of July 31, 2021. Mr. Patten’s prior experience includes his tenure, from January 2004 until the sale of the company in April 2007, as Senior Vice President and Chief Accounting Officer of CNL Hotels & Resorts, Inc., a public, non-traded lodging REIT with approximately $7.7 billion in total assets. Mr. Patten began his career at KPMG in September 1986, and he was elected into the partnership in July 1997. Mr. Patten’s experience involves various aspects of finance, capital markets, accounting, real estate development and operations, financial and SEC reporting, treasury management and risk management. Mr. Patten graduated from the University of Florida with a B.S. in Accounting.

Compensation Discussion and Analysis

In this section, we describe the material components of our executive compensation program for our NEOs, whose compensation is set forth in the 2022 Summary Compensation Table and other compensation tables contained in this Proxy Statement. We also provide an overview of our executive compensation philosophy and the factors that we consider relevant to the analysis of our executive compensation program. Our NEOs during 2022 were:

•	Peter M. Mavoides, our President and Chief Executive Officer;

•	Mark E. Patten, our Executive Vice President, Chief Financial Officer, Treasurer and Secretary; and

•	Gregg A. Seibert, our former Executive Vice President and Chief Operating Officer until his retirement in June 2022.

Business Highlights

Our Business. We are an internally managed real estate company that acquires, owns and manages primarily single-tenant properties that are net leased on a long-term basis to middle-market companies operating service- oriented or experience-based businesses. We have a diversified portfolio that is comprised of properties leased to tenants in 16 distinct industries, including businesses such as early childhood education, restaurants (primarily quick service restaurants), medical and dental services, car washes, automotive services, convenience stores and equipment rental and sales.

Highlights of 2022 included the following:

We grew our net income, net income per share, AFFO(1) and AFFO per share significantly. We grew our net income in 2022 by $38.5 million, or 40%, versus 2021, net income per share by $0.17 per share, or 21%, versus 2021, and we grew our nominal AFFO in 2022 by $50.8 million, or 32%, versus 2021, and AFFO per share by $0.19 per share, or 14%, versus 2021.

We completed a record level of investments. In the fourth quarter of 2022, we completed $328.4 million of gross investments, at a weighted average cash cap rate of 7.5%, our highest level of quarterly investments in the Company’s history. For the full year 2022, we completed $937.4 million of gross investments in 299 properties in 112 transactions at a weighted average cash cap rate of 7.2%, the second highest level of annual gross investments in the Company’s history.

We maintained a strong balance sheet with conservative leverage and significant liquidity. As of December 31, 2022, our net debt-to-annualized adjusted EBITDAre(1) was 4.6x, and 100% of our debt was unsecured. As of December 31, 2022, our liquidity totaled approximately $671.5 million, including approximately $71.5 million in cash (including restricted cash available for future investment) and the $600.0 million available on our unsecured revolving credit facility.

We successfully accessed the debt and equity capital markets. We raised a total of $436.1 million in gross proceeds through one follow-on common equity offering and our ATM Program. In August 2022, we completed an underwritten follow-on primary offering, selling 8,740,000 shares of our common stock for gross proceeds of $201.0 million. During the year ended December 31, 2022, we sold 9,794,137 shares of common stock under our ATM Program, at a weighted average price per share of $24.00, generating $235.1 million in gross proceeds. In July 2022, we completed a $400.0 million term loan maturing in January 2028.

We continued to strengthen and diversify our portfolio. As of December 31, 2022, our total gross investment in real estate was approximately $4.1 billion, representing 1,653 properties (including 153 properties that secure loans receivable) operated by 350 tenants, as compared to $3.4 billion, representing 1,451 properties (including 126 properties that secure loans receivable) operated by 311 tenants, as of December 31, 2021. Our top ten tenants collectively accounted for less than 18% of our annualized base rent, with our largest tenant accounting for just 3.4%, as compared to 19.7% and 3.3% as of December 31, 2021. As of December 31, 2022, our weighted average lease term was 13.9 years, our weighted average rent coverage ratio was 4.0x and our portfolio was 99.9% leased.

We increased our dividend. Our annualized dividend for the three months ended December 31, 2022 of $1.10 per share of common stock represents an increase of $0.06 per share, or approximately 5.8%, over our annualized dividend for the three months ended December 31, 2021.

We advanced our ESG strategy, including our ability to address sustainability measures. Our ESG accomplishments during 2022 include the following:

Governance: Our Nominating and Corporate Governance Committee amended its charter to memorialize its oversight of our ESG program, including meeting with management at least quarterly, we adopted or amended key governance policies including the addition of a Vendor Code of Conduct and a Human Rights Policy, and we issued our inaugural Corporate Responsibility Report (published in March 2023).

Environmental: We hired a Director of Sustainability and entered into a strategic sustainability partnership with Budderfly to help implement our sustainability initiatives. Approximately 80% of the properties we acquired in 2022 were leased under our Green Lease, providing us with the contractual right to implement energy efficient upgrades at those properties.

Social: We continued to include all of our employees in the annual evaluation for participation in our equity incentive plan, thereby ensuring that 100% of our employees are stockholders in our Company, thus aligned with all of our other stockholder’s interests.

(1)	Non-GAAP financial measure. See Annex A for a reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

2022 Total Stockholder Return. Our strategic objective is to create value for our stockholders over the long term by delivering strong operational performance, which we believe will result in appreciable total stockholder return (“TSR”), which considers both the change in the price per share of our common stock on the NYSE and the dividends paid per share of common stock during the relevant period. The following charts illustrate our TSR during 2022 and since our initial public offering in June 2018 through December 31, 2022, relative to the 2022 Compensation Peer Group (as defined below). As presented in the second chart below, from our initial public offering in June 2018 through December 31, 2022, we have the highest TSR relative to the 2022 Compensation Peer Group.

(1)	Our common stock began trading on the NYSE on June 21, 2018.

Executive Compensation Program Highlights

Our executive compensation program is designed to appropriately link our NEO compensation to both our short-term operational performance and our long-term market performance. The following table highlights some key features of our executive compensation program. We believe these practices promote substantial alignment with our stockholder’s interests, and reflect good governance and corporate responsibility.

✓	What We Do:	X	What We Don’t Do:
✓	We Pay for Performance: A substantial portion of our compensation is not guaranteed but rather is linked to the achievement of key operating and financial goals as measured by clear pre-established metrics. On average, 80% of our NEOs’ total direct compensation is performance-based and/or at risk.	X	No Automatic Salary Increases or Guaranteed Bonuses: We do not guarantee annual salary increases or bonuses and none of the employment agreements with our NEOs contain such provisions.

✓	We Balance Short-Term and Long-Term Incentives: Our incentive programs provide a balance of annual and longer-term incentives, including a variety of performance metrics that measure both absolute and relative performance.	X	No Guaranteed Incentives: We do not provide multi-year guaranteed incentive awards for our NEOs.

✓	We Can Claw Back Incentive Compensation: Our independent directors have the ability to recoup incentive compensation from an NEO if the Company’s financial results are restated or materially misstated due in whole or in part to intentional fraud or misconduct by the NEO.	X	No Current Payment of Dividends or Dividend Equivalents on Unvested Performance-Based RSUs: Dividend equivalents accrue during the vesting period and are only paid to the extent the underlying performance-based RSUs vest.

✓	We Retain an Independent Compensation Consultant: Our Compensation Committee engages an independent compensation consultant to provide guidance on a variety of compensation matters.	X	No Excessive Perquisites: Our NEOs are provided with limited perquisites and benefits.

✓	We Seek Alignment with Our Stockholders: We require both our NEOs and our directors to maintain a meaningful ownership stake in the Company at levels specified in our stock ownership policy.	X	No Hedging or Pledging: We have policies that prohibit our officers, directors and employees from hedging their ownership in our stock, and prohibit our directors and executive officers from pledging or otherwise encumbering Company securities as collateral for indebtedness.

		X	No Tax Gross-Ups: We do not provide tax gross-ups on any severance, change-in-control or other payments.

		X	No Automatic Change in Control Acceleration: We do not provide “single-trigger” accelerated vesting of equity-based awards upon a change in control. See “—Severance and Change in Control Arrangements” below.

Compensation Philosophy and Objectives

Our executive compensation philosophy is designed to promote a pay-for-performance culture where our NEOs performance must contribute to the achievement of measurable financial performance goals of the Company in order to receive their incentive cash compensation and also must deliver meaningful returns or value for our stockholders relative to our peers in order to be awarded equity incentive compensation. Each element of our compensation program (discussed in more detail below) is meant to work toward accomplishing the following objectives:

•	To attract and retain highly qualified executive officers;

•	To incentivize executive performance that is consistent with our corporate objectives and stockholder interests;

•

To maintain a well-balanced compensation program that includes a competitive annual base salary but with a predominant focus on variable at-risk pay through the use of our short-term incentive cash compensation and long-term equity-based compensation; and

•	To appropriately consider the risks and rewards of our business while not promoting unnecessary or inappropriate risk-taking.

How We Determine Compensation

Role of the Compensation Committee. The Compensation Committee, operating pursuant to authority delegated to it by the Board, oversees the design, development and implementation of our executive compensation program. The Compensation Committee also administers our compensation plans and awards for the Company’s directors and NEOs and is primarily responsible for reviewing and approving our compensation policies and the compensation paid to our NEOs. The Compensation Committee’s responsibilities are set forth in its written charter.

Role of Management. Our President and Chief Executive Officer works closely with the Compensation Committee and its independent compensation consultant to analyze relevant peer data and to provide input into the compensation program design. Management assists the Compensation Committee’s independent compensation consultant in its review of executive compensation by providing historical compensation information. Management makes recommendations for the program design for the NEOs for consideration by the Compensation Committee.

Role of Independent Compensation Consultant. In 2022, the Compensation Committee engaged Ferguson Partners Consulting L.P. (“FPC”) as its independent compensation consultant to assist the Compensation Committee with the design of our executive compensation program. FPC provided the Compensation Committee with market data and made recommendations regarding the compensation mix and levels with respect to the 2022 executive compensation program described herein. The Compensation Committee has assessed the independence of FPC pursuant to the NYSE rules and the Company concluded that the work performed by FPC did not raise any conflict of interest.

Competitive Market Analysis. In developing our executive compensation program, the Compensation Committee, with the assistance of FPC and management, gathers and reviews the compensation practices, salary levels and target incentive levels of a group of other publicly traded REITs considered by the Compensation Committee to be comparable to the Company in terms of size, business model and geography. Periodically, as part of its review of executive compensation, the Compensation Committee, in consultation with FPC, reviews peer group composition and assesses whether any adjustments are appropriate. As described below, the Compensation Committee, with input from FPC, made an adjustment to remove two companies from and add two companies to the peer group used for consideration in determining 2022 compensation.

Using the below methodology, the Compensation Committee, with input from FPC, approved the peer group for use in informing 2022 compensation decisions. In developing the 2022 Compensation Peer Group, the Compensation Committee considered various factors, including:

•	Size—to identify peers that fall within 0.3x to 3.0x of our market capitalization and total capitalization;

•	Business activity—with an emphasis on single tenant properties/triple-net REITs; and

•

Geographic location—focus on companies headquartered in the corridor between New York City and Philadelphia, which is in relatively close proximity to our corporate headquarters in Princeton, New Jersey.

The companies selected for the 2022 Compensation Peer Group, per the methodology described above, are best suited to provide a meaningful review of current market practices. Changes to the peer group more accurately reflect our size, operational activity and geography. Changes to the 2022 Compensation Peer Group, as compared to the prior compensation peer group, are shown below.

Peers Removed	Peers Added
Getty Realty Corp.	Brandywine Realty Trust
Seritage Growth Properties	Broadstone Net Lease, Inc.

The 2022 Peer Group consisted of the following 14 public REITs (the “2022 Compensation Peer Group”):

Company Name	Ticker	Industry	Market Capitalization ($ in millions)	Total Capitalization ($ in millions)
Acadia Realty Trust	AKR	Shopping Centers	$1,407	$3,744
Agree Realty Corporation	ADC	Free Standing	$6,294	$8,559
Brandywine Realty Trust	BDN	Office	$1,058	$3,042
Broadstone Net Lease, Inc.	BNL	Free Standing	$2,972	$5,208
CareTrust REIT, Inc.	CTRE	Health Care	$1,795	$2,559
EPR Properties	EPR	Specialty	$2,830	$6,252
Four Corners Property Trust, Inc.	FCPT	Free Standing	$2,178	$3,224
Lexington Realty Trust	LXP	Industrial	$2,771	$4,580
LTC Properties, Inc.	LTC	Health Care	$1,439	$2,256
Physicians Realty Trust	DOC	Health Care	$3,470	$5,448
RPT Realty	RPT	Shopping Centers	$872	$1,840
Spirit Realty Capital, Inc.	SRC	Free Standing	$5,577	$9,392
Uniti Group Inc.	UNIT	Infrastructure	$1,312	$6,598
Urban Edge Properties	UE	Shopping Centers	$1,725	$3,490
Median			$1,987	$4,162
Mean			$2,550	$4,728

Essential Properties Realty Trust, Inc.	EPRT	Free Standing	$3,354	$4,784
Relative Percentile Ranking			83%-ile	56%-ile

Source: S&P Global, data as of December 31, 2022.

Note: When applicable, units in an operating partnership, representing non-controlling interests, are included in Market Capitalization and Total Capitalization (as applicable).

The 2022 Compensation Peer Group was used by the Compensation Committee to evaluate pay level and overall compensation design, and was generally driven by both the size of the peer company and the similarity of its business model relative to us. We use a different peer group to evaluate TSR, which, as described more fully herein, is an element used in evaluating certain aspects of our performance-based compensation and includes companies that we believe are more similar to us in terms of business operations and industry focus and an appropriate measure of our relative performance. The peer group used in 2022 for evaluating TSR includes the following companies: Agree Realty Corporation, EPR Properties, Four Corners Property Trust, Inc., Getty Realty Corp., National Retail Properties, Inc., Realty Income Corporation, Seritage Growth Properties, Spirit Realty Capital, Inc., STAG Industrial, Inc., and STORE Capital Corporation (the “2022 TSR Peer Group”). The 2022 TSR Peer Group is the same peer group that was used to evaluate TSR performance in 2021.

With the assistance of FPC, the Compensation Committee reviewed the 2022 compensation of our NEOs. The review included an evaluation of the Company’s compensation practices, both in terms of pay level and compensation design, relative to those of the 2022 Compensation Peer Group. The Compensation Committee considered base salaries, short-term incentive compensation and long-term equity compensation, as well as the Company’s performance on an absolute and relative basis. The review was intended to provide the Compensation Committee with insight into market pay levels and practices in an effort to design an appropriately competitive compensation program. The Compensation Committee does not target compensation at a specific percentile of peer group data. Rather, the Compensation Committee seeks to develop an overall compensation program that is informed by peer group data, as well as other factors that the committee, in its collective judgment, believes to be relevant. Factors that the Compensation Committee considers include an executive’s experience and performance and internal pay equity among the Company’s senior management team (considering each executive’s respective scope of responsibilities and specific skills, and ability to impact business results) and other business events or conditions.

Consideration of Prior Say-on-Pay Results. In its compensation review process, the Compensation Committee considers whether the Company’s executive compensation program is aligned with the interests of the Company’s stockholders. As part of its review of the Company’s executive compensation program, the Compensation Committee considered the approval by approximately 97% of the votes cast for the Company’s say-on-pay vote at our 2022 Annual Meeting of Stockholders. The Compensation Committee determined that the Company’s executive compensation philosophies and objectives and compensation elements continued to be appropriate and did not make any changes to the Company’s executive compensation program in response to the 2022 say-on-pay vote.

Elements of 2022 Compensation

For 2022, the compensation of our NEOs consisted of three principal components:

	Component	Objective	Key Features
Fixed Compensation	Base Salary	Provides a minimum level of cash compensation to the NEOs.	Used to provide competitive compensation designed to reflect the contributions and skill levels of each executive.

Variable Compensation	Short-Term Incentive Program	Rewards achievement of annual goals and objectives and provides at-risk opportunities to earn additional compensation linked to Company-wide and individual performance.

•  Generally awarded 100% in cash and expressed as a percentage of base salary.

•  75% of our short-term incentive program is performance based (e.g., AFFO(1) per share, Net Investments, Cash G&A Expense(1), Same Store Rent Growth, Net Debt-to-Annualized Adjusted EBITDAre Ratio(1), ESG), and the remaining 25% is based on a qualitative assessment of individual performance.

	Long-Term Incentive Program	Encourage actions for long-term stockholder value by incentivizing long-term performance and aligning the interests of the NEOs and the stockholders.

•  Generally, 60% of our Long-Term Incentive Program (“LTIP”) is performance-based, and 40% is time-based.

•  With respect to our performance-based LTIP program, 75% is based on three-year TSR relative to the 2022 TSR Peer Group, and 25% is based on a subjective evaluation of achievement of strategic objectives.

•  With respect to our time-based LTIP program, awards generally vest in annual increments over a four-year period, subject to continued employment.

(1)	Non-GAAP financial measure. See Annex A for a reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

The following chart presents the overall target mix of compensation elements for the CEO and all other NEOs as a group for 2022:

88% of the overall target mix for our CEO is performance-based/at risk and 77% of the overall target mix for our other NEOs is performance-based/at risk.

Set forth below is a discussion of each of the main components of 2022 compensation for our NEOs.

In designing and implementing base salary, short-term incentives and long-term incentives, the Compensation Committee considered, among other things, information provided by FPC to assist it in analyzing the compensation practices of the 2022 Compensation Peer Group and creating an overall compensation program that is designed to be competitive and to appropriately incentivize our NEOs.

Base Salary. Base salary represents a minimum level of cash compensation to our NEOs. Our goal in setting base salary amounts is to provide competitive compensation that reflects the contributions and skill levels of each executive. Based on a review of the market data provided by FPC, and in consideration of strong Company and individual performance, it was determined that an increase to our CFO’s and COO’s base salary was appropriate and warranted to maintain competitiveness with the 2022 Compensation Peer Group and to retain and incentivize our CFO and COO.

	2021 Base Salary	2022 Base Salary	Percent Change
Peter M. Mavoides	$600,000	$600,000	—%
Mark E. Patten	$350,000	$425,000	21.4%
Gregg A. Seibert (1)	$425,000	$450,000	5.9%

(1)

Mr. Seibert served as our Executive Vice President and Chief Operating Officer until June 25, 2022 and he received a pro-rated base salary of $218,000 for his service through his retirement in June 2022.

Short-Term Incentives. Payment opportunities for cash awards under the annual cash bonus program are expressed as a percentage of base salary and are designed to reflect each individual’s contributions to the Company and the market level of compensation for such position. We have designed our annual cash bonus program to motivate the Company’s executive officers to achieve performance goals established by the Compensation Committee that reinforce our annual business plan, to assist the Company in attracting and retaining qualified executives and to promote the alignment of the NEOs’ interests with those of the Company’s stockholders. The following tables show the key components of our short-term incentive plan during 2022, with 75% of our short-term incentive program determined based on pre-established performance goals and the remaining 25% determined based on the Compensation Committee’s qualitative assessment of an executive’s performance.

(1)

Mr. Seibert served as our Executive Vice President and Chief Operating Officer until his retirement in June 2022 and, as a result, he was not eligible to receive short-term incentive compensation associated with the performance metrics described in the table above.

(2)	Non-GAAP financial measure. See Annex A for a reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

For 2022, the Compensation Committee approved the following threshold, target and maximum cash bonus award opportunities, expressed as a percentage of base salary, for each NEO:

	Payout Opportunities(1) (as a percentage of base salary)
Name	Threshold	Target	Maximum
Peter M. Mavoides	50%	140%	200%
Mark E. Patten	50%	115%	175%
Gregg A. Seibert(2)	50%	115%	175%

(1)	Straight line interpolation is used to determine payouts for results in between performance levels.
(2)

Mr. Seibert served as our Executive Vice President and Chief Operating Officer until his retirement in June 2022 and, as a result, he was not eligible to receive short-term incentive compensation for 2022.

As illustrated in the chart below, Messrs. Mavoides Patten, and Seibert’s annual cash bonuses are weighted 75% based on corporate performance metrics and 25% on a qualitative assessment of individual performance.

	Allocation of Performance Metrics
Name	Corporate	Individual
Peter M. Mavoides	75%	25%
Mark E. Patten	75%	25%
Gregg A. Seibert	75%	25%

Corporate Metrics, Weightings and Results. For 2022, the Compensation Committee identified the following performance criteria (and assigned the associated weightings out of the total) to evaluate corporate performance:

	Allocation of Performance Metrics
Name	AFFO Per Share	Net Investments	Recurring Cash G&A Expense	Same Store Rent Growth	Net Debt-to- Annualized Adjusted EBITDAre Ratio	ESG	Individual Performance
Peter M. Mavoides	25.00%	15.00%	N/A	15.00%	15.00%	5.00%	25.00%
Mark E. Patten	25.00%	N/A	15.00%	N/A	25.00%	10.00%	25.00%
Gregg A. Seibert	25.00%	25.00%	10.00%	15.00%	N/A	N/A	25.00%

2022 Corporate Metric performance levels and results are shown below:

Corporate Performance Metric #1: AFFO Per Share(1)

Weighting	Threshold	Target	High	2022 Results
25.00%	$1.45	$1.49	$1.53	$1.53

Why is this metric important? We believe Adjusted FFO, which is derived from Core FFO and FFO as described below, is an appropriate supplemental measure of our operating performance and a measure that is used by many investors to evaluate our performance. Funds from operations (“FFO”) may facilitate meaningful comparisons of operating performance between periods and among our peers, primarily because it excludes the effect of real estate depreciation and amortization (which are dependent on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions) and net gains and losses on sales. In addition, FFO is a measure commonly used in the Company’s industry and we believe that this measure is useful to investors and analysts, because it provides important supplemental information concerning the Company’s operating performance. We calculate FFO, Core FFO and Adjusted FFO as described below.

We compute FFO in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as GAAP net income or loss adjusted to exclude extraordinary items (as defined by GAAP), net gain or loss from sales of depreciable real estate assets, impairment write-downs associated with depreciable real estate assets and real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), including the pro rata share of such adjustments of unconsolidated subsidiaries.

We compute Core FFO by adjusting FFO, as defined by NAREIT, to exclude certain GAAP income and expense amounts that we believe are infrequent and unusual in nature and/or not related to our core real estate operations. Items included in calculating FFO that may be excluded in calculating Core FFO include certain transaction-related gains, losses, income or expense or other non-core amounts as they occur.

We compute Adjusted FFO by modifying Core FFO to include other adjustments to GAAP net income related to certain items that we believe are not indicative of operating performance, including straight-line rental revenue, non-cash interest expense, non-cash compensation expense, other amortization and non-cash charges, capitalized interest expense and transaction costs.

Performance: In 2022, we achieved $1.53 in AFFO per share, resulting in achievement at the High hurdle.

(1)	AFFO is a non-GAAP financial measure. See Annex A for a reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

Corporate Performance Metric #2: Net Investments

Weighting	Threshold	Target	High	2022 Results
0.00% to 25.00%	$550.0 million	$750.0 million	$950.0 million	$781.8 million

Why is this metric important? Net investments is the primary metric by which the Company tracks how much it is investing in growing its portfolio, and therefore how well it is advancing its external growth strategy. The Threshold, Target and High levels are determined based on annual forecasts of net investment activity and are not explicitly tied to prior year results.

Net investments is calculated as the purchase price of investments made less the sales price of properties sold and less any notes receivable principal repayments during the year ended December 31, 2022.

Performance: In 2022, we achieved $781.8 million in net investments, resulting in achievement between the Target hurdle and the High hurdle.

Corporate Performance Metric #3: Recurring Cash G&A Expense(1)

Weighting	Threshold	Target	High	2022 Results
0.00% to 15.00%	$21.0 million	$20.5 million	$20.1 million	$20.0 million

Why is this metric important? The Company believes it is appropriate to consider the cash spent on its overhead costs, as this affects the overall cash flow generated by the Company and efficient spending generally is correlated with increasing stockholder value, while recognizing the strategic need for additional cash G&A expense on an absolute year-over-year basis as the Company grows.

The Company calculates its cash general and administrative expense (“G&A”) as total recognized G&A less certain non-recurring expenses and non-cash expenses, primarily compensation expense (see Annex A).

Performance: In 2022, our cash G&A expense was $20.0 million, resulting in achievement above the High hurdle.

(1)	Cash G&A Expense is a non-GAAP financial measure. See Annex A for a reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

Corporate Performance Metric #4: Same Store Rent Growth

Weighting	Threshold	Target	High	2022 Results
0.00% to 15.00%	1.00%	1.30%	1.60%	1.58%

Why is this metric important? The Company believes it is appropriate to consider changes in same-store contractual cash rent for the quarter ended December 31, 2022 relative to the quarter ended December 31, 2021 when evaluating its portfolio, as it reflects aspects of our asset management efforts, such as leasing, releasing and dispositions, as well as changes in cash rent due to contractual rent escalation provisions contained in our leases. The same-store portfolio includes all properties owned or serving as collateral for our loans, excluding properties under construction, for the period September 30, 2021 through December 31, 2022. Contractual cash rent refers to the amount of cash rent and interest our tenants/borrowers are contractually obligated to pay pursuant to our leases or mortgage loans (excludes percentage rent and redevelopment properties currently not generating revenue).

Performance: In 2022, we achieved 1.58% in Same Store Rent Growth, resulting in achievement between the Target hurdle and the High hurdle.

Corporate Performance Metric #5: Net Debt-to-Annualized Adjusted EBITDAre Ratio(1)

Weighting	Threshold	Target	High	2022 Results
0.00% to 25.00%	5.1x	4.9x	4.7x	4.6x

Why is this metric important? The Company’s Net Debt-to-Annualized Adjusted EBTIDAre Ratio is a meaningful metric of the Company’s leverage and indicative of whether its balance sheet is positioned to fund external growth opportunities while maintaining a conservative long-term leverage profile. The Threshold, Target and High levels are determined based on annual forecasts and are not explicitly tied to prior year results.

The Company calculates its net debt as its gross debt (defined as total debt plus net deferred financing costs and original issue discount on its borrowings) less cash and cash equivalents and restricted cash deposits available for future investment. The Company believes excluding cash and cash equivalents and restricted cash deposits available for future investment from gross debt, all of which could be used to repay debt, provides an estimate of the net contractual amount of borrowed capital to be repaid, which it believes is a beneficial disclosure to investors and analysts.

The Company calculates EBITDA as earnings before interest, income taxes and depreciation and amortization. The Company computes EBITDAre in accordance with the definition adopted by NAREIT. NAREIT defines EBITDAre as EBITDA (as defined above) excluding gains (or losses) from the sales of depreciable property and real estate impairment losses. The Company presents EBITDA and EBITDAre because they are measures commonly used in its industry and the Company believes that these measures are useful to investors and analysts because they provide important supplemental information concerning the Company’s operating performance, exclusive of certain non-cash items and other costs. The Company uses EBITDA and EBITDAre as measures of its operating performance and not as measures of liquidity.

Performance: As of December 31, 2022, we achieved a Net Debt-to-Annualized Adjusted EBITDAre Ratio of 4.6x, resulting in achievement above the High hurdle.

(1)

The Net Debt-to-Annualized Adjusted EBITDAre Ratio is a non-GAAP financial measure. See Annex A for a reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

Corporate Performance Metric #6: ESG

Weighting	Threshold	Target	High	2022 Results
0.00% to 10.00%	1	3	5	5

Why is this metric important? The Company believes that sustainability, a positive corporate culture that acknowledges the importance of its stockholders, tenants, employees, business associates and good corporate citizenship, and effective corporate governance are critical to its ability to create long-term value for its stockholders. The Company acknowledges that investors, including its stockholders, are increasingly focused on ESG matters in making investment decisions. The Compensation Committee believes that it is appropriate to consider ESG matters when establishing goals for the Company’s NEOs and in making certain compensation decisions. To this end, the Compensation Committee engaged in a qualitative evaluation of the Company’s ESG initiatives during 2022.

The Compensation Committee considered various matters, including those disclosed under “Corporate Responsibility” above and, in particular:

•	initiatives to develop relationships with energy management firms that may provide tenants with cost saving opportunities and improve the environmental efficiency at certain of our properties;

•

the implementation of the modifications to our standard lease terms to provide us with the right to implement certain sustainability measures directly at our properties and to require tenants to periodically provide us, at least annually, with information regarding their resource consumption, such as electricity and water usage;

•	adding dedicated resources to help lead and implement our ESG initiatives;

•	implementing enhanced sustainability practices at our corporate headquarters;

•

developing and maintaining a competitive and equitable compensation program, and a diverse, inclusive and dynamic work environment that provides meaningful opportunities for professional advancement; and

•	robust, meaningful and transparent disclosures and communications with stockholders, the Board and other stakeholders.

Performance: Through a qualitative assessment, the Compensation Committee determined that we achieved an ESG score of 5, resulting in an achievement at the High hurdle.

Individual Metrics, Weightings and Results. For 2022, the Compensation Committee considered both qualitative and quantitative criteria, including investor engagement, employee management, investment quality, capital markets activity, asset management, and compliance and reporting performance when determining each NEO’s overall individual performance.

Progress made on the individual metrics include the following:

•	The portfolio had 99.9% occupancy and a weighted average remaining lease term of 13.9 years as of December 31, 2022.

•	During 2022, the Company held over 165 virtual or face-to-face meetings with investors, attended 11 industry/REIT conferences and completed numerous virtual non-deal roadshows.

•	In 2022, the Company’s investments were completed at a weighted average going-in cash cap rate of 7.2%, which was approximately 332 bps above the 10-Year Treasury Note yield at December 31, 2022.

2022 Payouts. For 2022, each NEO earned a cash bonus based on the weighted achievement of the corporate and individual performance metrics. The table below shows the actual payouts for each NEO under the annual cash bonus program for 2022 (dollar amounts in thousands):

Name	Actual Payout	% of Target Bonus Opportunity
Peter M. Mavoides	$1,150	137%
Mark E. Patten	$736	151%

Long-Term Incentives. The Compensation Committee makes awards of time-based and performance-based RSUs to officers, directors and key employees of the Company, including our NEOs. We expect to continue to make equity grants to our NEOs as part of our annual compensation program to align their long-term interests with those of our stockholders and to maintain the competitiveness of our total compensation package.

With respect to 2022, we granted time-based RSUs and performance-based RSUs to our NEOs. These awards are designed to:

•	Enable our NEOs to establish meaningful equity stakes in the Company and directly align the interests of our NEOs with those of our stockholders; and

•

Enable us to deliver competitive compensation to our NEOs at levels deemed sufficient to attract, retain and motivate our NEOs to seek superior TSR and deliver positive long-term operational performance.

In determining the dollar-denominated value of the 2022 time-based RSU and performance-based RSU grants, the Compensation Committee analyzed:

•	The Company’s strong operational and TSR performance;

•	The role and responsibilities of the individual;

•	Individual performance history; and

•	Prevailing market practices based on market data provided by FPC with respect to our 2022 Compensation Peer Group.

In 2022, the Compensation Committee approved the following notional equity grant values (dollar amounts in thousands):

	2022 Target Value of Equity Grant
Name	Performance Based RSUs	Time-Based RSUs	Total Award Value
Peter M. Mavoides	$2,100	$1,400	$3,500
Mark E. Patten	$360	$240	$600
Gregg A. Seibert(1)	$360	$240	$600

(1)	Mr. Seibert continued to vest in his outstanding equity awards following his retirement in June 2022 based on his continued service as a consultant.

In review of the market data provided by FPC, and in consideration of Company and individual performance, it was determined that an increase to our CEO’s and CFO’s total equity award ($3,200,000 and $350,000, respectively, in 2021) was appropriate and warranted to maintain competitiveness with the 2022 Compensation Peer Group and to motivate, retain, and incentivize our CEO and CFO. Further, we believe providing an increase to our CEO’s and CFO’s compensation in the form of equity (60% of which is performance-based) best aligns our CEO and CFO with stockholders and exemplifies our pay-for-performance philosophy.

Time-based RSUs vest ratably in annual increments over a four-year period, subject to the continued employment of the NEO.

Performance-based RSUs are eligible for vesting at the end of the three-year performance period ending December 31, 2024. 75% of the performance-based RSUs can vest based on the compounded TSR over the performance period of the Company relative to the 2022 TSR Peer Group described above and 25% of the RSUs can vest based on the Compensation Committee’s subjective evaluation of the achievement of strategic objectives deemed relevant by the Compensation Committee during the performance period.

If earned, shares of common stock representing 50% of the earned amount of performance-based RSUs will vest on December 31, 2024 and the remaining 50% will vest on December 31, 2025, subject to the NEO’s continued employment. For purposes of this calculation, TSR is calculated as the compounded annual growth rate, expressed as a percentage, in the value per share of common stock during the performance period due to the appreciation in the price per share of common stock and dividends paid to a stockholder with respect to one share of common stock during the performance period, assuming dividends are reinvested on the ex-dividend date (“Compounded Annual TSR”). For purposes of this calculation, the beginning and ending share price of our common stock and those of the 2022 TSR Peer Group constituents are based on a 20-day trailing average closing stock price.

Holders of time-based RSUs are entitled to dividends when paid by the Company. Holders of performance-based RSUs are not entitled to dividends paid on the underlying common stock. Instead, the number of shares of common stock underlying any performance-based RSU will be increased by an amount equal to (a) the product of the total number of shares subject to such RSU immediately prior to any dividend date multiplied by the amount of any cash dividend paid per share of common stock divided by (b) the fair market value of a share of common stock on such dividend date (any such additional shares shall be subject to the same vesting conditions and payment terms as the shares to which they relate).

Performance-Based Component. With respect to the performance-based RSUs that may be earned and become vested based on the above performance criteria over the performance period, the actual number of performance-based RSUs that may be earned and become vested will be between 0% and 250% of the target amount, depending on our level of achievement of the performance criteria over the performance period. The specific targets and corresponding award levels are contained in the graphic below:

Threshold, target and maximum performance result in the NEOs earning 50%, 100% or 250% of the target number of performance-based RSUs associated with each performance level, with linear interpolation between specified levels. No performance-based RSUs under the performance-based component are earned for performance below the threshold level, and payout is capped at 250% of the target number even if performance exceeds the maximum level.

Results of 2020 Performance-Based RSU Grants

In 2020, Messrs. Mavoides and Seibert each received awards of performance-based RSUs that covered a three-year performance period that ended on December 31, 2022, with (i) 75% of the award based on our TSR relative to the TSR of a peer group specified in the 2020 performance-based RSU grant agreements and identified below (the “2020 TSR Peer Group”) over the performance period, and (ii) the remaining 25% of the award based on the Compensation Committee’s subjective evaluation of the officer’s achievement of strategic objectives deemed relevant by the Compensation Committee during the performance period (the “2020 Performance RSUs”). Mr. Mavoides was awarded 46,057 and Mr. Seibert was awarded 22,286, in each case at target, 2020 Performance RSUs. Mr. Patten did not receive any 2020 Performance RSUs as he was appointed as our Executive Vice President, Chief Financial Officer and Treasurer on August 10, 2020.

The 2020 TSR Peer Group included the following companies: Agree Realty Corporation, EPR Properties, Four Corners Property Trust, Inc., Getty Realty Corp., National Retail Properties, Inc., Realty Income Corporation, Seritage Growth Properties, Spirit Realty Capital, Inc., STAG Industrial, Inc., and STORE Capital Corporation.

The specific requirements and corresponding award levels for the 75% of the 2020 Performance RSUs which vest based on relative TSR are contained in the table below:

Performance Level	TSR Relative to 2020 TSR Peer Group Over Performance Period	RSUs Earned as a Percentage of Target
Threshold	30th Percentile	50%
Target	50th Percentile	100%
Maximum	75th Percentile	250%

The Company’s TSR during the performance period was 1.50% relative to a TSR of (0.55)% at the 50th percentile and 3.90% at the 75th percentile for the 2020 TSR Peer Group. Accordingly, the Company achieved a TSR between the 50th and 75th percentiles, resulting in RSUs being earned at 168.4% of Target (calculated using linear interpolation).

With respect to the 25% of the 2020 Performance RSUs which vest based on a subjective evaluation of the officer’s achievement of relevant strategic objectives, an officer may earn up to 250% of the target award, and the Compensation Committee considered the following factors with respect to Messrs. Mavoides and Seibert:

Subjective Performance Factors
Mr. Mavoides	Mr. Seibert

•  Overall leadership of the Company (operating performance, gross investment activity, operating efficiency and financial flexibility);

•  Developing, growing and maintaining strong tenant relationships;

•  Overall leadership with respect to executive team (management, motivation, etc.);

•  Contributions to a collaborative work environment & promoting diversity; and

•  Response to extraordinary macro-economic challenges, including the impact on capital markets, and ability to execute alternative strategies to maintain the Company’s conservative leverage position and well-capitalized balance sheet.

•  Excellence in oversight of the Company’s origination, credit, closing and asset management functions;

•  Contributions to superior operating performance – particularly investment activity, capital recycling, and general operating efficiency;

•  Developing, growing and maintaining strong tenant relationships;

•  Leadership with respect to recruiting and developing departmental talent; and

•  Contributions to a collaborative and inclusive culture

In evaluating the foregoing subjective matters, the Compensation Committee also considered:

•	Gross investment activity of approximately $2.5 billion during the three years ended December 31, 2022 and the characteristics thereof;

•	Growing our common dividend from an annualized rate of $0.92 per share for the quarter ended December 31, 2019 to $1.075 per share for the quarter ended December 31, 2022;

•	Raising approximately $1.4 billion in common equity during the three years ended December 31, 2022;

•	Achieving an investment grade rating for our senior unsecured notes of Baa3/BBB-/BBB- (Moody’s / S&P / Fitch); and

•	Maintaining strong collections, including collections of 91% during 2020, when we were most adversely affected by the COVID-19 pandemic.

After careful consideration of the above factors, the Compensation Committee determined that each of Messrs. Mavoides and Seibert performed at a level commensurate with a vesting level at 225% of target.

2020 Performance RSU Results. Based on the above, Messrs. Mavoides and Seibert achieved the performance-based vesting of the 2020 Performance RSUs at 168.4% of Target for the 75% portion of the 2020 Performance RSUs based on relative TSR and at 225% of Target for the 25% portion of the 2020 Performance RSUs based on the Compensation Committee’s subjective evaluation of the officer’s achievement of strategic objectives deemed relevant by the Compensation Committee during the performance period. Accordingly, the number of shares earned based on performance with respect to the 2020 Performance RSUs were as follows, with one-half vesting on December 31, 2022 and the remaining half vesting on December 31, 2023:

Name	Number of Target Shares	Number of Shares Earned(1)
Peter M. Mavoides	46,057	84,077
Gregg A. Seibert	22,286	40,683

(1)

For Messrs. Mavoides and Seibert, excludes 13,803 and 6,679 shares, respectively, with respect to cash dividends paid during the period the 2020 Performance RSUs were outstanding (75% of such shares allocated to the TSR based awards and the remaining 25% allocated to the subjective awards).

2022 Employment Agreement and One-Time Retention Equity Award to Mr. Mavoides

On January 1, 2022, the Company entered into an amended and restated employment agreement (the “Amended and Restated Employment Agreement”) with Mr. Mavoides, in order to retain his service through the long term and further incentivize his performance. The Amended and Restated Employment Agreement provides for an initial term of five years (through December 31, 2026) with automatic one-year extension periods absent prior written notice electing not to extend Mr. Mavoides’ employment by the Company or Mr. Mavoides. The original agreement was scheduled to expire on June 25, 2022. During the employment term, Mr. Mavoides will receive a base salary at an annual rate of not less than $600,000. For each fiscal year during the term of the Amended and Restated Employment Agreement, Mr. Mavoides will be eligible to receive an annual performance bonus (the “Annual Performance Bonus”) with a minimum target annual bonus opportunity equal to 125% of base salary. Mr. Mavoides’ Amended and Restated Employment Agreement also provides for certain severance benefits as described under the section titled “Severance and Change in Control Arrangements.”

In addition, in recognition of Mr. Mavoides’ continued employment as President and Chief Executive Officer, Mr. Mavoides received a one-time retention equity award with a target grant date fair value equal to $3,000,000 and delivered as follows: (i) $1,000,000 delivered as time-based RSUs, vesting in 50% increments on each of the four-year and five-year anniversary of the grant date, subject to Mr. Mavoides continued service through the applicable vesting date, and (ii) $2,000,000 delivered as performance-based RSUs, with vesting based on the Company’s AFFO performance over a four-year performance period, and the opportunity to earn up to 200% payout of the performance-based RSUs based on such performance. To the extent the performance goals are achieved, the performance award will vest in 50% increments on each of the four-year and five-year anniversary of the grant date, subject to Mr. Mavoides continued service through the applicable vesting date. The AFFO performance goals were designed to be challenging but achievable with strong management performance.

The terms of the Amended and Restated Employment Agreement as well as Mr. Mavoides one-time retention equity award were determined based on input of FPC and the 2022 Compensation Peer Group as well as the Compensation Committee’s assessment of the level of compensation deemed necessary to continue to retain and incentivize Mr. Mavoides.

401(k) Plan

We maintain a qualified 401(k) savings plan for the benefit of our employees, including our NEOs. The 401(k) plan allows participants to contribute up to 100% of his or her pre-tax cash compensation, up to the annual maximum statutory limit allowed under Internal Revenue Service guidelines. Our 401(k) plan allows for discretionary matching of employee contributions. We make matching contributions equal to 100% of the first

6% of eligible compensation contributed by participants. Participants are always vested in both their own contributions to the plan and in our matching contributions to the plan.

Severance and Change in Control Arrangements

Our NEOs are eligible for severance payments and benefits in the event of an involuntary termination of employment without “cause” or for “good reason,” as well as certain benefits in connection with a change in control of the Company. Our NEOs are also eligible for “double trigger” severance payments and benefits in the event of an involuntary termination of employment without “cause” or a termination of employment with “good reason” in connection with a change in control of the Company. Our equity awards are also designed to be “double trigger,” so long as such awards are allowed to continue in effect following any change in control transaction on substantially equivalent terms and conditions to those applicable prior to such transaction.

Mr. Seibert retired from the Company, effective June 25, 2022, which was the expiration date of his employment agreement with the Company. In connection with his retirement from the Company, Mr. Seibert did not receive any amount under his employment agreement. However, in light of Mr. Seibert’s institutional knowledge of the Company and experience in the industry, the Company entered into a consulting agreement with Mr. Seibert effective June 25, 2022 providing for certain compensation elements. These elements consist of a cash fee of $480,000 payable in monthly installments through June 25, 2023 and reimbursement for the cost of maintaining coverage for health benefits under COBRA through December 25, 2023. The fiscal year 2022 amounts associated with these benefits are reflected in the 2022 Summary Compensation Table in the “All Other Compensation” column. In addition, in accordance with the terms of his outstanding equity award agreements, Mr. Seibert continued to vest in his outstanding equity awards based on his continued service as a consultant.

For detailed information on the estimated potential payments and benefits payable to the NEOs in the event of their termination of employment, including following a change in control of the Company, see the section titled “Potential Payments Upon Termination.”

Perquisites and Other Personal Benefits

We do not provide our NEOs with perquisites or other personal benefits.

We do not provide tax reimbursements or any other tax payments, including excise tax “gross-ups,” to any of our executive officers.

Other Compensation Policies

Clawback Policy. In the event of a material restatement of the Company’s financial results (other than a restatement caused by a change in applicable accounting rules or interpretations), the Compensation Committee will review the performance-based compensation of the Company’s NEOs for the three years prior to such material restatement. The Compensation Committee will determine whether the amount of any performance-based compensation actually paid or awarded to a NEO (the “Awarded Compensation”) would have been lower if it had been calculated based on such restated financial statements (the “Actual Compensation”) and whether such NEO engaged in actual fraud or willful unlawful misconduct that materially contributed to the need for the restatement. If it determines those two things, under the Company’s current policy, the Compensation Committee may direct the Company to recoup all or a portion of the after-tax portion of the difference between the Awarded Compensation and the Actual Compensation. The Company will review its clawback policy and, to the extent necessary, will modify the policy to reflect the final NYSE listing rules adopted to implement the compensation recovery requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Process for Approving Long-Term Incentive Awards. The Compensation Committee approves long-term incentive awards (including time- and performance-based RSUs) on an annual basis. As appropriate during the year, the Compensation Committee may approve long-term incentive awards to newly hired or promoted executives. The number of RSUs awarded to an individual is determined by a formula that divides the compensation value of the overall award by the closing market price of our common stock on the NYSE on the date prior to the date of grant.

Compensation Risk Assessment

The Company and the Compensation Committee consider many factors in making compensation decisions for our NEOs. One factor is the risk associated with our compensation programs. During the first quarter of fiscal year 2023, the Compensation Committee conducted its annual risk assessment of our compensation policies and practices covering all employees. After a review and assessment of potential risks, the Compensation Committee concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee took into account the following factors, among others:

•	the Compensation Committee engages an independent, external compensation consultant to assist with developing the executive compensation program;

•	the Compensation Committee maintains the right, in its sole discretion, to modify the compensation policies and practices at any time;

•	the Compensation Committee has elected to use time-based RSUs and performance-based RSUs that provide our NEOs with a significant interest in the Company’s long-term performance;

•	short-term cash incentive awards are based on a number of metrics related to Company financial and operational goals;

•	our stock ownership policy requires our NEOs and directors to own meaningful levels of our stock; and

•

the Company may recover all or a portion of any bonus or incentive compensation paid, or cancel stock-based awards granted, to the NEO if the Company’s financial results are restated or materially misstated due in whole or in part to intentional fraud or misconduct by one or more of the Company’s NEOs.

Executive and Board Stock Ownership Requirements

We have implemented stock ownership requirements for the Company’s Chief Executive Officer and any other NEO to align the interests of these individuals with the interests of our stockholders. The minimum share requirement is five times base salary for our Chief Executive Officer and three times base salary for other NEOs. Each executive has five years from the later of the date of adoption of the ownership policy or date of appointment to an executive-level position to achieve the requirement. All vested and unvested restricted stock awards and time-based RSU awards, earned performance equity compensation subject to time vesting, and securities convertible into or exercisable or exchangeable for common stock qualify towards satisfaction of the requirement. Unearned performance equity awards do not qualify towards the requirement. As of the record date, all of our continuing NEOs satisfy the minimum stock ownership requirements. Additionally, we generally require each of our directors that is not employed by the Company to own a number of shares of common stock with a value equal to at least five times such director’s base annual cash retainer within five years of election to the Board.

Compensation Committee Report on Executive Compensation

The Compensation Committee has reviewed the disclosures in the section titled “Compensation Discussion and Analysis” contained in the Proxy Statement and has discussed such disclosures with the Company’s management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors of the Company that the “Compensation Discussion and Analysis” be included in the Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

This report was delivered by the Compensation Committee on March 30, 2023.

Members of the Compensation Committee

Joyce DeLucca, Chair Paul T. Bossidy Heather L. Neary

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or in the past has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board or our Compensation Committee. None of the members of our Compensation Committee is, or has ever been, an officer or employee of the Company.

Compensation Tables

2022 Summary Compensation Table

The following table presents compensation paid or awarded to our NEOs with respect to the years ended December 31, 2022, 2021 and 2020 (dollar amounts in thousands):

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation(2)	Nonqualified Deferred Compensation Earnings	All Other Compensation(3)	Total
Peter M. Mavoides	2022	$600	$—	$8,019	$—	$1,150	$—	$17	$9,786
President and Chief	2021	$600	$—	$3,953	$—	$1,325	$—	$15	$5,893
Executive Officer (principal executive officer)	2020	$500	$500	$1,765	$—	$—	$—	$14	$2,779

Mark E. Patten	2022	$425	$—	$645	$—	$736	$—	$26	$1,832
Executive Vice	2021	$350	$—	$432	$—	$602	$—	$9	$1,393
President, Chief Financial Officer (principal financial officer), Treasurer and Secretary	2020	$139	$200	$1,243	$—	$—	$—	$50	$1,632

Gregg A. Seibert(4)	2022	$218	$—	$1,169	$—	$—	$—	$265	$1,652
Executive Vice	2021	$425	$—	$988	$—	$731	$—	$—	$2,144
President and Chief Operating Officer	2020	$400	$400	$854	$—	$—	$—	$—	$1,654

(1)

Amounts reported in this column for 2020, 2021 and 2022 for time-based RSUs granted during the relevant year reflect the full grant date fair value computed in accordance with FASB ASC Topic 718. The grant date fair value of time-based RSUs was calculated based on the number of shares subject to the award multiplied by the average market price on the date of grant. Amounts reported in this column for 2020, 2021 and 2022 for performance-based RSUs granted during the relevant year reflect the grant date fair value of the 75% portion attributable to the relative TSR performance metric computed in accordance with FASB ASC Topic 718. Because the 25% subjective component is not viewed as granted under FASB ASC Topic 718 until the year in which the Compensation Committee determines achievement, there is no grant date fair value reported for such component until the year of Compensation Committee determination and a grant date fair value for such portion will be reported in the Summary Compensation Table in the year of such determination. Amounts reported in this column for 2022 include the 25% subjective component of performance-based RSUs granted during 2019 for which performance was determined in 2022 and therefore are viewed as granted under FASB ASC Topic 718 in 2022. Amounts reported in this column for 2022 include the grant date fair value of AFFO CAGR performance-based RSUs granted to Mr. Mavoides, which was calculated based on the number of shares subject to the award that we expect will vest, as determined on the date of grant, multiplied by the average market price on the date of grant. The following table shows the 2022 grant date fair value of the time-based RSUs, the TSR portion of the performance-based RSUs based on the target achievement level or the AFFO CAGR portion of the performance-based RSUs based on the expected achievement level, the TSR portion of the performance-based RSUs based on the highest level of performance conditions achieved or the AFFO CAGR portion of the performance-based RSUs based on the highest level of performance conditions achieved and the subjective portion of performance-based RSUs granted during 2019 for which performance was determined in 2022 and therefore are viewed as granted under FASB ASC Topic 718 in 2022:

	Value of 2022 Grants at Grant Date
Name	Time- Based Vesting Awards	Expected Level of TSR Performance Conditions Achieved	Maximum Level of TSR Performance Conditions Achieved	Expected Level of AFFO CAGR Conditions Achieved	Maximum Level of AFFO CAGR Performance Conditions Achieved	Subjective Performance Vesting Awards
Peter M. Mavoides	$2,394	$2,318	$5,794	$1,998	$3,995	$1,309
Mark E. Patten	$242	$403	$1,008	$—	$—	$—
Gregg A. Seibert	$242	$403	$1,008	$—	$—	$524

(2)

The amounts reported in this column for 2022 represent the annual incentive compensation received by each NEO based on 2022 performance. In connection with his retirement, Mr. Seibert did not receive a 2022 annual cash incentive payout.

(3)

The amounts reported in this column for 2022 for Messrs. Mavoides and Patten represent matching contributions to our 401(k) plan and, for Mr. Seibert, represent payments made for consulting services ($247,000) and reimbursement for the cost of maintaining coverage for health benefits under COBRA ($18,000).

(4)	Mr. Seibert served as our Executive Vice President and Chief Operating Officer until June 25, 2022. Mr. Seibert was compensated for services on a pro rata basis at an annual base rate of $450,000.

2022 Grant of Plan-Based Awards

								All Other Stock Awards:	Grant Date Fair Value of Stock and Option Awards ($000s)(5)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)(3)			Number of Shares of Stock or Units (#)(4)
Name	Grant Date	Threshold ($000s)	Target ($000s)	Maximum ($000s)	Threshold (#)	Target (#)	Maximum (#)
Peter M. Mavoides		$300	$840	$1,200
	1/05/2022					69,372	138,744		$3,995
	1/05/2022							34,686	$999
	1/18/2022							48,055	$1,309
	3/04/2022				31,263	62,525	156,313		$2,318
	3/04/2022							55,577	$1,395

Mark E. Patten		$213	$489	$744
	2/15/2022				5,452	10,904	27,260		$403
	2/15/2022							9,693	$242

Gregg A. Seibert(6)		$225	$518	$788
	1/18/2022							19,220	$524
	2/15/2022				5,452	10,904	27,260		$403
	2/15/2022							9,693	$242

(1)

Represents potential payouts under the short-term incentive program. Please see the “Non-Equity Incentive Plan Compensation” column in the 2022 Summary Compensation Table for the amount received by each NEO for 2022 and the CD&A for further information regarding the 2022 short-term incentive program.

(2)

Represents estimated payouts under the 2018 Incentive Plan for the AFFO CAGR performance-based RSUs awarded in January 2022 for the performance period running from January 1, 2022 through December 31, 2026. The “target” number of RSUs represents 100% of the performance RSUs granted and is the number of RSUs that would vest based on achieving the target-level AFFO CAGR during the performance period. The “maximum” number of RSUs shown is 200% of the performance RSUs granted and is the number of RSUs that would vest based on achieving the maximum-level AFFO CAGR during the performance period. To the extent the performance goals are achieved, the RSUs will vest in 50% increments on each of the four- year and five-year anniversary of the grant date, subject to the NEO’s continued service through the applicable vesting date.

(3)

Represents estimated payouts under the 2018 Incentive Plan for the TSR portion of the performance-based RSUs awarded in February and March 2022 for the January 1, 2022 through December 31, 2024 performance period. The “threshold” number of RSUs represents 50% of the performance RSUs granted and is the number of RSUs that would vest based on achieving the minimum TSR goal during the performance period relative to that of the 2022 TSR Peer Group. The “target” number of RSUs represents 100% of the performance RSUs granted and is the number of RSUs that would vest based on achieving the target TSR goal during the performance period relative to that of the 2022 TSR Peer Group. The “maximum” number of RSUs shown is 250% of the performance RSUs granted and is the number of RSUs that would vest based on achieving the maximum TSR goal during the performance period relative to that of the 2022 TSR Peer Group. Because the subjective component is not viewed as granted for accounting purposes until the Compensation Committee determines the achievement level, these amounts only reflect the TSR component of the performance-based RSUs granted during 2022 and the subjective component will be reflected in this table in the year of determination.

(4)

Represents (i) time-based RSUs granted on January 5, 2022 that vest in one-half increments on the fourth and fifth anniversaries of the date of grant subject to the continued employment of the NEO through the applicable vesting date, (ii) time-based RSUs granted on January 5, 2022 that vest in one-half increments on the fourth and fifth anniversaries of the date of grant subject to the continued employment of the NEO through the applicable vesting date, (iii) the subjective portion of performance-based RSUs granted during

2019 for which performance was determined on January 18, 2022 and therefore are viewed as granted under FASB ASC Topic 718 in 2022, 50% of which vested on January 18, 2022 and 50% of which vested on December 31, 2022, and (iv) time-based RSUs granted in February and March 2022 that vest in annual increments over a four-year period on each anniversary of January 18th, subject to the continued employment of the NEO through the applicable vesting date.
(5)

Amounts represent the grant date fair value of RSU awards reported in this table and granted during 2022, calculated in accordance with FASB ASC Topic 718. For a discussion of the assumptions used to calculate the value of all RSU awards made to NEOs, refer to Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022.

(6)	Mr. Seibert continued to vest in his outstanding equity awards following his retirement in June 2022 based on his continued service as a consultant.

Outstanding Equity Awards at December 31, 2022

The following table provides information about the outstanding equity-based awards held by each of our NEOs as of December 31, 2022 (dollar amounts in thousands):

Named Executive Officer	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)
Peter M. Mavoides	194,077	$4,555	387,391	$9,092
Mark E. Patten	37,524	$881	30,583	$718
Gregg A. Seibert(4)	49,714	$1,167	58,222	$1,366

(1)

Amounts reported in this column represent (1) with respect to Mr. Patten, 69,814 RSUs granted on August 10, 2020 which vest in one-third annual increments on the first, second and third anniversaries of the date of grant, subject to Mr. Patten’s continued employment through such date, (2) restricted stock awards (“RSAs”) or RSUs granted to our NEOs on January 8, 2019 (Mr. Mavoides, 22,053 RSAs; Mr. Seibert, 8,821 RSAs), January 8, 2020 (Mr. Mavoides, 15,352 RSUs; Mr. Seibert, 7,428 RSUs), February 22, 2021 (Mr. Mavoides, 55,579 RSUs; Mr. Patten, 6,079 RSUs; Mr. Seibert, 13,894 RSUs), February 15, 2022 (Mr. Patten, 9,693 RSUs; Mr. Seibert, 9,693 RSUs) and March 4, 2022 (Mr. Mavoides, 55,577 RSUs) which vest in one-quarter annual increments on the first, second, third and fourth anniversaries of the date of grant (for the 2019 and 2020 awards) or January 18, 2021 (for the 2021 awards) and January 18, 2022 (for the 2022 awards), subject to the NEO’s continued employment through such date, and (3) one-half of the performance RSUs, initially granted to Mr. Mavoides and Mr. Seibert on January 8, 2020, and certified for issuance by the Compensation Committee following the completion of the three-year performance period on December 31, 2022 (Mr. Mavoides, 48,940 RSUs; Mr. Seibert, 23,681 RSUs), which vest on December 31, 2023, subject to the NEO’s continued employment through such date, and (4) with respect to Mr. Mavoides, 34,686 RSUs granted on January 5, 2022 which vest in one-half increments on the fourth and fifth anniversaries of the date of grant, subject to Mr. Mavoides’ continued employment through such date.

(2)	Market value is based on our closing share price on December 30, 2022 of $23.47 per share.
(3)

Amounts reported in this column represent (1) performance-based RSUs at their expected vesting level granted to our NEOs on February 22, 2021 (Mr. Mavoides, 83,369 Target RSUs; Mr. Patten, 9,118 Target RSUs; Mr. Seibert, 20,842 Target RSUs) and February 15, 2022 (Mr. Patten, 14,539 Target RSUs; Mr. Seibert, 14,539 Target RSUs) or March 4, 2022 (Mr. Mavoides, 83,366 Target RSUs), which vest in one-half increments on December 31, 2023 and 2024 and December 31, 2024 and 2025, respectively, subject to each such NEO’s continued employment through such date and (2) with respect to Mr. Mavoides, performance-based RSUs at their expected vesting level (69,372 Target RSUs) granted on January 5, 2022 which vest in one-half increments on the fourth and fifth anniversaries of the date of grant, subject to Mr. Mavoides’ continued employment through such date. With respect to each award, the number of shares that will actually vest is dependent upon our performance during the applicable performance period.

(4)	Mr. Seibert continued to vest in his outstanding equity awards following his retirement in June 2022 based on his continued service as a consultant.

2022 Options Exercised and Stock Vested

The following table sets forth certain information regarding the vesting of equity awards held by each NEO during 2022 (dollar amounts in thousands):

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Peter M. Mavoides	172,984	$4,162
Mark E. Patten	24,791	$611
Gregg A. Seibert	71,534	$1,713

Pension Benefits and Nonqualified Deferred Compensation

We do not provide any retirement benefits other than the opportunity to participate in a 401(k) plan. We do not currently sponsor any qualified or non-qualified defined benefit plans, any non-qualified defined contribution plans or any deferred compensation plans.

Payments Made to our Former Executive Vice President and Chief Operating Officer

In connection with his retirement from the Company effective June 25, 2022, Mr. Seibert did not receive any amount under his employment agreement. However, in light of Mr. Seibert’s institutional knowledge of the Company and experience in the industry, the Company entered into a consulting agreement with Mr. Seibert effective June 25, 2022 providing for certain compensation elements. These elements consist of a cash fee of $480,000 payable in monthly installments through June 25, 2023 and reimbursement for the cost of maintaining coverage for health benefits under COBRA through December 25, 2023 (estimated value of $53,000). In addition, pursuant to the terms of his equity award agreements, Mr. Seibert’s outstanding equity awards will continue to vest during his period of consulting services (estimated value of $1,928,454, based on the stock price as of December 30, 2022 and assuming target payout for any performance-based RSUs).

Employment Agreements

As discussed above, on January 1, 2022, we entered into an amended and restated employment with Mr. Mavoides. The amended and restated employment agreement for Mr. Mavoides has an initial five-year term, with automatic one-year renewals unless notice of non-renewal is provided by either party. The amended and restated employment agreement includes non-competition and non-solicitation provisions that generally end one year after the executive’s termination of employment. On July 7, 2020, we entered into an employment agreement with Mr. Patten. The employment agreement for Mr. Patten has an initial four-year term, with automatic one-year renewals unless notice of non-renewal is provided by either party. The employment agreement includes non-competition and non-solicitation provisions that generally end one year after the executive’s termination of employment.

The employment agreements for Messrs. Mavoides and Patten provide for severance benefits upon a qualifying termination of employment. While employed with the Company, Mr. Seibert was also subject to an employment agreement that provided for severance benefits upon certain qualifying terminations of employment. None of the employment agreements provides for payments or benefits solely upon the occurrence of a change in control.

Under the employment agreement in effect as of December 31, 2022 with Mr. Mavoides, if Mr. Mavoides’ employment is terminated by us without “cause” (as defined in the agreement) or by Mr. Mavoides for “good reason” (as defined in the agreement), and subject to Mr. Mavoides’ execution and non-revocation of a general release of claims,, Mr. Mavoides would become entitled to receive: (i) accrued benefits; (ii) an amount equal to two times the sum of (x) his Base Salary plus (y) the average annual performance bonus actually paid to him for the three years prior to the year in which the date of termination occurs; provided, however, that if the date of termination occurs during the 24 months following a Change in Control (as defined in the agreement) (the “CIC Period”), an amount equal to three times the sum of (x) his Base Salary plus (y) the target annual performance bonus for the year in which the date of termination occurred, payable in equal installments over 24 months (or over 36 months if the termination occurs during the CIC Period); (iii) a pro rata annual performance bonus, based on actual performance and prorated for the portion of the fiscal year Mr. Mavoides was employed prior to the date of termination; (iv) up to 18 months of continued health care coverage; and (v) the vesting of any outstanding awards granted under any equity plans, with such awards to be payable within 60 days following the date of termination.

Under the employment agreement in effect as of December 31, 2022 with Mr. Patten, if Mr. Patten’s employment is terminated by us without “cause” (as defined in the agreement) or by Mr. Patten for “good reason” (as defined in the agreements), and subject to Mr. Patten’s execution and non-revocation of a general release of claims, Mr. Patten would become entitled to receive: (i) any annual performance bonus awarded for the year prior to termination, to the extent unpaid; (ii) continued payments equal to 12 months of base salary; (iii) monthly reimbursement for 12 months of COBRA premiums; and (iv) for terminations of employment occurring after March 31 in a given year, a pro rata bonus for the year of termination based on actual performance, provided that the Company is on plan with respect to the budget approved by the Board for such year and the Compensation Committee approves the payment of such bonus. In the event of Mr. Patten’s termination of employment due to death or disability, Mr. Patten or his beneficiary, as applicable, would be entitled to receive: (i) any annual performance bonus awarded for the year prior to termination, to the extent unpaid; (ii) a pro rata bonus for the year of termination; and (iii) monthly reimbursement for 12 months of COBRA premiums. In the event of the non-renewal of the employment agreement, Mr. Patten would be entitled to receive any unpaid annual performance bonus awarded for the year prior to termination.

Types of Compensation Payable upon Termination of Employment

The table below reflects the treatment of equity in the event of a termination of the executive’s employment as of December 31, 2022 under the various circumstances described:

Termination Scenario	Restricted Stock	Time-Based Restricted Stock Units	Performance-Based Restricted Stock Units
Death or Disability	Accelerated vesting of unvested shares of restricted stock.	Accelerated vesting of unvested RSUs.	Accelerated vesting of unvested RSUs based on performance through the date of termination.
Without “Cause”(1)	Accelerated vesting of unvested shares of restricted stock.	Accelerated vesting of unvested RSUs.	Accelerated vesting of unvested RSUs based on performance through the date of termination

Termination without Cause or due to Good Reason In Connection with a Change in Control	Accelerated vesting of unvested restricted stock.	Accelerated vesting of unvested RSUs.	Accelerated vesting of unvested RSUs based on performance through the date of termination, provided if the termination occurs within the first year of the performance period, then vesting will be based on target

(1)	Per Mr. Mavoides’ employment agreement, he is also eligible for equity vesting in the event his employment is terminated due to good reason.

Potential Payments upon Termination

The following table shows the estimated potential payments that would have been payable to each of our NEOs other than Mr. Seibert, whose payments are separately discussed in “Payments Made to our Former Executive Vice President and Chief Operating Officer” above, if a termination without cause or resignation for good reason, or a change in control of the Company, as applicable, had occurred on December 31, 2022 (dollar amounts in thousands).

Name	Benefit	Death or Disability ($)	Termination without Cause or Resignation for Good Reason ($)	Termination in Connection with a Change in Control ($)
Peter M. Mavoides	Cash Severance	$1,150	$3,850	$5,251
	Accelerated Vesting of Restricted Stock	129	129	129
	129 Accelerated Vesting of RSUs	13,518	13,518	12,623
	Health Benefits	27	41	41
	Total	$14,824	$17,538	$18,044

Mark E. Patten	Cash Severance	$736	$1,161	$—
	Accelerated Vesting of Restricted Stock	—	—	—
	Accelerated Vesting of RSUs	1,598	1,598	—
	Health Benefits	9	9	—
	Total	$2,343	$2,768	$—

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median annual total compensation of our employees (excluding Mr. Mavoides, our President and Chief Executive Officer) and the annual total compensation of Mr. Mavoides. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For 2022, our last completed fiscal year:

•

the median of the annual total compensation as calculated in accordance with the Summary Compensation Table rules, of all employees of our Company (other than our President and Chief Executive Officer) was $135,000; and

•	the annual total compensation of Mr. Mavoides, as reported above in the 2022 Summary Compensation Table, was $9,786,000.

Based on this information, for 2022, the ratio of the annual total compensation of Mr. Mavoides, our President and Chief Executive Officer, to the median of the annual total compensation of all employees was 72 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee, we took the following steps:

•

We determined that, as of December 31, 2022, our employee population (excluding our Chief Executive Officer) consisted of 35 employees, all of whom were full-time employees located in the United States. We selected December 31, 2022 as the date upon which we would identify the “median employee” because it enabled us to make such identification in a reasonably efficient and economical manner.

•
To identify the “median employee” from our employee population, we compared the amount of base salary of our employees as reflected in our payroll records and included as part of the total compensation reported to the Internal Revenue Service on Form
W-2
and annual bonus, if any, for 2022. In making this determination, we annualized the compensation of approximately five full-time employees who were hired after January 1, 2022 but did not work for us for the entire year. We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation. Since all of our employees are located in the United States, as is our Chief Executive Officer, we did not make any cost-of-living
adjustments in identifying the “median employee.”

•
Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2022 in accordance with the requirements of
Item 402(c)(2)(x) of Regulation
S-K,
resulting in annual total compensation of $135,000.

Given the different methodologies that various public companies use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.
Pay Versus Performance
The following table provides historical total summary compensation and compensation actually paid (“
CAP
”) for our principal executive officer (“
PEO
”) and other NEOs as an average and provides historical information regarding our performance (dollar amounts in thousands):

					Value of Initial Fixed $100 Investment Based on: (4)
Year (1)	Summary Compensation Table Total for PEO (2)	Compensation Actually Paid to PEO (3)	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs (3)	Total Shareholder Return	Peer Group Total Shareholder Return (5)	Net Income	AFFO Per Share (6)
2022	$9,786	$8,111	$1,742	$1,129	$108.93	$91.27	$134,742	$1.53
2021	$5,893	$11,738	$1,769	$3,285	$126.97	$126.41	$96,211	$1.34
2020	$2,779	$1,281	$1,693	$822	$90.42	$90.80	$42,528	$1.11

(1)	Mr. Mavoides has served as the PEO for the entirety of 2022, 2021 and 2020 and our other NEOs for the applicable years were as follows:

•	2022: Gregg A. Seibert and Mark E. Patten.

•	2021: Gregg A. Seibert and Mark E. Patten.

•	2020: Gregg A. Seibert; Mark E. Patten; Anthony K. Dobkin; and Hillary P. Hai.

(2)
Amounts reported in this column represent (i) the total compensation reported in the Summary Compensation Table for the applicable year in the case of Mr. Mavoides and (ii) the average of the total compensation reported in the Summary Compensation Table for the applicable year for our other NEOs reported for the applicable year other than the PEO for such ye ar
s.

(3)
To calculate CAP, adjustments were made to the amounts reported in the Summary Compensation Table for the applicable year. A reconciliation of the adjustments for Mr. Mavoides and for the average of the other NEOs is set forth following the footnotes to this table.

(4)	Pursuant to rules of the SEC, the comparison assumes $100 was invested on December 31, 2019. Historic stock price performance is not necessarily indicative of future stock price performance.
(5)	The TSR peer group consists of the companies in the FTSE NAREIT All Equity REITs index, an independently prepared index that includes U.S. equity REITs.

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8

(6)
As noted in the Compensation Discussion and Analysis section above titled
“Corporate Metrics, Weightings and Results”
, for 2022, the Compensation Committee determined that AFFO Per Share continues to be viewed as a core driver of the Company’s performance and stockholder value creation and, accordingly, was utilized as a key performance metric for the annual performance-based cash bonus awards. AFFO Per Share is a non-GAAP financial measure. See Annex A for a reconciliation of non-GAAP
financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

Compensation Actually Paid Adjustments
The following table provides a reconciliation of total compensation from the summary compensation table in the applicable year for our PEO or average for our other NEOs to total CAP to our PEO or average CAP to our other NEOs (dollar amounts in thousands):

		(MINUS)	PLUS	PLUS (MINUS)	PLUS	PLUS (MINUS)	(MINUS)	PLUS	EQUALS
Year	Summary Compensation Table Total (1)	Grant Date Fair Value of Stock Awards Granted in Fiscal Year (2)	Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Awards Granted in Fiscal Year (3)	Change in Fair Value of Outstanding and Unvested Stock Awards Granted in Prior Fiscal Years (4)	Fair Value at Vesting of Stock Awards Granted in Fiscal Year That Vested During Fiscal Year (5)	Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Years for Which Applicable Vesting Conditions were Satisfied During Fiscal Year (6)	Fair Value as of Prior Fiscal Year-End of Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year (7)	Value of Dividends or Other Earnings Paid on Stock or Option Awards Not Otherwise Reflected in Fair Value or Total Compensation (8)	CAP
Peter M. Mavoides (PEO)
2022	$9,786	$(8,019)	$8,022	$(1,313)	$—	$(501)	$—	$136	$8,111
2021	$5,893	$(3,953)	$5,700	$2,159	$—	$1,827	$—	$112	$11,738
2020	$2,779	$(1,765)	$1,801	$(831)	$—	$(864)	$—	$161	$1,281
Other NEOs (Average) (9)
2022	$1,742	$(907)	$689	$(231)	$—	$(199)	$—	$35	$1,129
2021	$1,769	$(710)	$1,024	$559	$—	$581	$—	$62	$3,285
2020	$1,693	$(1,246)	$1,176	$(229)	$5	$(638)	$—	$61	$822

(1)	Represents Total Compensation as reported in the Summary Compensation Table for the indicated fiscal year. With respect to the other NEOs, amounts shown represent averages.
(2)	Represents the grant date fair value of the stock awards granted during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.
(3)
Represents the fair value as of the indicated fiscal
year-end
of the outstanding and unvested stock awards granted during such fiscal year, computed in accordance with the methodology used for financial reporting purposes.

(4)
Represents the change in fair value during the indicated fiscal year of each stock award that was granted in a prior fiscal year and that remained outstanding and unvested as of the last day of the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year.

(5)
Represents the fair value at vesting of the stock awards that were granted and vested during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.

(6)
Represents the change in fair value, measured from the prior fiscal year-end
to the vesting date, of each stock award that was granted in a prior fiscal year and which vested during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.

4
9

(7)
Represents the fair value as of the last day of the prior fiscal year of the stock awards that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.

(8)
Represents cash dividends paid with respect to time-based RSA and RSU awards. The number of shares subject to a performance-based RSU increases for dividends paid by the Company and are reflected in the other columns to this table.

(9)	See footnote 1 in the Pay Versus Performance table above for the NEOs included in the average for each year.
Relationship Between Pay and Performance
We believe the CAP in each of the years reported above and over the three-year cumulative period are reflective of the Compensation Committee’s emphasis on
“pay-for-performance”
as the CAP fluctuated year-over-year, primarily due to the result of our stock performance and our varying levels of achievement against pre-established
performance goals. The “Compensation Discussion and Analysis” section above describes in greater detail the Compensation Committee’s emphasis on
“pay-for-performance”
and how our executive compensation program is designed to link executive compensation with the achievement of our financial objectives as well as stockholder value creation.

The graphs below compare the CAP for our PEO and the average CAP for our other NEOs with (i) our cumulative TSR and the TSR of the FTSE NAREIT All Equity REITs index, an independently prepared index that includes U.S. equity REITs, (ii) our net income and (iii) our AFFO per share, in each case for the years ended December 31, 2022, 2021 and 2020. TSR amounts assume an initial fixed investment of $100 on January 1, 2020 and that all dividends, if any, were reinvested. (Dollar amounts in thousands, except per share amounts.)

Most Important Financial Performance Measures to Link Company Performance to CAP
The following is a list of financial performance measures, which in our assessment represent the most important financial performance measures used by the Company to link CAP to the NEOs for 2022. Please see the Compensation Discussion and Analysis above for a further description of these metrics and how they are used in the Company’s executive compensation program
:

•	AFFO per Share

•	Net Investments

•	Recurring Cash G&A Expense

•	Same Store Rent Growth

•	Net Debt to Annualized Adjusted EBITDA re

•	Relative TSR

5
1

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth certain information regarding the 2018 Incentive Plan as of December 31, 2022:

	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuances Under Equity Compensation Plans Excluding Securities Reflected in Column (a)
Equity compensation plans approved by stockholders	—	N/A	958,515
Equity compensation plans not approved by stockholders	—	N/A	—

Total	—	N/A	958,515

EQUITY COMPENSATION PLAN

Proposal No. 3—Approval of the Essential Properties Realty Trust, Inc. 2023 Incentive Plan

On March 30, 2023, the Board approved the Essential Properties Realty Trust, Inc. 2023 Incentive Plan (the “2023 Incentive Plan”), subject to approval by our stockholders. The 2023 Incentive Plan will replace the Essential Properties Realty Trust, Inc. 2018 Incentive Plan (the “2018 Incentive Plan”). If the 2023 Incentive Plan is approved by our stockholders at the Annual Meeting, no new awards will be granted under the 2018 Incentive Plan after the 2023 Incentive Plan becomes effective. As of March 30, 2023, there were 928,804 shares of common stock that remained available for future issuances under the 2018 Incentive Plan (assuming outstanding performance awards are counted at the maximum vesting level). If approved by our stockholders, 3,500,000 shares newly reserved for issuance under the 2023 Incentive Plan plus the shares remaining available for new awards under the 2018 Incentive Plan as of the effective date of the 2023 Incentive Plan will be available for grant under the 2023 Incentive Plan.

If the 2023 Incentive Plan is approved by stockholders, we will continue to be able to make awards of long-term equity incentives, which we believe are critical for attracting, motivating, rewarding and retaining a talented team who will contribute to our success. If the 2023 Incentive Plan is not approved by our stockholders, the Company will continue to operate the 2018 Incentive Plan pursuant to its current provisions and we may be required to increase the cash component of our compensation mix which would inhibit our ability to align our executives’ interests with the interests of our stockholders, to recruit and retain new executives, key employees and non-employee directors, and motivate our current executives and key employees over a long-term horizon. Whether the 2023 Incentive Plan is approved by our stockholders or not, each award granted under the 2018 Incentive Plan will continue to be subject to the terms and provisions applicable to such award under the applicable award agreement and the 2018 Incentive Plan.

Certain Features of the 2023 Incentive Plan

The following features of the 2023 Incentive Plan are designed to reinforce alignment between the equity compensation arrangements awarded pursuant to the 2023 Incentive Plan and our stockholders’ interests:

•	No discounting of stock options or stock appreciation rights;

•	No repricing or replacement of underwater stock options or stock appreciation rights without stockholder approval;

•	No dividend equivalents on stock options or stock appreciation rights;

•	No dividends or dividend equivalents paid on unearned performance-based awards;

•	Annual non-employee director compensation limit, which cannot be amended without stockholder approval; and

•	No liberal definition of “change in control.”

Purposes of the 2023 Incentive Plan

Equity-based compensation is a significant component of our compensation program and the 2023 Incentive Plan is intended to serve the following purposes:

•	Align the interests of the Company’s stockholders and recipients of awards under the 2023 Incentive Plan by increasing the proprietary interest of such recipients in the Company’s growth and success;

•	Advance the interests of the Company by attracting and retaining officers, other employees, non-employee directors, consultants, independent contractors and agents; and

•	Motivate such persons to act in the long-term best interests of the Company.

Under the 2023 Incentive Plan, the Company may grant:

•	Non-qualified stock options;

•	Incentive stock options (within the meaning of Section 422 of the Internal Revenue Code);

•	Stock appreciation rights (“SARs”);

•	Restricted stock, RSUs and other stock awards (collectively, “Stock Awards”);

•	LTIP Units; and

•	Performance Awards.

Description of the 2023 Incentive Plan

The following description is qualified in its entirety by reference to the plan document, a copy of which is attached as Appendix B and incorporated into this Proxy Statement by reference.

Administration

The 2023 Incentive Plan will be administered by the Compensation Committee of the Board, or a subcommittee thereof, or such other committee designated by the Board (the “Plan Committee”), in each case consisting of two or more members of the Board. Each member of the Plan Committee is intended to be (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and (ii) “independent” within the meaning of the rules of the NYSE.

Subject to the express provisions of the 2023 Incentive Plan, the Plan Committee has the authority to select eligible persons to receive awards and determine all of the terms and conditions of each award. All awards are evidenced by an agreement containing such provisions not inconsistent with the 2023 Incentive Plan as the Plan Committee approves. The Plan Committee also has authority to establish rules and regulations for administering the 2023 Incentive Plan and to decide questions of interpretation or application of any provision of the 2023 Incentive Plan. The Plan Committee may take any action such that (1) any outstanding options and SARs become exercisable in part or in full, (2) all or any portion of a restriction period on any outstanding awards lapse, (3) all or a portion of any performance period applicable to any outstanding awards lapse, and (4) any performance measures applicable to any outstanding award be deemed satisfied at the target, maximum or any other level.

The Plan Committee may delegate some or all of its power and authority under the 2023 Incentive Plan to the Board, a subcommittee of the Board, a member of the Board, the President and Chief Executive Officer or other executive officer of the Company as the Plan Committee deems appropriate, except that it may not delegate its power and authority to a member of the Board, the President and Chief Executive Officer or any executive officer with regard to awards to persons subject to Section 16 of the Exchange Act.

Available Shares

Under the 2023 Incentive Plan, the number of shares of common stock initially available for all awards, other than substitute awards granted in connection with a corporate transaction, will be (i) 3,500,000 shares plus (ii) any shares of common stock that are available for awards under the 2018 Incentive Plan as of the effective date of the 2023 Incentive Plan. This amount is subject to adjustment in the event of any equity restructuring that causes the per share value of shares of common stock to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary cash dividend. The number of available shares will be reduced by the sum of the aggregate number of shares of common stock which become subject to outstanding awards. On the record date of March 24, 2023, the closing sales price per share of our common stock as reported on the NYSE was $23.72.

To the extent that shares of common stock subject to an outstanding award granted under the 2023 Incentive Plan or the 2018 Incentive Plan are not issued or delivered by reason of (i) the expiration, termination, cancellation or forfeiture of such award (excluding shares of common stock subject to an option canceled upon settlement of a related tandem SAR or subject to a tandem SAR cancelled upon exercise of a related option) or (ii) the settlement of such award in cash, then such shares of common stock will again be available under the 2023 Incentive Plan. Shares of common stock subject to an award granted under the 2023 Incentive Plan or the 2018 Incentive Plan will again become available for issuance under the 2023 Incentive Plan if the shares are delivered to or withheld by the Company to pay the withholding taxes payable with respect to such award. Shares of common stock subject to an award granted under the 2023 Incentive Plan or the 2018 Incentive Plan will again be available for issuance under the 2023 Incentive Plan if such shares are (i) shares that were not issued or delivered upon the net settlement or net exercise of an option or SAR (including, without limitation, any shares withheld to pay the purchase price or withholding taxes of an option or SAR) or (ii) shares delivered to the Company to pay the purchase price or the withholding taxes related to an outstanding award. Shares repurchased by the Company on the open market with the proceeds of an option exercise will not again be available for issuance under the 2023 Incentive Plan.

Change in Control

Unless otherwise provided in an award agreement, in the event of a change in control of the Company, the Board (as constituted prior to such change in control) may, in its discretion, provide that (i) some or all outstanding options and SARs will become exercisable in full or in part, either immediately or upon a subsequent termination of employment, (ii) the restriction period applicable to some or all outstanding Stock Awards will lapse in full or in part, either immediately or upon a subsequent termination of employment, (iii) the performance period applicable to some or all outstanding awards will lapse in full or in part, and/or (iv) the performance measures applicable to some or all outstanding awards will be deemed satisfied at the target or any other level. In addition, in the event of a change in control, the Board may, in its discretion, require that shares of stock of the company resulting from such change in control, or the parent thereof, or other property be substituted for some or all of the shares of Company common stock subject to outstanding awards as determined by the Board, and/or require outstanding awards, in whole or in part, to be surrendered to the Company in exchange for a payment of cash, other property, shares of capital stock in the company resulting from the change in control, or the parent thereof, or a combination of cash, other property and such shares.

Under the terms of the 2023 Incentive Plan, a change in control is generally defined as (i) a change in our Board resulting in the incumbent directors ceasing to constitute at least a majority of our Board, (ii) certain acquisitions of 50% or more of the Company’s then outstanding securities eligible to vote for the election of our Board, (iii) the consummation of certain mergers, consolidations, or reorganizations, or (iv) the consummation of a sale of all or substantially all of the Company’s assets or stockholder approval of a complete liquidation or dissolution of the Company.

No Repricing

The Plan Committee may not, without the approval of stockholders, (i) reduce the purchase price or base price of any previously granted stock option or SAR, (ii) cancel any previously granted stock option or SAR in exchange for another stock option or SAR with a lower purchase price or base price or (iii) cancel any previously granted stock option or SAR in exchange for cash or another award if the purchase price of such stock option or the base price of such SAR exceeds the fair market value of a share of common stock on the date of such cancellation, in each case, other than in connection with a change in control or pursuant to the plan’s adjustment provisions.

Clawback of Awards

The awards granted under the 2023 Incentive Plan and any cash payment or shares of common stock delivered pursuant to an award are subject to forfeiture, recovery by the Company or other action pursuant to the applicable award agreement or any clawback or recoupment policy which the Company may adopt from time to time, including any such policy which the Company may be required to adopt under the Dodd-Frank Act and implementing rules and regulations thereunder, or as otherwise required by law or the rules of any stock exchange on which the Company’s securities may be listed or traded.

Effective Date, Termination and Amendment

The 2023 Incentive Plan will become effective as of the date of stockholder approval and will terminate as of the first annual meeting of stockholders to occur after the tenth anniversary of the date of such stockholder approval, unless earlier terminated by the Board. The Board may amend the 2023 Incentive Plan at any time, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including any rule of the NYSE, and provided that no amendment may be made that seeks to modify the non-employee director compensation limit or the prohibition on repricing of stock options and SARs without stockholder approval under the 2023 Incentive Plan or that materially impairs the rights of a holder of an outstanding award without the consent of such holder.

Eligibility

Participants in the 2023 Incentive Plan will consist of such officers, other employees, non-employee directors, consultants, independent contractors and agents of the Company and its subsidiaries (and such persons who are expected to become any of the foregoing) as selected by the Plan Committee. As of March 30, 2023, approximately 38 employees and 7 non-employee directors would be eligible to participate in the 2023 Incentive Plan if selected by the Plan Committee. While consultants are eligible to participate in the 2023 Incentive Plan if selected by the Plan Committee, we have historically not granted equity awards to consultants and currently do not expect to change this practice.

Non-Employee Director Compensation Limit

Under the terms of the 2023 Incentive Plan, the aggregate value of cash compensation and the grant date fair value of shares of common stock that may be awarded or granted during any fiscal year of the Company to any non-employee director will not exceed $1,000,000. The non-employee director compensation limit under the 2023 Incentive Plan will not apply to compensation received by the director in his or her capacity as an executive officer or employee of the Company.

Stock Options and SARs

The 2023 Incentive Plan provides for the grant of stock options and SARs. The Plan Committee will determine the conditions to the exercisability of each option and SAR.

Each option will be exercisable for no more than ten (10) years after its date of grant, except with respect to certain options that expire during blackout periods. If the option is an incentive stock option and the optionee owns greater than ten percent (10%) of the voting power of all shares of capital stock of the Company (a “Ten Percent Holder”), then the option will be exercisable for no more than five years after its date of grant. Except in the case of substitute awards granted in connection with a corporate transaction, the exercise price of an option will not be less than 100% of the fair market value of a share of common stock on the date of grant, unless the option is an incentive stock option and the optionee is a Ten Percent Holder, in which case the exercise price will be at least 110% of the fair market value of a share of common stock on the date of grant.

Each SAR will be exercisable for no more than ten (10) years after its date of grant, except with respect to certain SARs that expire during blackout periods. Other than in the case of substitute awards granted in connection with a corporate transaction, the base price of a SAR will not be less than 100% of the fair market value of a share of common stock on the date of grant, provided that the base price of a SAR granted in tandem with an option (a “tandem SAR”) will be the exercise price of the related option. A SAR entitles the holder to receive upon exercise (subject to withholding taxes) shares of common stock (which may be restricted stock) or, to the extent provided in the award agreement, cash or a combination thereof, with an aggregate value equal to the difference between the fair market value of the shares of common stock on the exercise date and the base price of the SAR.

All of the terms relating to the exercise, cancellation or other disposition of stock options and SARs (i) upon a termination of employment of a participant, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, are determined by the Plan Committee.

Notwithstanding anything in the award agreement to the contrary, the holder of an option or SAR will not be entitled to receive dividend equivalents with respect to the shares of common stock subject to such option or SAR.

Stock Awards

The 2023 Incentive Plan provides for the grant of Stock Awards. The Plan Committee may grant a Stock Award as a restricted stock award, RSU award or other stock-based award (awards that may pay out in restricted or unrestricted shares of common stock or “units” based on the value of the Company’s common stock). Restricted stock awards and RSU awards are subject to forfeiture if the holder does not remain continuously in the employment of the Company during the restriction period or if specified performance measures (if any) are not attained during the performance period. Unrestricted stock awards are not subject to any restriction periods or performance measures.

Unless otherwise set forth in a restricted stock award agreement, the holder of shares of restricted stock has rights as a stockholder of the Company, including the right to vote and receive dividends with respect to shares of restricted stock and to participate in any capital adjustments applicable to all holders of the Company’s common stock; provided, however, that any divided or other distribution paid with respect to shares subject to a restricted stock award subject to performance-based vesting conditions will be deposited by the Company and will be subject to the same restrictions as the shares of Company common stock with respect to which such dividend or distribution was made.

The agreement awarding RSUs will specify (1) whether such award may be settled in shares of common stock, cash or a combination thereof; and (2) whether the holder will be entitled to receive dividend equivalents, and, if determined by the Plan Committee, interest on, or the deemed reinvestment of, any deferred dividend equivalents, with respect to the number of shares of common stock subject to such award. Any dividend equivalents credited with respect to RSUs subject to performance-based vesting conditions will be subject to the same vesting and other restrictions as the RSUs to which they relate. Prior to settlement of a RSU, the holder of a RSU has no rights as a stockholder of the Company.

All of the terms relating to the satisfaction of performance measures and the termination of a restriction period or performance period relating to a Stock Award, or the forfeiture and cancellation of a Stock Award (i) upon a termination of employment, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, will be determined by the Plan Committee.

LTIP Units

The Plan Committee may grant LTIP units to eligible participants. Each LTIP unit is a long-term incentive plan interest in an operating partnership which, under certain conditions, is convertible into units of the operating partnership and which units are exchangeable, in whole or in part, into shares of our common stock or cash. The Plan Committee determines the terms and restrictions on the award of LTIP units, including the treatment of the LTIP units upon a participant’s termination of employment or service. The right to distributions with respect to LTIP units is set forth in the applicable award agreement and the partnership agreement, including the certificate of designation with respect to the LTIP unit.

Performance Awards

The 2023 Incentive Plan also provides for the grant of performance awards. The agreement relating to a performance award will specify whether such award may be settled in shares of common stock (including shares of restricted stock) or cash or a combination thereof. The agreement relating to a performance award will provide, in the manner determined by the Plan Committee, for the vesting of such performance award if the specified performance measures are satisfied or met during the specified performance period and for the forfeiture of such award if the specified performance measures are not satisfied or met during the specified performance period. Any dividends or dividend equivalents with respect to a performance award will be subject to the same vesting and other restrictions as such performance award. Prior to the settlement of a performance award in shares of common stock, the holder of such award has no rights as a stockholder of the Company with respect to such shares. All of the terms relating to the satisfaction of performance measures and the termination of a performance period, or the forfeiture and cancellation of a performance award upon (i) a termination of employment, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, will be determined by the Plan Committee.

Performance Measures

Under the 2023 Incentive Plan, the grant, vesting, exercisability or payment of certain awards, or the receipt of shares of common stock subject to certain awards, may be made subject to the satisfaction of performance measures. The performance goals applicable to a particular award will be determined by the Plan Committee at the time of grant. One or more of the following business criteria for the Company may be used by the Plan Committee in establishing performance measures under the 2023 Incentive Plan: (a) earnings per share, (b) share price, (c) pre-tax profit, (d) net earnings, (e) earnings before interest, taxes, depreciation and amortization, (f) return on equity or assets, (g) revenues, (h) normalized or other adjusted funds from operations in the aggregate or per share, (i) relative or absolute total stockholder return, (j) diversification, balance sheet or credit metrics or ratings, (k) a growth rate in any of the foregoing, (l) any combination of the foregoing, or (m) such other goals as the Plan Committee may determine.

Each such goal may be expressed on an absolute or relative basis and may be expressed in terms of a progression within a specified range. In establishing a performance measure or determining the achievement of a performance measure, the Plan Committee may provide that achievement of the applicable performance measures may be amended or adjusted to include or exclude objectively determinable components of any performance measure. Performance measures will be subject to such other special rules and conditions as the Plan Committee may establish at any time.

New Plan Benefits

The number of stock options or other forms of award that will be granted under the 2023 Incentive Plan is not currently determinable. Information regarding awards granted in 2022 under the 2018 Incentive Plan to the Named Executive Officers is provided in the “2022 Summary Compensation Table” and the “2022 Grants of Plan-Based Awards” table. Information regarding awards granted in 2022 under the 2018 Incentive Plan to non-employee directors is provided in the “2022 Director Compensation” table.

Federal Income Tax Consequences

The following is a brief summary of certain United States federal income tax consequences generally arising with respect to awards under the 2023 Incentive Plan. This discussion does not address all aspects of the United States federal income tax consequences of participating in the 2023 Incentive Plan that may be relevant to participants in light of their personal investment or tax circumstances and does not discuss any state, local or non-United States tax consequences of participating in the 2023 Incentive Plan. Each participant is advised to consult his or her particular tax advisor concerning the application of the United States federal income tax laws to such participant’s particular situation, as well as the applicability and effect of any state, local or non-United States tax laws before taking any actions with respect to any awards.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code generally limits to $1 million the amount that a publicly held corporation is allowed each year to deduct for the compensation paid to each of the corporation’s chief executive officer, the corporation’s chief financial officer and certain other current and former executive officers of the corporation.

Stock Options

A participant will not recognize taxable income at the time an option is granted and the Company will not be entitled to a tax deduction at that time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price, and the Company will be entitled to a corresponding deduction, subject to the deduction limits under Section 162(m) of the Internal Revenue Code. A participant will not recognize income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for the longer of two years from the date the option was granted and one year from the date it was exercised, any gain or loss arising from a subsequent disposition of those shares will be taxed as long-term capital gain or loss, and the Company will not be entitled to any deduction. If, however, those shares are disposed of within the above-described period, then in the year of that disposition the participant will recognize compensation taxable as ordinary income equal to the excess of (1) the lesser of the amount realized upon that disposition and the fair market value of those shares on the date of exercise over (2) the exercise price, and the Company will be entitled to a corresponding deduction, subject to the deduction limits under Section 162(m) of the Internal Revenue Code.

SARs

A participant will not recognize taxable income at the time SARs are granted and the Company will not be entitled to a tax deduction at that time. Upon exercise, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by the Company, and the Company will be entitled to a corresponding deduction, subject to the deduction limits under Section 162(m) of the Internal Revenue Code.

Stock Awards

A participant will not recognize taxable income at the time restricted stock (i.e., stock subject to a substantial risk of forfeiture) is granted and the Company will not be entitled to a tax deduction at that time, unless the participant makes an election to be taxed at that time. If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of the grant in an amount equal to the excess of the fair market value for the shares at such time over the amount, if any, paid for those shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the restrictions constituting a substantial risk of forfeiture lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for those shares. The amount of ordinary income recognized by making the above-described election or upon the lapse of restrictions constituting the substantial risk of forfeiture is deductible by the Company as compensation expense, subject to the deduction limits under Section 162(m) of the Internal Revenue Code. In addition, a participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions constituting a substantial risk of forfeiture lapse will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee), rather than dividend income, in an amount equal to the dividends paid and the Company will be entitled to a corresponding deduction, subject to the deduction limits under Section 162(m) of the Internal Revenue Code.

A participant will not recognize taxable income at the time a RSU is granted and the Company will not be entitled to a tax deduction at that time. Upon settlement of RSUs, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of any cash paid by the Company, and the Company will be entitled to a corresponding deduction, subject to the deduction limits under Section 162(m) of the Internal Revenue Code.

A participant who receives shares of common stock that are not subject to any restrictions under the 2023 Incentive Plan will recognize compensation taxable as ordinary income on the date of grant in an amount equal to the fair market value of such shares on that date, and the Company will be entitled to a corresponding deduction, subject to the deduction limits under Section 162(m) of the Internal Revenue Code.

LTIP Units

The tax consequences of a LTIP unit award will depend on the specific structure of the LTIP Unit award.

Performance Awards

A participant will not recognize taxable income at the time performance awards are granted and the Company will not be entitled to a tax deduction at that time. Upon settlement of performance awards, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by the Company, and the Company will be entitled to a corresponding deduction, subject to the deduction limits under Section 162(m) of the Internal Revenue Code.

Vote Required

Approval of the Essential Properties Realty Trust, Inc. 2023 Incentive Plan requires the affirmative vote of a majority of the votes cast on the matter at the Annual Meeting.

Board Recommendation

The Board unanimously recommends that you vote “FOR” the approval of the Essential Properties Realty Trust, Inc. 2023 Incentive Plan.

AUDIT MATTERS

Change in Independent Registered Public Accounting Firm in 2021

As disclosed in the Current Report on Form 8-K filed that we filed with the SEC on March 30, 2021 (the “2021 Auditor 8-K”), management and our Audit Committee undertook and completed a process to review the appointment of the Company’s independent registered public accounting firm for the year ending December 31, 2021. The Audit Committee invited several firms to participate in this process, including Ernst & Young LLP (“E&Y”), the Company’s independent registered accounting firm since 2017. As a result of this process and following careful deliberation, on March 24, 2021, the Audit Committee approved the engagement of Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm for the year ended December 31, 2021.

E&Y’s report on the Company’s consolidated financial statements as of and for the fiscal year ended December 31, 2020, did not and does not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal year ended December 31, 2020, and the subsequent interim period through March 24, 2021, there were (i) no “disagreements” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions, between the Company and E&Y on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of E&Y, would have caused E&Y to make reference to the subject matter of the disagreement(s) in its audit reports on the Company’s consolidated financial statements for such years, and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

In connection with the filing of the 2021 Auditor 8-K, the Company furnished a copy of the above disclosures to E&Y and E&Y furnished the Company with a letter addressed to the SEC stating E&Y’s agreement with the statements made by the Company (the “2021 EY Letter”). A copy of the 2021 EY Letter was attached as an exhibit to the 2021 Auditor 8-K.

During the fiscal year ended December 31, 2020, and the subsequent interim period through March 24, 2021, neither the Company nor anyone acting on its behalf consulted with Grant Thornton with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company that Grant Thornton concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue or (ii) any matter that was either the subject of a “disagreement” or “reportable event” as those terms are defined in Item 304(a)(1) of Regulation S-K.

Report of the Audit Committee

In connection with its function to oversee and monitor the Company’s financial reporting process, the Audit Committee has (1) reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2022; (2) discussed with Grant Thornton, the independent registered public accounting firm for the Company, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission (the “SEC”); (3) received the written disclosures and the letter from Grant Thornton required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence; and (4) has discussed with Grant Thornton its independence, and considered whether the provision of non-audit services to the Company was compatible with such independence. Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements for the year ended December 31, 2022 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the SEC.

This report was delivered by the Audit Committee on February 14, 2023.

Members of the Audit Committee

Scott A. Estes, Chairman

Lawrence J. Minich

Janaki Sivanesan

Proposal No. 4—Ratification of Appointment of Auditors

Grant Thornton was the Company’s independent registered public accounting firm for the year ended December 31, 2022. Stockholders are asked to ratify the appointment of Grant Thornton as the Company’s independent registered public accounting firm for the year ending December 31, 2023 at the Annual Meeting. Representatives of Grant Thornton are expected to be present (virtually) at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from stockholders.

Accounting Fees and Services

The following table sets forth the aggregate fees billed to us by Grant Thornton and E&Y for professional services rendered in 2022 and 2021.

($000s)	2022	2021
Audit Fees(1)	$988	$685
Audit-Related Fees	—	—
Tax Fees(2)	486	130
All Other Fees	—	—

Total	$1,474	$815

(1)

Audit fees consist of fees incurred in connection with the audit of our annual financial statements, as well as services related to SEC matters, including review of registration statements filed with the SEC and related comfort letters and consents, and other services.

(2)	Tax fees consist of fees for professional services rendered by Grant Thornton for tax compliance, tax advice and tax planning.

The charter of the Audit Committee provides that the Audit Committee is responsible for the appointment, compensation and oversight of our independent auditor and must pre-approve all audit, audit-related and non-audit services to be provided by our independent auditor, other than certain de minimis non-audit services. All non-audit services were reviewed by the Audit Committee, and the Audit Committee concluded that the provision of such services by Grant Thornton was compatible with the maintenance of that firm’s independence in the conduct of its auditing function. The Audit Committee may form and delegate authority to grant pre-approvals of audit and permitted non-audit and tax services to subcommittees consisting of one or more members when it deems appropriate, provided that decisions of such subcommittee to grant pre-approvals and take any other actions shall be presented to the full Audit Committee at its next scheduled meeting. In its review of these services and related fees and terms, the Audit Committee considers, among other things, the possible effect of the performance of such services on the independence of our independent registered public accounting firm.

None of the services described above were approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.

Vote Required

Approval of the ratification of the appointment of Grant Thornton as the Company’s independent registered public accounting firm for the year ending December 31, 2023 requires the affirmative vote of a majority of the votes cast on the matter at the Annual Meeting. If the appointment of Grant Thornton is ratified, the Audit Committee, in its sole discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company. Conversely, if stockholders do not ratify the appointment, the Audit Committee may investigate the reasons for stockholder rejection and may consider whether to retain Grant Thornton or to appoint another independent registered public accounting firm.

Board Recommendation

The Board unanimously recommends that you vote “FOR” the ratification of the appointment of Grant Thornton as the Company’s independent registered public accounting firm for the year ending December 31, 2023.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of shares of our common stock, including shares of our common stock into which units (“OP Units”) of partnership interest in our operating partnership, Essential Properties, L.P., are exchangeable, as of March 24, 2023, unless otherwise indicated in the footnotes to the table below, for (1) each person who is the beneficial owner of 5% or more of our outstanding common stock, (2) each of our directors and NEOs and (3) all of our directors and executive officers as a group. Each person named in the table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options or other rights (as set forth above) held by that person that are exercisable as of the date hereof or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

Unless otherwise indicated, the address of each named person is c/o Essential Properties Realty Trust, Inc., 902 Carnegie Center Boulevard, Suite 520, Princeton, New Jersey 08540. No shares beneficially owned by any executive officer or director have been pledged as security, except for securities held in accounts that may, from time to time, utilize margin borrowing secured by the securities held in such accounts.

Name of Beneficial Owner	Number of Shares and OP Units Beneficially Owned	Percentage of All Shares(1)
Greater than 5% Stockholders:
BlackRock, Inc.(2)	27,176,686	18.26%
The Vanguard Group(3)	24,650,037	16.56%
State Street Corporation (4)	9,094,260	6.11%
Wellington Management Group LLC(5)	8,992,011	6.04%

Directors and Named Executive Officers:
Paul T. Bossidy	53,166	*
Joyce DeLucca	21,166	*
Scott A. Estes	91,166	*
Peter M. Mavoides	1,017,144	*
Lawrence J. Minich	16,369	*
Heather L. Neary	15,469	*
Stephen D. Sautel	268,504	*
Janaki Sivanesan	13,869	*
Mark E. Patten	86,168	*
All executive officers and directors as a group (9 persons)	1,583,021	1.06%

*	Represents less than 1%.
(1)

Assumes 148,838,117 shares of our common stock and, in the case of holders of OP Units, the number of OP Units they hold are outstanding as of March 24, 2023 and that such units have been exchanged for common stock on a one-for-one basis.

(2)

Based upon information contained in a Schedule 13G filed on January 26, 2023, as of December 31, 2022, BlackRock, Inc. had sole voting power over 26,758,479 shares, sole dispositive power over 27,176,686 shares and no shared voting or shared dispositive power with respect to any of the reported shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(3)

Based upon information contained in a Schedule 13G/A filed on February 9, 2023, as of December 31, 2022, The Vanguard Group had shared voting power over 238,327 shares, sole dispositive power over 24,275,808 shares, shared dispositive power over 374,229 shares and no sole voting power with respect to any of the reported shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(4)

Based upon information contained in a Schedule 13G filed on February 3, 2023, as of December 31, 2022, State Street Corporation had shared voting power over 7,161,768 shares, shared dispositive power over 9,094,260 shares and no sole voting or dispositive power with respect to any of the reported shares. The address of State Street Corporation is 1 Lincoln Street, Boston, MA 02111.

(5)

Based upon information contained in a Schedule 13G filed on February 6, 2023, as of December 31, 2022, Wellington Management Group LLP had shared voting power over 7,443,026 shares, shared dispositive power over 8,992,011 shares and no sole voting or dispositive power with respect to any of the reported shares. The address of Wellington Management Group LLP is c/o Wellington Management Group LLP is 280 Congress Street, Boston, MA 02210.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of the Company’s common stock, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, or written representations from its officers and directors, the Company believes that during the year ended December 31, 2022, the Company’s officers, directors and greater than 10% stockholders satisfied the reporting requirements promulgated under Section 16(a) of the Exchange Act, with the exception of the following: one late Form 4 filing for each of Messrs. Patten and Seibert, each of which covered one transaction, and three late Form 4 filings for Mr. Mavoides, each of which covered one transaction.

ABOUT THE PROXY MATERIALS AND ANNUAL MEETING

Why am I receiving these materials?

Essential Properties Realty Trust, Inc., a Maryland corporation (together with its subsidiaries, the “Company,” “we,” “us” or “our”), has delivered these materials to you in connection with the solicitation of proxies by its Board of Directors (the “Board”) for exercise at the 2023 Annual Meeting of Stockholders (the “Annual Meeting”), which will take place on Monday, May 15, 2023, at 9:30 a.m., Eastern Time, in a virtual meeting format only. This Proxy Statement describes the matters on which you, as a stockholder, are entitled to vote and provides the information that you need to make an informed decision on these matters.

What is included in the proxy materials?

The proxy materials include:

•	The Notice of Annual Meeting;

•	This Proxy Statement for the Annual Meeting; and

•	Our Annual Report on Form 10-K for the year ended December 31, 2022 (the “Annual Report”).

The proxy materials also include a proxy card or a voting instruction form for voting at the Annual Meeting.

What am I voting on?

At the Annual Meeting, you will be entitled to consider and vote on:

•

The election of eight (8) individuals to the Company’s Board, each to serve until the 2024 Annual Meeting of Stockholders and until their respective successors are duly elected and qualify (Proposal No. 1);

•	An advisory vote approving the compensation of the Company’s named executive officers, as more particularly described herein (Proposal No. 2);

•	The approval of the Essential Properties Realty Trust, Inc. 2023 Incentive Plan (Proposal No. 3); and

•	The ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023 (Proposal No. 4).

What are the Board’s recommendations?

The Board unanimously recommends you vote:

•	“FOR” the election of each of the eight (8) nominees named in this Proxy Statement as directors of the Company (Proposal No. 1);

•	“FOR” approval of the advisory resolution regarding compensation of the Company’s named executive officers, as more particularly described herein (Proposal No. 2);

•	“FOR” approval of the Essential Properties Realty Trust, Inc. 2023 Incentive Plan (Proposal No. 3);

•	“FOR” the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023 (Proposal No. 4).

If I share an address with another stockholder and we received only one paper copy of the proxy materials, how may I obtain an additional copy of the proxy materials?

In addition to furnishing proxy materials electronically, we take advantage of the Securities and Exchange Commission’s (the “SEC”) “householding” rules to reduce the delivery cost of materials. Under such rules, only one Notice of Internet Availability of Proxy Materials or, if you have requested paper copies, only one set of proxy materials is delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. If you are a stockholder sharing an address and wish to receive a separate Notice of Internet Availability of Proxy Materials or copy of the proxy materials, you may so request by contacting:

Essential Properties Realty Trust, Inc.

Attention: Mark E. Patten

Executive Vice President, Chief Financial Officer, Treasurer and Secretary

902 Carnegie Center Boulevard, Suite 520

Princeton, New Jersey 08540

(609) 436-0619

Stockholders who hold shares in “street name” (as described below) may contact their broker, bank or other similar nominee to request information about householding.

How can I get electronic access to the proxy materials?

Our proxy materials are available on the internet at http://www.proxydocs.com/EPRT and on our investor relations website at http://investors.essentialproperties.com.

Who is entitled to vote at the meeting?

Holders of record of our common stock at the close of business on March 24, 2023, the record date for the Annual Meeting (the “Record Date”), are entitled to receive notice of the Annual Meeting and to vote their shares of common stock held on that date at the Annual Meeting or any postponements or adjournments of the Annual Meeting. On the Record Date, 148,838,117 shares of common stock of the Company were outstanding and entitled to vote at the Annual Meeting.

How can I attend and participate in the Annual Meeting?

The Annual Meeting will be conducted via a live webcast, simultaneously allowing for greater participation and the opportunity to participate in the live, online meeting from any location convenient for you. We are committed to ensuring that our stockholders have substantially the same opportunities to participate in the virtual Annual Meeting as they would at an in-person meeting. In order to be admitted to, and vote at, the Annual Meeting, you must register with the control number found on your proxy card or voting instruction form at www.proxydocs.com/EPRT on or before 5:00 p.m., Eastern Time, on Sunday, May 14, 2023. After completion of your registration by the registration deadline, further instructions, including a unique link to access the Annual Meeting and vote during the meeting, will be emailed to you. If you are not a stockholder of the Company as of the Record Date or hold a valid proxy from a stockholder of the Company as of the Record Date, or were not an invited guest by the Company, you will not be permitted to register for, or attend, or ask questions to be answered at, the Annual Meeting.

Stockholders will have substantially the same opportunities to participate in our virtual Annual Meeting as they would have in an in-person meeting. Stockholders in attendance at the virtual Annual Meeting will have the opportunity to submit questions during the Annual Meeting until the time we indicate that the question-and-answer session is concluded. Questions that comply with the Annual Meeting’s rules of conduct and that are pertinent to the purpose of the Annual Meeting will be answered during the meeting, subject to time constraints. We may address substantially similar questions, or questions that relate to the same topic, in a single response. Stockholders will be able to review the rules of conduct and other meeting materials at the link provided in your registration confirmation e-mail. We encourage you to submit your questions before or during the formal business portion of the meeting and our prepared statements, in advance of the question-and-answer session, in order to ensure that there is adequate time to address questions in an orderly manner. Please note that stockholders will need their control number, which appears on their Notice of Internet Availability of Proxy Materials, the proxy card (printed in the box and marked by the arrow), and the instructions that accompanied the proxy materials in order to access these sites and ask questions prior to or at the Annual Meeting.

What if I am having technical difficulties or want additional information?

We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting. If you encounter any difficulties accessing the virtual-only Annual Meeting platform, including any difficulties voting or submitting questions, you may call the technical support number that will be included in your registration confirmation email and posted on the Virtual Annual Meeting login page.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, and the proxy materials were sent directly to you.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a broker, bank or other nominee, then you are the beneficial owner of those shares held in “street name,” and the proxy materials were forwarded to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares. As a beneficial owner, you have the right to instruct your broker, bank or other nominee on how to vote the shares held in your account. Those instructions are contained in a “voting instruction form.”

How do I vote or authorize a proxy to vote on my behalf?

Voting by Proxy for Shares Held by a Stockholder of Record. If your shares are held in your own name as a holder of record with our transfer agent, Computershare Trust Company, N.A., you may instruct the proxy holders named in the accompanying proxy card on how to vote your shares of common stock in one of the following ways:

•	By Internet. You may vote by proxy over the internet by visiting http//www.proxypush.com/EPRT and following the instructions provided with the proxy card.

•	By Telephone. You may vote by proxy by calling the toll-free number found on the proxy card.

•	By Mail. You may vote by signing, dating and mailing the proxy card in the prepaid enclosed envelope.

Voting by Proxy for Beneficial Owners of Shares Held in Street Name. If your shares are held in street name by a broker, bank or other nominee, you may instruct such organization on how to vote your shares of common stock in one of the following ways:

•	By Internet. You may vote by proxy over the internet by following the instructions provided in the voting instruction form you received from the organization holding your shares.

•	By Telephone. You may vote by proxy by calling the toll-free number found on the voting instruction form you received from the organization holding your shares.

•	By Mail. You may vote by proxy by filling out the voting instruction form you received from the organization that holds your shares and sending it back in the envelope provided.

What constitutes a quorum?

The presence at the Annual Meeting virtually or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast on any matter at the Annual Meeting will establish a quorum. If a quorum is established, each holder of common stock will be entitled to one vote on each director to be elected at the Annual Meeting and each other matter to be voted on at the Annual Meeting for each issued and outstanding share of common stock owned as of the close of business on the Record Date. Proxies received but marked as abstentions and “broker non-votes” will be included in the calculation of the number of votes considered to be present at the meeting and will be counted for quorum purposes.

How are proxies exercised?

All shares represented by valid proxies received prior to the Annual Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting or any postponement or adjournment thereof.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the broker, bank or other nominee that holds your shares with specific voting instructions, under the rules of the New York Stock Exchange (“NYSE”), the broker, bank or other nominee that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the broker, bank or other nominee that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Which ballot measures are considered “routine” or “non-routine”?

The ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023 (Proposal No. 4) is a matter considered routine under applicable rules. A broker, bank or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 4.

The election of directors (Proposal No. 1), the advisory vote regarding the compensation of the Company’s NEOs as described herein (Proposal No. 2) and the vote to approve the Essential Properties Realty Trust, Inc. 2023 Incentive Plan (Proposal No. 3) are matters considered non-routine under applicable rules. A broker, bank or other nominee cannot vote without instructions on non-routine matters, and therefore broker non-votes may exist in connection with Proposal No. 1, Proposal No. 2 and Proposal No. 3.

How many votes are needed to approve each item?

The affirmative vote of a plurality of all the votes cast at the Annual Meeting is required for the election of directors (Proposal No. 1). This means the eight nominees receiving the greatest number of votes will be elected. The affirmative vote of a majority of the votes cast on the matter at the Annual Meeting is required to approve the Essential Properties Realty Trust, Inc. 2023 Incentive Plan (Proposal No. 3) and to ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023 (Proposal No. 4).

Generally, the Company’s bylaws provide that approval of any matter presented to our stockholders requires the affirmative vote of a majority of the votes cast on the subject matter. Thus, the approval of the compensation of our NEOs as described herein (Proposal No. 2) requires the affirmative vote of a majority of the votes cast at the Annual Meeting on the proposal. This vote, however, is advisory and is not binding on the Company, the Board or its Compensation Committee. Although this vote is advisory and non-binding, the Board and the Compensation Committee will take the results of this vote under advisement when making future decisions regarding the Company’s executive compensation.

How are abstentions, withhold votes and broker non-votes counted?

Instructions to abstain or withhold votes and broker non-votes will be counted in determining whether there is a quorum present at the Annual Meeting, but will not be considered votes cast. Accordingly, withhold votes and broker non-votes will have no effect on the election of directors (Proposal No. 1), abstentions and broker non-votes will have no effect on the advisory vote regarding the Company’s executive compensation (Proposal No. 2) or on the vote to approve the Essential Properties Realty Trust, Inc. 2023 Incentive Plan (Proposal No. 3), and abstentions will have no effect on the ratification of the appointment of the Company’s independent registered public accounting firm for the year ending December 31, 2023 (Proposal No. 4). As stated above, broker non-votes are not expected to occur in connection with Proposal No. 4.

Can I change my vote after I have authorized a proxy to vote on my behalf?

You may revoke your proxy and change your vote at any time before your proxy is exercised at the Annual Meeting. You may provide different voting instructions to a proxy on a later date through the internet or by telephone (in which case only your latest internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and returning a new proxy card or voting instruction form with a later date, or by attending the Annual Meeting and completing and submitting a ballot online during the meeting by following the instructions provided via e-mail one hour prior to the Annual Meeting. Your attendance at the Annual Meeting alone, without voting, will not automatically revoke your proxy. You may also specifically request that your prior proxy be revoked by delivering a written notice of revocation prior to the Annual Meeting to the Company at 902 Carnegie Center Boulevard, Suite 520, Princeton, New Jersey 08540, Attention: Corporate Secretary.

Where can I find the voting results of the Annual Meeting?

The Company intends to announce preliminary voting results at the Annual Meeting and disclose final results in a Current Report on Form 8-K filed with the SEC within four business days after the Annual Meeting. If final results are not yet known within that four business-day period, the Company will disclose preliminary voting results in the Form 8-K and file an amendment to the Form 8-K to disclose the final results within four business days after such final results are known.

Who pays the cost for soliciting proxies by the Board?

The Company will bear the cost of soliciting proxies, including the cost of preparing, printing and mailing the materials in connection with the solicitation of proxies. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the proxy materials to the beneficial owners of the Company’s common stock. In addition to solicitations by mail, directors, officers and employees of the Company may, on behalf of the Company, without being additionally compensated, solicit proxies personally and by mail, telephone, facsimile or electronic communication.

OTHER MATTERS

As of the date of this Proxy Statement, we have not been presented with any other business for consideration at the Annual Meeting. If any other matter is properly brought before the Annual Meeting, or any postponement or adjournment thereof, for action by the stockholders, your proxy (unless revoked) will be voted in accordance with the recommendation of the Board, or the discretion of the proxy holders if no recommendation is made.

Stockholder Communications with the Board

The Board has adopted a process by which stockholders and other interested parties may communicate directly with the Board, a Board committee, a particular group of directors (e.g., the independent directors) or individual members of the Board. Stockholders and other interested parties who wish to communicate with the Board may do so by sending written communications addressed to the named individual, the committee, the group or the Board as a whole to Essential Properties Realty Trust, Inc., 902 Carnegie Center Boulevard, Suite 520, Princeton, New Jersey 08540, Attention: Corporate Secretary. In general, any communication delivered to the Company for forwarding to the Board, a Board committee, a particular group of directors or specified Board members will be forwarded in accordance with the stockholder’s instruction, except that we reserve the right not to forward any commercial, offensive or otherwise inappropriate materials.

Stockholder Proposals for 2024 Annual Meeting

Stockholders who intend to present proposals at the 2024 Annual Meeting of Stockholders, and who wish to have those proposals included in the Company’s proxy statement for the 2024 Annual Meeting, must be certain that those proposals are received at the principal executive offices of the Company at 902 Carnegie Center Boulevard, Suite 520, Princeton, New Jersey 08540; Attention: Corporate Secretary, no later than December 6, 2023. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement for the 2024 Annual Meeting and set forth on the form of proxy issued for such annual meeting of stockholders. It is recommended that any such proposal be sent by certified mail, return receipt requested.

The Company’s current bylaws set forth the process by which stockholder proposals that are not submitted for inclusion in the Company’s proxy materials pursuant to Rule 14a-8 under the Exchange Act may be brought before an annual meeting. For business to be properly brought before an annual meeting by a stockholder, such proposed business must constitute a proper matter for stockholder action, which includes the nomination of directors, and the stockholder must have given timely notice thereof in writing to the Company and satisfied the other requirements set forth in the Company’s bylaws. To be timely, a stockholder’s notice must be delivered to the Secretary of the Company at the principal executive offices of the Company, not later than 5:00 p.m., Eastern time, 120 days before and not earlier than 150 days before the first anniversary of the date of the proxy statement being released to the Company’s stockholders for the preceding year’s annual meeting of stockholders; provided, however, that if an annual meeting of stockholders is called for a date that is not within 30 days before or after the anniversary date of the preceding year’s annual meeting, then, in order to be timely, a stockholder’s notice must be received by the Company no earlier than the 150th day prior to the date of such annual meeting and no later than 5:00 p.m., Eastern time, on the later of (a) the 120th day prior to the date of such annual meeting, as originally convened, or (b) the tenth day following the day on which public announcement of the date of such meeting is first made. The stockholder notice must comply with the information requirements set forth in the Company’s bylaws. To be timely for purposes of the 2024 Annual Meeting of Stockholders (assuming the date of such annual meeting is within 30 days before or after the one-year anniversary of the Annual Meeting to which this Proxy Statement relates), the notice must be received no earlier than November 6, 2023 and no later than 5:00 p.m., Eastern Time, on December 6, 2023.

In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than management’s nominees for our annual meeting to be held in 2024 must also comply with the additional requirements of Rule 14a-19(b) under the Exchange Act no later than March 16, 2024, including providing a statement at that such stockholder intends to solicit the holders of shares representing at least 67% of the voting power of the Company’s shares entitled to vote on the election of directors in support of director nominees other than management’s nominees. If our 2024 annual meeting is changed by more than 30 calendar days from the first anniversary of our 2023 annual meeting, stockholders must comply with the additional requirements of Rule 14a-19(b) under the Exchange Act no later than the later of 60 calendar days prior to the date of the 2024 annual meeting or the 10th calendar day following the day on which public announcement of the date of the 2024 annual meeting is first made.

Annual Report

We refer you to our Annual Report on Form 10-K, containing financial statements for the year ended December 31, 2022, filed with the SEC. You may access it on our investor relations website at http://investors.essentialproperties.com. We will provide without charge, upon written request to the Corporate Secretary of the Company, at the address listed on the cover page of this Proxy Statement.

Annex A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Reconciliation of net income to AFFO

($000s, except per share data)	Year ended December 31, 2022
Net income	$134,742
Depreciation and amortization of real estate	88,459
Provision for impairment of real estate	20,164
Gain on dispositions of real estate, net	(30,647)

FFO attributable to stockholders and non-controlling interests	212,718
Non-core expenses(1)	2,388

Core FFO attributable to stockholders and non-controlling interests	215,106
Adjustments:
Straight-line rental revenue, net	(20,615)
Non-cash interest	2,616
Non-cash compensation expense	9,489
Other amortization expense	2,912
Other non-cash charges	74
Capitalized interest expense	(757)

AFFO attributable to stockholders and members and non-controlling interests	$208,825

AFFO per share on a fully diluted basis	$1.53

(1)	Includes $0.2 million of fees incurred in conjunction with the August 2022 amendment to our 2027 Term Loan and our $2.1 million loss on debt extinguishment during the year ended December 31, 2022.

Reconciliation of general and administrative expense to Recurring Cash G&A Expense

($000s)	Year ended December 31, 2022
General and administrative	$29,464
Non-cash compensation expense	(9,489)
Non-recurring expenses	—

Recurring Cash G&A Expense	$19,975

Annex A-1

Reconciliation of net income to Annualized Adjusted EBITDAre

($000s)	Three months ended December 31, 2022
Net income	$35,521
Depreciation and amortization	24,121
Interest expense	12,128
Interest income	(2,025)
Income tax expense	229

EBITDA attributable to stockholders and non-controlling interests	69,974
Provision for impairment of real estate	9,623
Gain on dispositions of real estate, net	(12,565)

EBITDAre attributable to stockholders and non-controlling interests	67,032
Adjustment for current quarter re-leasing, acquisition and disposition activity(1)	6,546
Adjustment to exclude other non-recurring activity(2)	312
Adjustment to exclude termination/prepayment fees and certain percentage rent(3)	(181)

Adjusted EBITDAre attributable to stockholders and non-controlling interests	$73,709

Annualized Adjusted EBITDAre attributable to stockholders and non-controlling interests	$294,836

(1)	Adjustment assumes all re-leasing activity, investments in and dispositions of real estate investments made during the three months ended December 31, 2022 had occurred on October 1, 2022.
(2)

Adjustment is made to exclude non-core expenses added back to compute Core FFO, to exclude changes in our provision for credit losses and to eliminate the impact of seasonal fluctuation in certain non-cash compensation expense recorded in the period.

(3)

Adjustment excludes lease termination or loan prepayment fees and contingent rent (based on a percentage of the tenant’s gross sales at the leased property) where payment is subject to exceeding a sales threshold specified in the lease, if any.

Reconciliation of total debt to net debt

	December 31,
($000s)	2022	2021
Unsecured term loans, net of deferred financing costs	$1,025,492	$626,983
Revolving credit facility	—	144,000
Senior unsecured notes	395,286	394,723

Total debt	1,420,778	1,165,706
Deferred financing costs and original issue discount, net	9,222	8,294

Gross debt	1,430,000	1,174,000
Cash and cash equivalents	(62,345)	(59,758)
Restricted cash available for future investment	(9,155)	—

Net debt	$1,358,500	$1,114,242

Annex A-2

Annex B

ESSENTIAL PROPERTIES REALTY TRUST, INC.

2023 INCENTIVE PLAN

I. INTRODUCTION

1.1. Purposes. The purposes of the Essential Properties Realty Trust, Inc. 2023 Incentive Plan (this “Plan”) are (i) to align the interests of the Company’s stockholders and the recipients of awards under this Plan by increasing the proprietary interest of such recipients in the Company’s growth and success, (ii) to advance the interests of the Company by attracting and retaining Non-Employee Directors, officers, other employees and consultants and (iii) to motivate such persons to act in the long-term best interests of the Company and its stockholders.

1.2. Certain Definitions.

“Agreement” shall mean the written or electronic agreement evidencing an award hereunder between the Company and the recipient of such award.

“Board” shall mean the Board of Directors of the Company.

“Certificate of Designation” shall mean a certificate of designation establishing the powers, preferences, economic rights and conditions to vesting of a series of LTIP Units.

“Change in Control” shall have the meaning set forth in Section 6.8(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Compensation Committee of the Board, or a subcommittee thereof, or such other committee designated by the Board, in each case, consisting of two or more members of the Board, each of whom is intended to be (i) a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act and (ii) “independent” within the meaning of the rules of the New York Stock Exchange or, if the Common Stock is not listed on the New York Stock Exchange, within the meaning of the rules of the principal stock exchange on which the Common Stock is then traded. Notwithstanding the foregoing, the Board may, in its discretion, serve as the Committee under the Plan.

“Common Stock” shall mean the common stock, par value $0.01 per share, of the Company, and all rights appurtenant thereto.

“Company” shall mean Essential Properties Realty Trust, Inc., a corporation organized under the laws of the State of Maryland, or any successor thereto.

“Effective Date” shall have the meaning set forth in Section 6.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean a price that is based on the opening, closing, actual, high, low, or average selling prices of a Share reported on the New York Stock Exchange or such other established stock exchange on which the shares of Common Stock are principally traded on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Unless the Committee determines otherwise, Fair Market Value shall be deemed to be equal to the closing

Annex B-1

transaction price of a share of Common Stock on the date as of which such value is being determined or, if there shall be no reported transactions for such date, on the preceding date for which transactions were reported; provided, however, that if the Common Stock is not publicly traded at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate and in accordance with Section 409A of the Code.

“Free-Standing SAR” shall mean an SAR which is not granted in tandem with, or by reference to, an option, which entitles the holder thereof to receive, upon exercise, shares of Common Stock (which may be Restricted Stock) or, to the extent set forth in the applicable Agreement, cash or a combination thereof, with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR, multiplied by the number of such SARs which are exercised.

“General Partner” means the general partner of the applicable OP.

“Incentive Stock Option” shall mean an option to purchase shares of Common Stock that meets the requirements of Section 422 of the Code, or any successor provision, which is intended by the Committee to constitute an Incentive Stock Option.

“LTIP Unit” shall mean a long-term incentive plan interest in an OP created under an applicable Partnership Agreement which, under certain conditions, is convertible into OP Units.

“LTIP Unit Award” shall mean an award of LTIP Units under this Plan.

“Non-Employee Director” shall mean any director of the Company who is not an officer or employee of the Company or any Subsidiary.

“Nonqualified Stock Option” shall mean an option to purchase shares of Common Stock which is not an Incentive Stock Option.

“OP” means an operating partnership of the Company.

“OP Unit” shall mean a unit of partnership interest in an OP.

“Other Stock Award” shall mean an award granted pursuant to Section 3.4 of the Plan.

“Partnership Agreement” shall mean the Partnership Agreement from the applicable OP, as same may be amended or restated from time to time, including any Certificate of Designation establishing the powers, preferences, economic rights and conditions to vesting of a series of LTIP Units.

“Performance Award” shall mean a right to receive payment with respect to an award (including in the form of cash, Common Stock, or a combination of both), contingent upon the attainment of specified Performance Measures within a specified Performance Period.

“Performance Measures” shall mean the criteria and objectives, established by the Committee, which shall be satisfied or met (i) as a condition to the grant or exercisability of all or a portion of an option or SAR or (ii) during the applicable Restriction Period or Performance Period as a condition to the vesting of the holder’s interest, in the case of a Restricted Stock Award, of the shares of Common Stock subject to such award, or, in the case of a Restricted Stock Unit Award, Other Stock Award, Performance Award, or LTIP Unit Award, to the holder’s receipt of the shares of Common Stock subject to such award or of payment with respect to such award. The Performance Measures shall be those objectives established by the Committee as it deems appropriate, and which may be expressed in terms of (a) earnings per share, (b) share price, (c) pre-tax profit, (d) net earnings, (e) earnings before interest, taxes, depreciation and amortization, (f) return on equity or assets, (g) revenues,

Annex B-2

(h) normalized or other adjusted funds from operations in the aggregate or per share, (i) relative or absolute total stockholder return, (j) diversification, balance sheet or credit metrics or ratings, (k) a growth rate in any of the foregoing, (l) any combination of the foregoing, or (m) such other goals as the Committee may determine. Performance Measures may be in respect of the performance of the Company and its Subsidiaries (which may be on a consolidated basis), a Subsidiary, a division or other operating unit of the Company. Performance Measures may be absolute or relative and may be expressed in terms of a progression within a specified range. In establishing a Performance Measure or determining the achievement of a Performance Measure, the Committee may provide that achievement of the applicable Performance Measures may be amended or adjusted to include or exclude objectively determinable components of any Performance Measure, including, without limitation, foreign exchange gains and losses, asset writedowns, acquisitions and divestitures, change in fiscal year, unbudgeted capital expenditures, special charges such as restructuring or impairment charges, debt refinancing costs, extraordinary or noncash items, unusual, infrequently occurring, nonrecurring or one-time events affecting the Company or its financial statements or changes in law or accounting principles. The Committee shall determine the target levels of performance that must be achieved with respect to each criterion that is identified in a Performance Measure in order for a Performance Measure to be treated as attained in whole or in part. Performance Measures shall be subject to such other special rules and conditions as the Committee may establish at any time.

“Performance Period” shall mean any period designated by the Committee during which (i) the Performance Measures applicable to an award shall be measured and (ii) the conditions to vesting applicable to an award shall remain in effect.

“Prior Plan” means the Essential Properties Realty Trust, Inc. 2018 Incentive Plan.

“REIT” means a real estate investment trust within the meaning of Sections 856 through 860 of the Code.

“Restricted Stock” shall mean shares of Common Stock which are subject to a Restriction Period and which may, in addition thereto, be subject to the attainment of specified Performance Measures within a specified Performance Period.

“Restricted Stock Award” shall mean an award of Restricted Stock under this Plan.

“Restricted Stock Unit” shall mean a right to receive one share of Common Stock or, in lieu thereof and to the extent set forth in the applicable Agreement, the Fair Market Value of such share of Common Stock in cash, which shall be contingent upon the expiration of a specified Restriction Period and which may, in addition thereto, be contingent upon the attainment of specified Performance Measures within a specified Performance Period.

“Restricted Stock Unit Award” shall mean an award of Restricted Stock Units under this Plan.

“Restriction Period” shall mean any period designated by the Committee during which (i) the Common Stock subject to a Restricted Stock Award may not be sold, transferred, assigned, pledged, hypothecated or otherwise encumbered or disposed of, except as provided in this Plan or the Agreement relating to such award, or (ii) the conditions to vesting applicable to an award shall remain in effect.

“SAR” shall mean a stock appreciation right which may be a Free-Standing SAR or a Tandem SAR.

“Stock Award” shall mean a Restricted Stock Award, Restricted Stock Unit Award or Other Stock Award.

“Subsidiary” shall mean any corporation, limited liability company, partnership, joint venture or similar entity in which the Company owns, directly or indirectly, an equity interest possessing more than 50% of the combined voting power of the total outstanding equity interests of such entity.

Annex B-3

“Substitute Award” shall mean an award granted under this Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, including a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an option or SAR.

“Tandem SAR” shall mean an SAR which is granted in tandem with, or by reference to, an option (including a Nonqualified Stock Option granted prior to the date of grant of the SAR), which entitles the holder thereof to receive, upon exercise of such SAR and surrender for cancellation of all or a portion of such option, shares of Common Stock (which may be Restricted Stock) or, to the extent set forth in the applicable Agreement, cash or a combination thereof, with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR, multiplied by the number of shares of Common Stock subject to such option, or portion thereof, which is surrendered.

“Tax Date” shall have the meaning set forth in Section 6.5.

“Ten Percent Holder” shall have the meaning set forth in Section 2.1(a).

1.3. Administration. This Plan shall be administered by the Committee. Any one or a combination of the following awards may be made under this Plan to eligible persons: (i) options to purchase shares of Common Stock in the form of Incentive Stock Options or Nonqualified Stock Options; (ii) SARs in the form of Tandem SARs or Free-Standing SARs; (iii) Stock Awards in the form of Restricted Stock, Restricted Stock Units or Other Stock Awards; (iv) Performance Awards; and (v) LTIP Units. The Committee shall, subject to the terms of this Plan, select eligible persons for participation in this Plan and determine the form, amount and timing of each award to such persons and, if applicable, the number of shares of Common Stock subject to an award, the number of SARs, the number of Restricted Stock Units, the dollar value subject to a Performance Award, the number of LTIP Units, the purchase price or base price associated with the award, the time and conditions of exercise or settlement of the award and all other terms and conditions of the award, including, without limitation, the form of the Agreement evidencing the award. The Committee may, in its sole discretion and for any reason at any time, take action such that (i) any or all outstanding options and SARs shall become exercisable in part or in full, (ii) all or a portion of the Restriction Period applicable to any outstanding awards shall lapse, (iii) all or a portion of the Performance Period applicable to any outstanding awards shall lapse and (iv) the Performance Measures (if any) applicable to any outstanding awards shall be deemed to be satisfied at the target, maximum or any other level. The Committee shall, subject to the terms of this Plan, interpret this Plan and the application thereof, establish rules and regulations it deems necessary or desirable for the administration of this Plan and may impose, incidental to the grant of an award, conditions with respect to the award, such as limiting competitive employment or other activities. All such interpretations, rules, regulations and conditions shall be conclusive and binding on all parties.

The Committee may delegate some or all of its power and authority hereunder to the Board (or any members thereof) or, subject to applicable law, to a subcommittee of the Board, a member of the Board, the Chief Executive Officer or other executive officer of the Company as the Committee deems appropriate; provided, however, that the Committee may not delegate its power and authority to a member of the Board, the Chief Executive Officer or other executive officer of the Company with regard to the selection for participation in this Plan of an officer, director or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an award to such an officer, director or other person.

No member of the Board or Committee, and neither the Chief Executive Officer nor any other executive officer to whom the Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in connection with this Plan in good faith, and the members of the Board and the Committee and the Chief Executive Officer or other executive officer shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense

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(including attorneys’ fees) arising therefrom to the full extent permitted by law (except as otherwise may be provided in the Company’s Certificate of Incorporation and/or By-laws) and under any directors’ and officers’ liability insurance that may be in effect from time to time.

1.4. Eligibility. Participants in this Plan shall consist of such officers, other employees, Non-Employee Directors, and consultants of the Company and its Subsidiaries as the Committee in its sole discretion may select from time to time. The Committee’s selection of a person to participate in this Plan at any time shall not require the Committee to select such person to participate in this Plan at any other time. Except as otherwise provided for in an Agreement, for purposes of this Plan, references to employment by the Company shall also mean employment by a Subsidiary, and references to employment shall include service as a Non-Employee Director or consultant. The Committee shall determine, in its sole discretion, the extent to which a participant shall be considered employed during an approved leave of absence. The aggregate value of cash compensation and the grant date fair value of shares of Common Stock and LTIP Units that may be awarded or granted during any fiscal year of the Company to any Non-Employee Director shall not exceed $1,000,000; provided, however, that the limit set forth in this Section shall not apply to compensation received by the Non-Employee Director in his or her capacity as an executive officer or employee of the Company.

1.5. Shares Available. Subject to adjustment as provided in Section 6.7 and to all other limits set forth in this Plan, the number of shares of Common Stock initially available under this Plan, other than Substitute Awards, shall be the sum of (i) 3,500,000 and (ii) the number of shares of Common Stock that remain available for issuance under the Prior Plan as of the Effective Date of this Plan. Subject to adjustment as provided in Section 6.7, no more than 3,500,000 shares of Common Stock in the aggregate may be issued under the Plan in connection with Incentive Stock Options. To the extent the Company grants an award under the Plan, the number of shares of Common Stock that remain available for future grants under the Plan shall be reduced by an amount equal to the number of shares subject to such award. Each share of Common Stock into which an LTIP Unit Award may become convertible shall be treated as one share of Common Stock for purposes of this Section 1.5.

To the extent that shares of Common Stock subject to an outstanding award granted under the Plan or the Prior Plan, other than Substitute Awards, are not issued or delivered by reason of (i) the expiration, termination, cancellation or forfeiture of such award (excluding shares subject to an option cancelled upon settlement in shares of a related Tandem SAR or shares subject to a Tandem SAR cancelled upon exercise of a related option) or (ii) the settlement of such award in cash, then such shares of Common Stock shall again be available under this Plan. In addition, shares of Common Stock subject to an award under this Plan or the Prior Plan shall again be available for issuance under this Plan if such shares are (x) shares that were subject to an option or stock-settled SAR and were not issued or delivered upon the net settlement or net exercise of such option or SAR or (y) shares delivered to or withheld by the Company to pay the purchase price or the withholding taxes related to an outstanding award. Notwithstanding anything herein to the contrary, shares repurchased by the Company on the open market with the proceeds of an option exercise shall not again be available under this Plan.

The number of shares of Common Stock available for awards under this Plan shall not be reduced by (i) the number of shares of Common Stock subject to Substitute Awards or (ii) available shares under a stockholder approved plan of a company or other entity which was a party to a corporate transaction with the Company (as appropriately adjusted to reflect such corporate transaction) which become subject to awards granted under this Plan (subject to applicable stock exchange requirements).

Shares of Common Stock to be delivered under this Plan shall be made available from authorized and unissued shares of Common Stock, or authorized and issued shares of Common Stock reacquired and held as treasury shares or otherwise or a combination thereof.

II. STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

2.1. Stock Options. The Committee may, in its discretion, grant options to purchase shares of Common Stock to such eligible persons as may be selected by the Committee. Each option, or portion thereof, that is not

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an Incentive Stock Option, shall be a Nonqualified Stock Option. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of shares of Common Stock with respect to which options designated as Incentive Stock Options are exercisable for the first time by a holder during any calendar year (under this Plan or any other plan of the Company, or any parent or Subsidiary) exceeds the amount (currently $100,000) established by the Code, such options shall constitute Nonqualified Stock Options.

Options shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:

(a) Number of Shares and Purchase Price. The number of shares of Common Stock subject to an option and the purchase price per share of Common Stock purchasable upon exercise of the option shall be determined by the Committee; provided, however, that the purchase price per share of Common Stock purchasable upon exercise of an option shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such option; provided further, that if an Incentive Stock Option shall be granted to any person who, at the time such option is granted, owns capital stock possessing more than 10 percent of the total combined voting power of all classes of capital stock of the Company (or of any parent or Subsidiary) (a “Ten Percent Holder”), the purchase price per share of Common Stock shall not be less than the price (currently 110% of Fair Market Value) required by the Code in order to constitute an Incentive Stock Option.

Notwithstanding the foregoing, in the case of an option that is a Substitute Award, the purchase price per share of the shares subject to such option may be less than 100% of the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate purchase price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate purchase price of such shares.

(b) Option Period and Exercisability. The period during which an option may be exercised shall be determined by the Committee; provided, however, that no option shall be exercised later than ten years after its date of grant; provided further, that if an Incentive Stock Option shall be granted to a Ten Percent Holder, such option shall not be exercised later than five years after its date of grant. The Committee may, in its discretion, establish Performance Measures which shall be satisfied or met as a condition to the grant of an option or to the exercisability of all or a portion of an option. The Committee shall determine whether an option shall become exercisable in cumulative or non-cumulative installments and in part or in full at any time. An exercisable option, or portion thereof, may be exercised only with respect to whole shares of Common Stock.

(c) Method of Exercise. An option may be exercised (i) by giving written notice to the Company specifying the number of whole shares of Common Stock to be purchased and accompanying such notice with payment therefor in full (or arrangement made for such payment to the Company’s satisfaction) either (A) in cash, (B) by delivery (either actual delivery or by attestation procedures established by the Company) of shares of Common Stock having a Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation, (D) in cash by a broker-dealer acceptable to the Company to whom the holder has submitted an irrevocable notice of exercise, (E) in any other form of legal consideration that may be acceptable to the Committee and specified in the Agreement, or (F) a combination of (A), (B), (C) and (E), in each case to the extent set forth in the Agreement relating to the option, (ii) if applicable, by surrendering to the Company any Tandem SARs which are cancelled by reason of the exercise of the option and (iii) by executing such documents as the Company may reasonably request. Any fraction of a share of Common Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the holder. No shares of Common Stock shall be issued

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and no certificate representing Common Stock shall be delivered until the full purchase price therefor and any withholding taxes thereon, as described in Section 6.5, have been paid (or arrangement made for such payment to the Company’s satisfaction).

2.2. Stock Appreciation Rights. The Committee may, in its discretion, grant SARs to such eligible persons as may be selected by the Committee. The Agreement relating to an SAR shall specify whether the SAR is a Tandem SAR or a Free-Standing SAR.

SARs shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:

(a) Number of SARs and Base Price. The number of SARs subject to an award shall be determined by the Committee. Any Tandem SAR related to an Incentive Stock Option shall be granted at the same time that such Incentive Stock Option is granted. The base price of a Tandem SAR shall be the purchase price per share of Common Stock of the related option. The base price of a Free-Standing SAR shall be determined by the Committee; provided, however, that such base price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such SAR (or, if earlier, the date of grant of the option for which the SAR is exchanged or substituted).

Notwithstanding the foregoing, in the case of an SAR that is a Substitute Award, the base price per share of the shares subject to such SAR may be less than 100% of the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate base price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate base price of such shares.

(b) Exercise Period and Exercisability. The period for the exercise of an SAR shall be determined by the Committee; provided, however, that (i) no Tandem SAR shall be exercised later than the expiration, cancellation, forfeiture or other termination of the related option and (ii) no Free- Standing SAR shall be exercised later than ten years after its date of grant. The Committee may, in its discretion, establish Performance Measures which shall be satisfied or met as a condition to the grant of an SAR or to the exercisability of all or a portion of an SAR. The Committee shall determine whether an SAR may be exercised in cumulative or non-cumulative installments and in part or in full at any time. An exercisable SAR, or portion thereof, may be exercised, in the case of a Tandem SAR, only with respect to whole shares of Common Stock and, in the case of a Free-Standing SAR, only with respect to a whole number of SARs. If an SAR is exercised for shares of Restricted Stock, a certificate or certificates representing such Restricted Stock shall be issued in accordance with Section 3.2(c), or such shares shall be transferred to the holder in book entry form with restrictions on the shares duly noted, and the holder of such Restricted Stock shall have such rights of a stockholder of the Company as determined pursuant to Section 3.2(d). Prior to the exercise of a stock-settled SAR, the holder of such SAR shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such SAR.

(c) Method of Exercise. A Tandem SAR may be exercised by (i) giving written notice to the Company specifying the number of whole SARs which are being exercised, (ii) surrendering to the Company any options which are cancelled by reason of the exercise of the Tandem SAR and (iii) executing such documents as the Company may reasonably request. A Free-Standing SAR may be exercised by (A) giving written notice to the Company specifying the whole number of SARs which are being exercised and (B) executing such documents as the Company may reasonably request. No shares of Common Stock shall be issued and no certificate representing Common Stock shall be delivered until any withholding taxes thereon, as described in Section 6.5, have been paid (or arrangement made for such payment to the Company’s satisfaction).

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2.3. Termination of Employment or Service. All of the terms relating to the exercise, cancellation or other disposition of an option or SAR (i) upon a termination of employment with or service to the Company of the holder of such option or SAR, as the case may be, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, shall be determined by the Committee and set forth in the applicable award Agreement.

2.4. No Repricing. The Committee shall not, without the approval of the stockholders of the Company, (i) reduce the purchase price or base price of any previously granted option or SAR, (ii) cancel any previously granted option or SAR in exchange for another option or SAR with a lower purchase price or base price or (iii) cancel any previously granted option or SAR in exchange for cash or another award if the purchase price of such option or the base price of such SAR exceeds the Fair Market Value of a share of Common Stock on the date of such cancellation, in each case, other than in connection with a Change in Control or the adjustment provisions set forth in Section 6.7.

2.5. No Dividend Equivalents. Notwithstanding anything in an Agreement to the contrary, the holder of an option or SAR shall not be entitled to receive dividend equivalents with respect to the number of shares of Common Stock subject to such option or SAR.

III. STOCK AWARDS

3.1. Stock Awards. The Committee may, in its discretion, grant Stock Awards to such eligible persons as may be selected by the Committee. The Agreement relating to a Stock Award shall specify whether the Stock Award is a Restricted Stock Award, a Restricted Stock Unit Award or, in the case of an Other Stock Award, the type of award being granted.

3.2. Terms of Restricted Stock Awards. Restricted Stock Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

(a) Number of Shares and Other Terms. The number of shares of Common Stock subject to a Restricted Stock Award and the Restriction Period, Performance Period (if any) and Performance Measures (if any) applicable to a Restricted Stock Award shall be determined by the Committee.

(b) Vesting and Forfeiture. The Agreement relating to a Restricted Stock Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of the shares of Common Stock subject to such award (i) if the holder of such award remains continuously in the employment of the Company during the specified Restriction Period and (ii) if specified Performance Measures (if any) are satisfied or met during a specified Performance Period, and for the forfeiture of the shares of Common Stock subject to such award (x) if the holder of such award does not remain continuously in the employment of the Company during the specified Restriction Period or (y) if specified Performance Measures (if any) are not satisfied or met during a specified Performance Period.

(c) Stock Issuance. During the Restriction Period, the shares of Restricted Stock shall be held by a custodian in book entry form with restrictions on such shares duly noted or, alternatively, a certificate or certificates representing a Restricted Stock Award shall be registered in the holder’s name and may bear a legend, in addition to any legend which may be required pursuant to Section 6.6, indicating that the ownership of the shares of Common Stock represented by such certificate is subject to the restrictions, terms and conditions of this Plan and the Agreement relating to the Restricted Stock Award. All such certificates shall be deposited with the Company, together with stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate, which would permit transfer to the Company of all or a portion of the shares of Common Stock subject to the Restricted Stock Award

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in the event such award is forfeited in whole or in part. Upon termination of any applicable Restriction Period (and the satisfaction or attainment of applicable Performance Measures), subject to the Company’s right to require payment of any taxes in accordance with Section 6.5, the restrictions shall be removed from the requisite number of any shares of Common Stock that are held in book entry form, and all certificates evidencing ownership of the requisite number of shares of Common Stock shall be delivered to the holder of such award.

(d) Rights with Respect to Restricted Stock Awards. Unless otherwise set forth in the Agreement relating to a Restricted Stock Award, and subject to the terms and conditions of a Restricted Stock Award, the holder of such award shall have all rights as a stockholder of the Company, including, but not limited to, voting rights, the right to receive dividends and the right to participate in any capital adjustment applicable to all holders of Common Stock; provided, however, that (i) a distribution with respect to shares of Common Stock, other than a regular cash dividend, and (ii) a regular cash dividend with respect to shares of Common Stock that are subject to performance-based vesting conditions, in each case, shall be deposited with the Company and shall be subject to the same restrictions as the shares of Common Stock with respect to which such distribution was made.

3.3. Terms of Restricted Stock Unit Awards. Restricted Stock Unit Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

(a) Number of Shares and Other Terms. The number of shares of Common Stock subject to a Restricted Stock Unit Award, including the number of shares that are earned upon the attainment of any specified Performance Measures, and the Restriction Period, Performance Period (if any) and Performance Measures (if any) applicable to a Restricted Stock Unit Award shall be determined by the Committee.

(b) Vesting and Forfeiture. The Agreement relating to a Restricted Stock Unit Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of such Restricted Stock Unit Award (i) if the holder of such award remains continuously in the employment of the Company during the specified Restriction Period and (ii) if specified Performance Measures (if any) are satisfied or met during a specified Performance Period, and for the forfeiture of the shares of Common Stock subject to such award (x) if the holder of such award does not remain continuously in the employment of the Company during the specified Restriction Period or (y) if specified Performance Measures (if any) are not satisfied or met during a specified Performance Period.

(c) Settlement of Vested Restricted Stock Unit Awards. The Agreement relating to a Restricted Stock Unit Award shall specify (i) whether such award may be settled in shares of Common Stock or cash or a combination thereof and (ii) whether the holder thereof shall be entitled to receive, on a current or deferred basis, dividend equivalents, and, if determined by the Committee, interest on, or the deemed reinvestment of, any deferred dividend equivalents, with respect to the number of shares of Common Stock subject to such award. Any dividend equivalents with respect to Restricted Stock Units that are subject to performance-based vesting conditions shall be subject to the same restrictions as such Restricted Stock Units. Prior to the settlement of a Restricted Stock Unit Award, the holder of such award shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such award.

3.4. Other Stock Awards. Subject to the limitations set forth in the Plan, the Committee is authorized to grant other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock, including without limitation shares of Common Stock granted as a bonus and not subject to any vesting conditions, dividend equivalents, deferred stock units, stock purchase rights and shares of Common Stock issued in lieu of obligations of the Company to pay cash under any compensatory plan or arrangement, subject to such terms as shall be determined by the Committee. The Committee shall determine the terms and conditions of such awards, which may include the right to elective deferral thereof, subject to such terms and conditions as the Committee may specify in its discretion. Any dividends or dividend equivalents with respect to Other Stock Awards that are subject to performance-based vesting conditions shall be subject to the same restrictions as the Other Stock Awards.

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3.5. Termination of Employment or Service. All of the terms relating to the satisfaction of Performance Measures and the termination of the Restriction Period or Performance Period relating to a Stock Award, or any forfeiture and cancellation of such award (i) upon a termination of employment with or service to the Company of the holder of such award, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, shall be determined by the Committee and set forth in the applicable award Agreement.

IV. PERFORMANCE AWARDS

4.1. Performance Awards. The Committee may, in its discretion, grant Performance Awards to such eligible persons as may be selected by the Committee.

4.2. Terms of Performance Awards. Performance Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

(a) Value of Performance Awards and Performance Measures. The method of determining the value of the Performance Award and the Performance Measures and Performance Period applicable to a Performance Award shall be determined by the Committee.

(b) Vesting and Forfeiture. The Agreement relating to a Performance Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of such Performance Award if the specified Performance Measures are satisfied or met during the specified Performance Period and for the forfeiture of such award if the specified Performance Measures are not satisfied or met during the specified Performance Period.

(c) Settlement of Vested Performance Awards. The Agreement relating to a Performance Award shall specify whether such award may be settled in shares of Common Stock (including shares of Restricted Stock) or cash or a combination thereof. If a Performance Award is settled in shares of Restricted Stock, such shares of Restricted Stock shall be issued to the holder in book entry form or a certificate or certificates representing such Restricted Stock shall be issued in accordance with Section 3.2(c) and the holder of such Restricted Stock shall have such rights as a stockholder of the Company as determined pursuant to Section 3.2(d). Any dividends or dividend equivalents with respect to a Performance Award shall be subject to the same restrictions as such Performance Award. Prior to the settlement of a Performance Award in shares of Common Stock, including Restricted Stock, the holder of such award shall have no rights as a stockholder of the Company.

4.3. Termination of Employment or Service. All of the terms relating to the satisfaction of Performance Measures and the termination of the Performance Period relating to a Performance Award, or any forfeiture and cancellation of such award (i) upon a termination of employment with or service to the Company of the holder of such award, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, shall be determined by the Committee and set forth in the applicable award Agreement.

V. LTIP UNITS

5.1. LTIP Units. Subject to the terms and provisions of the Plan, the Committee may grant LTIP Units to participants at any time and from time to time and upon such terms and conditions as it may determine, including without limitation as an alternative to other awards. Each LTIP Unit under the Plan shall relate to a specified number of OP Units. LTIP Units shall be convertible into OP Units once vested and in accordance with the other terms and conditions set forth in the applicable Partnership Agreement. OP Units into which LTIP Units are converted shall be exchangeable, in whole or in part, for shares of Common Stock on a one-for-one basis or cash,

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as selected by the General Partner (or such other form of consideration equivalent in value thereto as may be determined by the Committee in its sole discretion) at such time and on such terms as may be established by the Committee and in accordance with the applicable Partnership Agreement.

5.2. Terms of LTIP Unit Awards. LTIP Unit Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

(a) Number of LTIP Units and Other Terms. The number of LTIP Units subject to a LTIP Unit Award, including the number of LTIP Units that are earned upon the attainment of any specified Performance Measures, and the Restriction Period, Performance Period (if any) and Performance Measures (if any) applicable to a LTIP Unit Award shall be determined by the Committee.

(b) Vesting and Forfeiture. The Agreement relating to an LTIP Unit Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of such LTIP Unit Award if the specified Performance Measures are satisfied or met during the specified Performance Period and for the forfeiture of such award if the specified Performance Measures are not satisfied or met during the specified Performance Period. A Participant to whom LTIP Units are awarded shall have no rights as a holder of OP Units until such LTIP Units are converted into OP Units, and shall have no rights as a stockholder with respect to the shares of Common Stock for which such OP Units may be exchanged unless and until so exchanged and shares are actually delivered to the participant in settlement thereof. The right to distributions with respect to the LTIP Units shall be determined as set forth in the LTIP Unit Award Agreement and the applicable Partnership Agreement.

5.3. Termination of Employment or Service. All of the terms relating to the satisfaction of Performance Measures and the termination of the Restriction Period or Performance Period relating to an LTIP Unit Award, or any forfeiture and cancellation of such award (i) upon a termination of employment with or service to the Company of the holder of such award, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, shall be determined by the Committee and set forth in the applicable award Agreement.

VI. GENERAL

6.1. Effective Date and Term of Plan. This Plan shall be submitted to the stockholders of the Company for approval at the Company’s 2023 annual meeting of stockholders and, if approved, shall become effective as of the date of such stockholder approval (the “Effective Date”). This Plan shall be null and void and of no effect if the foregoing condition is not fulfilled and in such event the Prior Plan shall continue in effect. If the Plan is adopted by the Company’s stockholders, upon the Effective Date, no new Awards shall be granted under the Prior Plan. Awards may be granted under the Plan at any time and from time to time on or prior to the first annual meeting of stockholders to occur following the tenth anniversary of the Effective Date, on which date the Plan will expire except as to Awards then outstanding under the Plan; provided, however, in no event may an Incentive Stock Option be granted more than ten (10) years after the date of the adoption of the Plan by the Board. Such outstanding Awards shall remain in effect until they have been exercised or terminated, or have expired.

6.2. Amendments. The Board may amend this Plan as it shall deem advisable; provided, however, that no amendment to the Plan shall be effective without the approval of the Company’s stockholders if (i) stockholder approval is required by applicable law, rule or regulation, including any rule of the New York Stock Exchange or any other stock exchange on which the Common Stock is then traded, (ii) such amendment seeks to modify Section 2.4 hereof or (iii) such amendment seeks to modify the director compensation limits set forth in Section 1.4 hereof; provided further, that no amendment may materially impair the rights of a holder of an outstanding award without the consent of such holder.

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6.3. Agreement. Each award under this Plan shall be evidenced by an Agreement setting forth the terms and conditions applicable to such award. No award shall be valid until an Agreement is executed by the Company and, to the extent required by the Company, executed or electronically accepted by the recipient of such award. Upon such execution or acceptance and delivery of the Agreement to the Company within the time period specified by the Company, such award shall be effective as of the effective date set forth in the Agreement.

6.4. Non-Transferability. No award shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or, to the extent expressly permitted in the Agreement relating to such award, to the holder’s family members, a trust or entity established by the holder for estate planning purposes, a charitable organization designated by the holder or pursuant to a domestic relations order, in each case, without consideration. Except to the extent permitted by the foregoing sentence or the Agreement relating to an award, each award may be exercised or settled during the holder’s lifetime only by the holder or the holder’s legal representative or similar person. Except as permitted by the second preceding sentence, no award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any award, such award and all rights thereunder shall immediately become null and void.

6.5. Tax Withholding. The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash pursuant to an award made hereunder, payment by the holder of such award of any federal, state, local or other taxes which may be required to be withheld or paid in connection with such award. An Agreement may provide that (i) the Company shall withhold whole shares of Common Stock which would otherwise be delivered to a holder, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with an award (the “Tax Date”), or withhold an amount of cash which would otherwise be payable to a holder, in the amount necessary to satisfy any such obligation or (ii) the holder may satisfy any such obligation by any of the following means: (A) a cash payment to the Company; (B) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole shares of Common Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation; (C) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to a holder, in either case equal to the amount necessary to satisfy any such obligation; (D) in the case of the exercise of an option, a cash payment by a broker-dealer acceptable to the Company to whom the participant has submitted an irrevocable notice of exercise; (E) any other form of payment that may be acceptable to the Committee and specified in the Agreement; or (F) any combination of (A), (B), (C) and (E), in each case to the extent set forth in the Agreement relating to the award. Shares of Common Stock to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate (or, if permitted by the Company, such other rate as will not cause adverse accounting consequences under the accounting rules then in effect, and is permitted under applicable IRS withholding rules). Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder.

6.6. Restrictions on Shares. Each award made hereunder shall be subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the shares of Common Stock subject to such award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares thereunder, such shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company may require that certificates evidencing shares of Common Stock delivered pursuant to any award made hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Annex B-12

6.7. Adjustment. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation or any successor or replacement accounting standard) that causes the per share value of shares of Common Stock to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary cash dividend, the number and class of securities available under this Plan, the terms of each outstanding option and SAR (including the number and class of securities subject to each outstanding option or SAR and the purchase price or base price per share), the terms of each outstanding Stock Award (including the number and class of securities subject thereto), the terms of each outstanding Performance Award (including the number and class of securities subject thereto, if applicable) and the terms of each outstanding LTIP Unit Award, shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding options and SARs in accordance with Section 409A of the Code. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of participants. In either case, the decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

6.8. Change in Control.

(a) Subject to the terms of the applicable award Agreements, in the event of a “Change in Control,” the Board, as constituted prior to the Change in Control, may, in its discretion:

(1) require that (i) some or all outstanding options and SARs shall become exercisable in full or in part, either immediately or upon a subsequent termination of employment, (ii) the Restriction Period applicable to some or all outstanding awards shall lapse in full or in part, either immediately or upon a subsequent termination of employment, (iii) the Performance Period applicable to some or all outstanding awards shall lapse in full or in part, and (iv) the Performance Measures applicable to some or all outstanding awards shall be deemed to be satisfied at the target, maximum or any other level;

(2) require that shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, or a parent corporation thereof, or other property, be substituted for some or all of the shares of Common Stock subject to an outstanding award, with an appropriate and equitable adjustment to such award as determined by the Board in accordance with Section 6.7; and/or

(3) require outstanding awards, in whole or in part, to be surrendered to the Company by the holder, and to be immediately cancelled by the Company, and to provide for the holder to receive (i) a cash payment in an amount equal to (A) in the case of an option or an SAR, the aggregate number of shares of Common Stock then subject to the portion of such option or SAR surrendered, whether or not vested or exercisable, multiplied by the excess, if any, of the Fair Market Value of a share of Common Stock as of the date of the Change in Control, over the purchase price or base price per share of Common Stock subject to such option or SAR, (B) in the case of a Stock Award, LTIP Unit Award or a Performance Award denominated in shares of Common Stock, the number of shares of Common Stock subject to the portion of such award surrendered to the extent the Performance Measures applicable to such award have been satisfied or are deemed satisfied pursuant to Section 6.8(a)(i), whether or not vested, multiplied by the Fair Market Value of a share of Common Stock as of the date of the Change in Control, and (C) in the case of an Award denominated in cash, the value of the award then subject to the portion of such award surrendered to the extent the Performance Measures applicable to such award have been satisfied or are deemed satisfied pursuant to Section 6.8(a)(i); (ii) shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, or a parent corporation thereof, or other property having a fair market value not less than the amount determined under clause (i) above; or (iii) a combination of the payment of cash pursuant to clause (i) above and the issuance of shares or other property pursuant to clause (ii) above.

Annex B-13

(b) For purposes of this Plan, a “Change in Control” shall be deemed to have occurred if:

(1) An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (having the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act, and as used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d)) immediately after which such Person has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) (“Beneficial Ownership” and/or “Beneficially Owned”) of 50% or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a Non-Control Acquisition shall not constitute an acquisition which would cause a Change in Control. For purposes of the Plan, the term “Non-Control Acquisition” shall mean an acquisition by (i) the Company or any Subsidiary, (ii) an employee benefit plan (or a trust forming a part thereof) maintained by the Company or any Subsidiary, or (iii) any Person in connection with a Non-Control Transaction (as hereinafter defined);

(2) The individuals who, as of the Effective Date, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall, for purposes of this clause (2), be considered a member of the Incumbent Board; and provided, further, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened election contest (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest;

(3) Consummation of a merger, consolidation or reorganization involving the Company, unless such transaction is a Non-Control Transaction. For purposes of the Plan, the term “Non-Control Transaction” shall mean a merger, consolidation or reorganization of the Company in which: (i) the stockholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, at least 50% of the combined voting power of the voting securities of the corporation or entity resulting from such merger, consolidation or reorganization (the “Surviving Company”) over which any Person has Beneficial Ownership in substantially the same proportion as their Beneficial Ownership of the Voting Securities immediately before such merger, consolidation or reorganization; (ii) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least a majority of the members of the board of directors or equivalent body of the Surviving Company; and (iii) no Person (other than the Company, any Subsidiary, any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Company or any Person who, immediately prior to such merger, consolidation or reorganization, had Beneficial Ownership of 50% or more of the then outstanding Voting Securities) has Beneficial Ownership of 50% or more of the combined voting power of the Surviving Company’s then outstanding voting securities;

(4) A complete liquidation or dissolution of the Company; or

(5) The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person; provided, that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage

Annex B-14

of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

Notwithstanding anything in the Plan to the contrary, with respect to any nonqualified deferred compensation that becomes payable on account of the Change in Control, a Change in Control must constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A(a)(2)(A)(v) of the Code.

6.9. Deferrals. The Committee may determine that the delivery of shares of Common Stock or the payment of cash, or a combination thereof, upon the settlement of all or a portion of any award made hereunder shall be deferred, or the Committee may, in its sole discretion, approve deferral elections made by holders of awards. Deferrals shall be for such periods and upon such terms as the Committee may determine in its sole discretion, subject to the requirements of Section 409A of the Code.

6.10. No Right of Participation, Employment or Service. Unless otherwise set forth in an employment agreement, no person shall have any right to participate in this Plan. Neither this Plan nor any award made hereunder shall confer upon any person any right to continued employment by or service with the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment or service of any person at any time without liability hereunder.

6.11. Rights as Stockholder. No person shall have any right as a stockholder of the Company with respect to any shares of Common Stock or other equity security of the Company which is subject to an award hereunder unless and until such person becomes a stockholder of record with respect to such shares of Common Stock or equity security.

6.12. Designation of Beneficiary. To the extent permitted by the Company, a holder of an award may file with the Company a written designation of one or more persons as such holder’s beneficiary or beneficiaries (both primary and contingent) in the event of the holder’s death or incapacity. To the extent an outstanding option or SAR granted hereunder is exercisable, such beneficiary or beneficiaries shall be entitled to exercise such option or SAR pursuant to procedures prescribed by the Company. Each beneficiary designation shall become effective only when filed in writing with the Company during the holder’s lifetime on a form prescribed by the Company. The spouse of a married holder domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing with the Company of a new beneficiary designation shall cancel all previously filed beneficiary designations. If a holder fails to designate a beneficiary, or if all designated beneficiaries of a holder predecease the holder, then each outstanding award held by such holder, to the extent vested or exercisable, shall be payable to or may be exercised by such holder’s executor, administrator, legal representative or similar person.

6.13. Awards Subject to Clawback. The awards granted under this Plan and any cash payment or shares of Common Stock delivered pursuant to such an award are subject to forfeiture, recovery by the Company or other action pursuant to the applicable award Agreement or any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law or the listing standards of any national securities exchange or association on which the Company’s securities are listed.

6.14. Governing Law. This Plan, each award hereunder and the related Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Maryland and construed in accordance therewith without giving effect to principles of conflicts of laws.

Annex B-15

6.15. Foreign Employees, Directors and Consultants. Without amending this Plan, the Committee may grant awards to eligible persons who are foreign nationals and/or reside outside of the United States on such terms and conditions different from those specified in this Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of this Plan and, in furtherance of such purposes the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or its Subsidiaries operates or has employees.

6.16. REIT Status. The Plan shall be interpreted and construed in a manner consistent with the Company’s status as a REIT. No award shall be granted or awarded, and with respect to any award granted under the Plan, such award shall not vest, be exercisable or settled if, in the discretion of the Committee, the grant, vesting, exercise or settlement of such award could impair the Company’s status as a REIT of result in a violation of the ownership limitations contained in the Company’s governance documents.

6.17. Section 409A. To the extent that the Board determines that any award granted hereunder is subject to Section 409A of the Code, the Plan and applicable Agreement will be interpreted in accordance with Section 409A of the Code. Notwithstanding anything to the contrary in the Plan (and unless the Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a holder holding an award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) will be issued or paid before the date that is six months following the date of such holder’s “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) or, if earlier, the date of the holder’s death, unless such distribution or payment can be made in a manner that complies with Section 409A of the Code, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.

Annex B-16

ESSENTIAL PROPERTIES P.O. BOX 8016, CARY, NC 27512-9903 YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: INTERNET • Go To: www.proxypush.com/EPRT • Cast your vote online • Have your Proxy Card ready Follow the simple instructions to record your vote PHONE Call 1-855-673-0639 • • Use any touch-tone telephone • Have your Proxy Card ready Follow the simple recorded instructions MAIL • • Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid envelope provided You must pre-register by 05/14/2023 to attend the meeting online and/or participate at www.proxydocs.com/EPRT. Essential Properties Realty Trust, Inc. Annual Meeting of Stockholders For Stockholders of record as of March 24, 2023 TIME: Monday, May 15, 2023 9:30 AM, Eastern Time PLACE: Annual Meeting to be held live via the internet - please visit www.proxydocs.com/EPRT for more details. This proxy is being solicited on behalf of the Board of Directors The stockholder of Essential Properties Realty Trust, Inc., a Maryland corporation (the "Company"), executing the reverse side of this proxy card hereby appoints Peter M. Mavoides and Mark E. Patten (the "Named Proxies"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation in each of them, and authorizes them, and each of them, to vote all the shares of capital stock of the Company which the undersigned is entitled to vote at said meeting and any postponement or adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any postponement or adjournment thereof. The undersigned further authorizes the named proxies, or either of them, to vote in their discretion on such other matters as may properly come before the meeting or any postponement or adjournment thereof and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned as if personally present at the meeting or postponement or adjournment thereof. Revoking any proxy heretofore given, the undersigned acknowledges receipt of the Notice of such Annual Meeting and accompanying Proxy Statement, the terms of each of which are incorporated herein by reference. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Essential Properties Realty Trust, Inc.

Annual Meeting of Stockholders

Please make your marks like this: X

PROPOSAL		YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS
1.	Election of Directors				
		FOR	WITHHOLD		
	1.01 Paul T. Bossidy	☐	☐		FOR
	1.02 Joyce DeLucca	☐	☐		FOR
	1.03 Scott A. Estes	☐	☐		FOR
	1.04 Peter M. Mavoides	☐	☐		FOR
	1.05 Lawrence J. Minich	☐	☐		FOR
	1.06 Heather L. Neary	☐	☐		FOR
	1.07 Stephen D. Sautel	☐	☐		FOR
	1.08 Janaki Sivanesan	☐	☐		FOR
		FOR	AGAINST	ABSTAIN	
2.	To approve, on an advisory basis, the compensation of the company's named executive officers as more particularly described in the proxy statement.	☐	☐	☐	FOR
3.	To approve the Essential Properties Realty Trust, Inc. 2023 Incentive Plan.	☐	☐	☐	FOR
4.	To ratify the appointment of Grant Thornton LLP as the company's Independent Registered Public Accounting Firm for the year ending December 31, 2023.	☐	☐	☐	FOR

Signature (and Title if applicable) Date

Signature (if held jointly) Date

Essential Properties Realty Trust, Inc. Annual Meeting of Stockholders Please make your marks like this: X THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR THE ELECTION OF EACH NOMINEE LISTED BELOW AND FOR ON PROPOSALS 2, 3 AND 4 PROPOSAL Election of Directors Paul T. Bossidy Joyce DeLucca Scott A. Estes Peter M. Mavoides Lawrence J. Minich Heather L. Neary Stephen D. Sautel Janaki Sivanesan BOARD OF DIRECTORS YOUR VOTE RECOMMENDS FOR WITHHOLD FOR #P2# #P2# FOR #P3# #P3# FOR #P4# #P4# FOR #P5# #P5# FOR #P6# #P6# FOR #P7# #P7# FOR #P8# #P8# FOR #P9# #P9# 2. To as more approve, particularly on an advisory described basis, in the the proxy compensation statement. of the company's named executive officers 3. To approve the Essential Properties Realty Trust, Inc. 2023 Incentive Plan. #P11# 4. To ratify the appointment of Grant Thornton LLP as the company’s Independent Registered Public Accounting Firm for the year ending December 31, 2023. FOR AGAINST ABSTAIN FOR #P10# #P10# FOR #P11# #P11# FOR #P12# #P12# Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account and date. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. Signature (and Title if applicable) Date Signature (if held jointly) Date